Exhibit 2.1

EXECUTION VERSION

MASTER TRANSACTION AGREEMENT

BY AND AMONG

PROTECTIVE LIFE INSURANCE COMPANY,

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY,

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK,

THE GREAT-WEST LIFE ASSURANCE COMPANY,

AND

THE CANADA LIFE ASSURANCE COMPANY

Dated January 23, 2019

Exhibits

Exhibit A	Form of Administrative Services Agreements
Exhibit B	Term Sheet for Lease Agreement
Exhibit C	Form of Reinsurance Agreements
Exhibit D	Form of Retained Business Administrative Services Agreements
Exhibit E	Form of Trademark Assignment
Exhibit F	Form of Trademark License Agreement
Exhibit G	Form of Transition Services Agreement
Exhibit H	Form of Trust Agreements
Exhibit I	Form of Bill of Sale
Exhibit J	Form of Assignment and Assumption Agreement
Exhibit K	Form of Assignment of Mortgage
Exhibit L	Form of Assignment of Leases and Rents
Exhibit M	Form of Assignment of Assignment and Assumption of Loan Documents
Exhibit N	Form of Novation Agreement

Schedules

Schedule 1.1(a)	Acquired Assets
Schedule 1.1(b)	Administered-Only Policies
Schedule 1.1(c)	Assumed Liabilities
Schedule 1.1(d)	Ceding Commission Adjustments
Schedule 1.1(e)	Covered Insurance Policies
Schedule 1.1(f)	Eligible Asset Selection Methodology
Schedule 1.1(g)	Empower Retirement and Great-West Investments Business Services and Products
Schedule 1.1(h)	Excluded Assets
Schedule 1.1(i)	Excluded Contracts

v

Schedule 1.1(j)	Excluded Liabilities
Schedule 1.1(k)	Excluded Policies
Schedule 1.1(l)	Non-Trust Assets
Schedule 1.1(m)	Separate Accounts
Schedule 1.1(n)	Transferred Contracts
Schedule 1.1(o)	Transferred Information Technology Contracts
Schedule 1.1(p)	Transferred Owned Intellectual Property
Schedule 2.2	Ceding Commission Allocation
Schedule 2.3(a)(i)	Statement of General Account Net Settlement
Schedule 2.3(a)(ii)	Pro Forma Statement of General Account Net Settlement
Schedule 2.3(b)(i)	Reference Balance Sheet Methodology
Schedule 2.3(b)(ii)	Transfer Balance Sheet Methodology
Schedule 3.3(c)	Holdback
Schedule 5.2(e)	Commercial Mortgage Loans
Schedule 5.2(f)	Institutional Private Placements
Schedule 7.9	Pre-Closing Expenses for Post-Closing Events
Schedule 7.10	Certain Existing Reinsurance Agreements
Schedule 8.12(a)	Seller Affiliated Funds
Schedule 8.12(b)	Investment Management
Schedule 12.6	Product Tax Matters

Seller Disclosure Schedule
Business Disclosure Schedule
Buyer Disclosure Schedule

MASTER TRANSACTION AGREEMENT

THIS MASTER TRANSACTION AGREEMENT, dated January 23, 2019 (this “Agreement”), is by and  among PROTECTIVE LIFE INSURANCE COMPANY, a Tennessee insurance company (“Buyer”), GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY, a Colorado insurance company (“GWLA”), GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK, a New York insurance company (“GWLANY”), THE CANADA LIFE ASSURANCE COMPANY, a Canadian insurance company operating in the United States through a Michigan branch (“CLAC”), and THE GREAT-WEST LIFE ASSURANCE COMPANY, a Canadian insurance company operating in the United States through a Michigan branch (“GWL”).  GWLA, GWLANY, CLAC and GWL are each referred to herein as a “Seller” and collectively as “Sellers”.

RECITALS:

WHEREAS, Sellers operate, directly and indirectly through the GWLA Subsidiaries, the Business; and

WHEREAS, upon the terms and subject to the conditions of this Agreement and the Ancillary Agreements, Sellers desire to cede, sell and assign, or cause to be ceded, sold and assigned, to Buyer, and Buyer and its applicable Affiliates desire to reinsure, purchase and assume, or cause to be reinsured, purchased and assumed, from Sellers, the Business, by means of certain reinsurance and administration arrangements and the transfer of the Acquired Assets and the Assumed Liabilities.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“1940 Act” has the meaning specified in Section 5.18(d).

“Accounting Firm” has the meaning specified in Section 2.4(b).

“Accrued Investment Income” means, with respect to any Eligible Asset as of the date of determination, the due and accrued interest or other investment income of such Eligible Asset on such date.

“Acquired Assets” means all of each Seller’s and the GWLA Subsidiaries’, and each of their respective Affiliates’, right, title and interest in, to or under the following assets, properties, Contracts and rights: (a) the Transferred Owned Intellectual Property, and any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing, and any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, (b) the Transferred Contracts, (c) the Business Records (provided, that originals or copies of the Business Records may be retained by each Seller and the GWLA Subsidiaries to the extent they are required to retain such originals or copies under Applicable Law and so long as they deliver copies of such retained Business Records to Buyer after the Closing in accordance with the

Transition Services Agreement, (d) all of the assets, properties and rights of Sellers and their Affiliates (other than Intellectual Property Rights, Contracts and Business Records) in each case that Relate to the Business and (e) the assets, properties and rights that are set forth on Schedule 1.1(a), but in each case of (a)-(e), excluding the Excluded Assets.

“Acquired Business” has the meaning specified in Section 8.7(b)(vii).

“Acquisition Parties” has the meaning specified in Section 7.7(a).

“Acquisition Proposal” has the meaning specified in Section 7.7(c).

“Action” means any civil, criminal, administrative or other claim, litigation, action, suit, formal investigation, charge, complaint, demand, notice, binding arbitration or other similar proceeding by or before any Governmental Body or arbitral body.

“Actuarial Report” has the meaning specified in Section 5.3.

“ADA” means The American Dental Association.

“Administered-Only Business” means the business of Sellers and the GWLA Subsidiaries of administering the Administered-Only Policies and activities necessary therefor, in each case as constituting part of the Individual Markets Segment; provided, that Administered-Only Business shall exclude (x) the Excluded Businesses, (y) the business of issuing, underwriting, selling, marketing delivering, cancelling and ceding to reinsurers, including under the Administered-Only Business Existing Reinsurance Agreements, the Administered-Only Policies and (z) the Liabilities that would have been “Reinsured Liabilities” and the rights that would have been “Recoveries” (as such terms are defined in each of the Reinsurance Agreements) with respect to the Administered-Only Policies if the Administered-Only Policies had been reinsured by the Reinsurers under the Reinsurance Agreements.

“Administered-Only Business Existing Reinsurance Agreement” means each reinsurance Contract pursuant to which any Seller has ceded or retroceded risks under any Administered-Only Policy.

“Administered-Only Policies” means the Policies specified on Schedule 1.1(b), including all endorsements, riders, supplementary Contracts of insurance, side letters, related agreements, incorporated agreements (such as offering documents), settlement options, conversions, exchanges, replacements or reissuances related thereto (including the administrative services agreements related to group insurance Contracts), in each case, whether issued, assumed or renewed by any Seller on or prior to the Effective Time (including those that have lapsed and terminated with unpaid claims).

“Administrative Services Agreements” means the four (4) Administrative Services Agreements, each of which is between the Seller named therein and the Reinsurer named therein, substantially in the form attached hereto as Exhibit A (as such form may be modified as contemplated by the footnotes thereto).

“AER Agreements” has the meaning specified on Schedule 3.3(c).

“Affiliate” means with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means the relevant Person has possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, it being understood that in no event shall any investment fund sponsored or advised by a Seller or its Affiliates be deemed an Affiliate of Seller.  Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement and the Ancillary Agreements, (a) Buyer’s Affiliates shall be limited to Protective Life Corporation and its Subsidiaries, and any other Affiliate of Buyer that may be organized or domiciled in the United States of America and (b) other than for purposes of the definition of “Shared Contracts” in this Section 1.1(a), Section 5.8(a), Section 5.11(d), Section 5.12(a)(iv) and Section 7.4, Sellers’ Affiliates shall be limited to Great-West Lifeco Inc. and its Subsidiaries.

“Aggregate Ceding Commission” means the Closing Ceding Commission plus the Qualifying Pre-Closing Sales Adjustment Amount, if such amount is positive, minus the absolute value of the Qualifying Pre-Closing Sales Adjustment Amount, if such amount is negative, plus the Holdback Amount if paid in accordance with Section 3.3(c) plus the Qualifying Post-Closing Sales Adjustment Amount.

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Ancillary Agreement Assumed Liabilities” means Liabilities (including the Reinsured Liabilities) to be ceded or transferred by or from a Seller or a Seller Party to, or otherwise assumed by or the subject of indemnification by or reimbursement from, Buyer or a Buyer Party pursuant to the Ancillary Agreements (excluding for this purpose the Assignment and Assumption Agreement).

“Ancillary Agreement Covered Contracts” means the following Contracts to which any Seller or any of its Affiliates is a party: (a) the Covered Insurance Policies; (b) Administered-Only Policies; (c) the Existing Reinsurance Agreements; (d) the Administered-Only Business Existing Reinsurance Agreements; (e) the Mutual Fund Agreements; (f) the stable value wrap agreements; (g) any Distribution Contracts; and (h) any investment management agreements related to the Separate Accounts.

“Ancillary Agreements” means the Reinsurance Agreements, the Administrative Services Agreements, the Bill of Sale, the Trust Agreements, the Assignment and Assumption Agreement, the Transition Services Agreement, the Trademark Assignment, the Trademark License Agreement, the Lease Agreement, the Novation Agreement, the Retained Business Administrative Services Agreements, the Wholesaling Agreement and the Investment Management Agreement.

“Anti-Money Laundering Laws” means Applicable Laws regarding anti-money laundering to the extent applicable to any Seller or any of its Affiliates in connection with the operation of the Business, including the U.S. Bank Secrecy Act, the USA PATRIOT Act and applicable know-your-customer obligations.

“Applicable Law” means any foreign, federal, state or local law, treaty, convention, code, statute, ordinance, directive, administrative ruling, rule, regulation, Court Order or common law imposed by any Governmental Body applicable to the Person, place and situation in question.

“Applicable Period” has the meaning specified in Section 7.1(a)(ii).

“Asset Allocation Schedule” has the meaning specified in Section 2.5.

“Assignment and Assumption Agreement” has the meaning specified in Section 2.1.

“Assumed Liabilities” means all Liabilities set forth on Schedule 1.1(c).  For the avoidance of doubt, Assumed Liabilities shall not include (i) the Excluded Liabilities and (ii) the Ancillary Agreement Assumed Liabilities, which shall be subject to the terms of the applicable Ancillary Agreement(s).

“Backfilling Liabilities” means Liabilities arising out of or resulting from any arrangement pursuant to which each of (i) one or more Sellers, on the one hand, and (ii) any Affiliate of any Seller that is not a Seller, on the other hand, has issued any Policy relating to the same insured life and some or all of the risk relating to such Policy has been reinsured under an Existing Reinsurance Agreement which provides for a retention or deductible that is required to be borne collectively by any Seller, on the one hand, and one or more of its Affiliates that is not a Seller, on the other hand (sometimes referred to as “group-level retentions”), and a portion of such retention or deductible amount is not reflected in the calculation of the Initial Reinsurance Premium under any Reinsurance Agreement as a result of an allocation to another group of Policies, including as a result of any “backfilling” of such retention or deductible amounts.

“Barbados Treaty” has the meaning specified in Section 5.2(a).

“Bill of Sale” has the meaning specified in Section 2.1.

“BOLI/COLI Contracts” means all Covered Insurance Policies under which employees, former employees, directors or former directors of a bank, corporation or other corporate entity are the insureds and such bank, corporation or corporate entity, or any trust or other corporate entity used for the express purpose of procuring such Covered Insurance Policies, is the policyowner or a beneficiary and where the employer procures such Policies in a program with respect to its employees or directors (even if only one person is insured pursuant to such a program) and not where such Policies are individually procured (such as individually procured key-person Policies, Policies procured to collateralize loans, Policies backing a buy-sell redemption or similar arrangement and split-dollar Policies).

“Book Value” means, with respect to any Eligible Asset as of the date of determination, the sum of (a) the statutory book value thereof determined in accordance with SAP (disregarding, for this purpose, any permitted practices applicable to the appropriate Seller), plus (b) Accrued Investment Income.

“Burdensome Condition” has the meaning specified in Section 7.4(a)(ii).

“Business” means the Administered-Only Business and the Reinsured Business.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York or Birmingham, Alabama are authorized or required by Applicable Law to close.

“Business Disclosure Schedule” has the meaning specified in Article V.

“Business Employee Information” has the meaning specified in Section 8.1(a)(i).

“Business Employees” means, collectively, those individuals employed by GWLA or a GWLA Subsidiary who are providing substantially all of their services to the Business, as listed in Section 8.1(a)(i) of the Business Disclosure Schedule.  The term Business Employees includes Inactive Business Employees, and excludes any individuals receiving long-term disability benefits under a GWLA disability plan.  For purposes of this definition, an individual is deemed to provide “substantially all of their services to the Business” if such individual dedicates at least eighty percent (80%) of his or her business time to serving the Business during which he or she provides services to GWLA or any GWLA Subsidiary.

“Business Records” means originals or, to the extent originals are not available, copies of all records and all data and information in whatever form maintained (including computer generated, recorded or stored records) in the possession or control of, or reasonably available to, a Seller or a GWLA Subsidiary, or any of their respective Affiliates, to the extent Related to the Business (excluding (if possible) the portion thereof that does not relate to the Business), including customer lists, policy information, insurance Contract forms and rating plans, application forms, administrative, underwriting, claims handling, actuarial, reserving and sales records, pricing manuals, marketing materials, claim records, compliance records, reinsurance records, accounting records, and personnel files of the Transferred Employees (limited to Form I-9s, dates of hire and separation, performance reviews and corrective action documentation for the twenty-four month period ending on the Transfer Date, Family and Medical Leave Act records for the twelve-month period ending on the Transfer Date, performance goals for the current year, and job descriptions where such job description is available) in each case, in any form or medium; provided, that Business Records shall not include any such item to the extent (a) it is part of the personnel files of any Business Employee that is not a Transferred Employee, (b) it relates to Taxes of a Seller or a GWLA Subsidiary or is part of any Tax Return of a Seller or a GWLA Subsidiary, (c) it is an internal draft, opinion, valuation, correspondence or other material produced by, or provided between or among, any Seller and its Affiliates or Representatives with respect to the negotiation, valuation and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or the terms of engagement of Representatives with respect thereto or (d) it relates exclusively to the Excluded Assets or the Excluded Liabilities.

“Business Service Providers” means, collectively, those individuals who are currently working as a consultant or individual independent contractor for GWLA or a GWLA Subsidiary who are providing substantially all of their services to the Business, as listed in Section 5.14(g) of the Business Disclosure Schedule.  The term Business Service Providers does not include any companies, vendors, or other organizations that may have Contracts with the Business to provide services as an entity rather than personal services.  For purposes of this definition, an individual is deemed to provide “substantially all of their services to the Business” if such individual dedicates at least eighty percent (80%) of his or her business time to serving the Business during which he or she provides services to GWLA or any GWLA Subsidiary.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer BD” has the meaning specified in Section 8.5.

“Buyer Claim” means a Product Tax Claim other than a Related Claim or a claim for Buyer Product Tax Non-Compliance.

“Buyer Confidential Information” has the meaning specified in Section 8.6(e).

“Buyer Disclosure Schedule” has the meaning specified in Article VI.

“Buyer Indemnified Persons” has the meaning specified in Section 11.1(a).

“Buyer Party” means each Affiliate of Buyer that is, or is contemplated by this Agreement to become at the Closing, a party to one or more Ancillary Agreements.

“Buyer Product Tax Non-Compliance” means, subject to the next sentence, any (i) breach by Buyer or any of its Affiliates of the terms of any Ancillary Agreement, (ii) act or omission by Buyer or any of its Affiliates after the Closing with respect to any of the Covered Insurance Policies (other than any act or omission that is a Product Tax Process Continuation) or (iii) Requested Action with respect to any of the Covered Insurance Policies that, in the case of each of clauses (i), (ii) and (iii) above, causes non-compliance with any applicable Product Tax Law Rules, or causes any other failure of any Covered Insurance Policy to provide the Policy Holder with a Tax treatment under the Code that is the same as or more favorable to such Policy Holder than the Tax treatment that was purported by Sellers or their Affiliates, or anyone acting on their behalf, to apply in materials provided at the time of their issuance, assumption, exchange, modification or purchase, or for which such Covered Insurance Policies were intended to qualify under the Code at the time of their issuance, assumption, exchange, modification or purchase, including, without limitation, non-compliance attributable to (A) the administration of the Covered Insurance Policies in accordance with the Product Tax Law Rules, or (B) the Product Tax IT and Administration.

“Buyer Specified Warranties” has the meaning specified in Section 11.1(d)(i).

“Ceding Commission Adjustment Amount” means the adjustment calculated pursuant to Schedule 1.1(d)(i).

“Ceding Commission Settlement Amount” has the meaning specified in Section 2.3(f).

“CLAC” has the meaning specified in the first paragraph of this Agreement.

“CLAC Reinsurance Division” means (i) the business currently or in the future conducted through CLAC and its Affiliates, whether or not under the trade name “Canada Life Reinsurance”, of (A) reinsuring risks ceded from third parties and Affiliates, (B) managing, administering, accounting for and amending such reinsurance arrangements, and (C) marketing (or related ancillary activities with respect thereto) such reinsurance arrangements and other potential similar transactions with respect to various insurance products, including the reinsurance of life insurance products, annuities, health insurance products, property and casualty risks, longevity risks and such other risks as such business may engage in from time to time, and (ii) all business previously, currently or in the future conducted by Great-West Life & Annuity Insurance Company of South Carolina.

“Claim Notice” has the meaning specified in Section 11.2(a).

“Closing” has the meaning specified in Section 3.1.

“Closing Ceding Commission” means $880,000,000, plus the Ceding Commission Adjustment Amount, if such amount is positive, minus the absolute value of the Ceding Commission Adjustment Amount, if such amount is negative.

“Closing Ceding Commission Statement” has the meaning specified in Section 2.3(c)(vi).

“Closing Date” has the meaning specified in Section 3.1.

“Closing Date Reference Balance Sheet” has the meaning specified in Section 2.3(c)(ii).

“Closing Date Statements” means, collectively, the Closing Date Reference Balance Sheet, the Closing Date Transfer Balance Sheet, the Closing Statement of General Account Net Settlement, the Closing Eligible Assets List and the Closing Ceding Commission Statement.

“Closing Date Transfer Balance Sheet” has the meaning specified in Section 2.3(c)(iii).

“Closing Eligible Assets List” has the meaning specified in Section 2.3(c)(v).

“Closing Statement of General Account Net Settlement” has the meaning specified in Section 2.3(c)(iv).

“CMA” has the meaning specified in Section 8.5.

“Code” means the Internal Revenue Code of 1986, as amended.

“COLI Sales Adjustment Date” has the meaning specified in Section 2.6(b).

“COLI Sales Adjustment Settlement Amount” means the adjustment calculated pursuant to Schedule 1.1(d)(iv).

“Commercial Mortgage Loans” has the meaning specified in Section 5.2(e).

“Comparable Position” means, with respect to any Business Employee, employment with Buyer or one of its Affiliates in a position with duties and responsibilities substantially similar to those applicable to such Business Employee’s employment with a Seller or its Affiliates immediately prior to the Closing Date.

“Compensation” means all commissions, expense allowances, benefit credits and other fees payable or remittable to Distributors in connection with the Reinsured Business.

“Competing Business” means the business of issuing or underwriting Restricted Insurance Policies in the United States.

“Condition Satisfaction” has the meaning specified in Section 3.1.

“Confidentiality Agreements” means, collectively, (i) that certain letter agreement dated June 8, 2018 between GWLA and Protective Life Corporation and (ii) that certain letter agreement dated December 3, 2018 between GWLA and Protective Life Corporation.

“Contract” means any contract, agreement, license, note, bond, mortgage, indenture, commitment, lease or other instrument or obligation or arrangement, whether written or oral.

“Copyrights” has the meaning specified in the definition of “Intellectual Property Rights.”

“Court Order” means any judgment, injunction, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Covered Insurance Policies” means

(i)             all Policies issued, assumed or renewed by any Seller that are specified on Schedule 1.1(e), as such schedule may be updated pursuant to Section 8.18(b) or otherwise amended pursuant to Section 8.16, including (a) all endorsements, riders, supplementary Contracts of insurance, side letters, related agreements (including the AER Agreements), incorporated agreements (such as offering documents), in each case under this subclause (a), that are included in the policy files provided to the Reinsurers with respect to such Policies, together with all settlement options and (b) conversions, exchanges, replacements or reissuances related thereto that are effected pursuant to the terms of such Policies or as required by Applicable Law or by a Reinsurer pursuant to the terms of an Administrative Services Agreement or by a Seller following any termination of any Administrative Services Agreement, in each case, whether issued, assumed or renewed by any Seller on or prior to the Effective Time (including those that have lapsed and terminated with unpaid claims); and

(ii)          the New Insurance Policies;

provided, that Covered Insurance Policies shall not include any Administered-Only Policy or Excluded Policy.

“Customers” has the meaning specified in the definition of “Empower Retirement and Great-West Investments Business.”

“Disclosure Schedule” means the Seller Disclosure Schedule, the Business Disclosure Schedule or the Buyer Disclosure Schedule, as applicable.

“Discovered Policy” has the meaning specified in Section 8.16.

“Distribution Contracts” means Contracts between a Seller or its Affiliates, on the one hand, and a Distributor, on the other hand, pursuant to which such Distributor markets or sells the Reinsured Business.

“Distributor” means any broker, broker-dealer, insurance agent, producer, distributor or other Person who markets or sells the Reinsured Business.

“Division” means a transaction in which a Seller divides into two or more resulting insurers pursuant to, and in accordance with, the requirements of the Applicable Laws of its state of domicile, whether in effect or enacted following the date hereof.

“DMF” means the Social Security Administration Death Master File.

“DMF Liabilities” means all Liabilities to third parties (specifically excluding the amount of the reserve set forth on the Closing Statement of General Account Net Settlement (as finally determined pursuant to Section 2.4) that is attributable to death benefits solely to the extent relating to a Policy that is reflected on Schedule 1.1(e), as updated pursuant to Section 8.18(b), or the amount of the reserve in respect of death benefits transferred with respect to a Discovered Policy that is added to Schedule 1.1(e) upon the transfer of such amounts to the applicable Reinsurer in accordance with Section 8.16) relating to any Covered Insurance Policies to the extent arising out of or resulting from (i) any failure of Sellers or any of their Affiliates prior to the Effective Time to use the DMF (x) in accordance with Applicable Law, (y) in the administration of the Covered Insurance Policies or (z) in the identification of deceased policyholders or insured lives, (ii) the ineffective or disproportionate use of the DMF by Sellers and their Affiliates to identify unreported deaths of individuals insured or subject to life insurance or annuity Policies or (iii) the identification of unreported deaths by an audit or investigation conducted by a third party firm (such as Verus) or any Governmental Body where such deaths had occurred as of the Effective Time and would have been reasonably discoverable by a proper search of the DMF that was available as of the Effective Time.

“DMF Methodologies” has the meaning specified in Section 5.18(c).

“DMF Policy” has the meaning specified in Section 5.18(c).

“ECO Claim” has the meaning specified in Section 12.6(c).

“Effective Time” means 12:01 a.m., New York City time, on the first day of the calendar month in which the Closing occurs.

“Eligible Asset Selection Methodology” means the selection methodology set forth in Schedule 1.1(f).

“Eligible Assets” means, collectively, all “Eligible Assets” and “Commercial Mortgage Loans” as such terms are defined in the applicable Reinsurance Agreement.

“Employee Benefit Plans” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and each retirement, welfare benefit, fringe benefit, stock option or other equity-based compensation, bonus, sales or other incentive, supplemental retirement, deferred compensation, retiree health, life insurance, cafeteria, vacation, termination, retention, change in control, employment, consulting, tax gross-up, severance plan, program, fund, trust, policy, arrangement or agreement, whether written or oral, in each case, that is maintained, sponsored, contributed to or required to be contributed to by GWLA or any of its ERISA Affiliates under which there exists any Liability with respect to the Business or any current or former employee, director, or independent contractor of the Business, or that is or could become attached to the Acquired Assets.

“Empower Retirement and Great-West Investments Business” means the business currently or in the future conducted through GWLA’s and the GWLA Subsidiaries’ “Empower Retirement segment” and “Great-West Investments” division, including without limitation, through such segment or division:

(i)             providing retirement and investment services to retirement plans, plan sponsors, plan participants, fiduciaries, financial institutions and individuals (“Customers”), directly or through defined contribution plans, defined benefit plans, non-qualified deferred compensation plans, individual retirement accounts, individual retirement annuities, health savings accounts and taxable retail accounts (“Plans and Accounts”), including without limitation, investment options, administrative and recordkeeping, trust, educational, advisory, enrollment and communication services;

(ii)          providing investment advisory, managed account and investment management services to Customers, mutual funds, collective trusts, separate accounts, stable value funds and pension plans;

(iii)       manufacturing, issuing, underwriting, selling, marketing and delivering insurance, annuity and investment products to Customers directly or through Plans and Accounts, including without limitation:

a.              mutual funds and collective trusts;

b.              stable value and other capital preservation products;

c.               group and individual insurance and annuity policies and Contracts, funding agreements (including certificates and all applicable  riders, endorsements, amendments, applications and other documents attached to policies, Contracts and agreements), including, without limitation:

i.                  group fixed deferred annuities;

ii.               group fixed and variable deferred annuities;

iii.            group immediate fixed annuities;

iv.           group stable asset fund deferred annuities;

v.              group funding agreements;

vi.           individual variable deferred annuities with a guaranteed living withdrawal benefit;

vii.        individual deferred paid-up fixed annuities;

viii.     individual index linked variable annuities;

ix.           individual term life insurance; and

(iv)      the services and products specifically identified on Schedule 1.1(g).

“Encumbrance” means any lien, claim, charge, security interest, mortgage, option, attachment, pledge, easement, right of first refusal, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind, including any restriction on the receipt of income or exercise of any other attribute of ownership, except such restrictions as may be imposed solely as a result of the application of any Applicable Law applicable to assets of that class generally.

“Enforceability Exceptions” has the meaning specified in Section 4.2(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is treated as a single employer under Section 414 of the Code.

“ERISA Separate Accounts” has the meaning specified in Section 5.1(c).

“Estimated Ceding Commission Statement” has the meaning specified in Section 2.3(b)(v).

“Estimated Eligible Assets List” has the meaning specified in Section 2.3(b)(iv).

“Estimated Reference Balance Sheet” has the meaning specified in Section 2.3(b)(i).

“Estimated Reports” means, collectively, the Estimated Reference Balance Sheet, the Estimated Transfer Balance Sheet, the Estimated Statement of General Account Net Settlement, the Estimated Eligible Assets List and the Estimated Ceding Commission Statement.

“Estimated Statement of General Account Net Settlement” has the meaning specified in Section 2.3(b)(iii).

“Estimated Transfer Balance Sheet” has the meaning specified in Section 2.3(b)(ii).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Assets” means all of any Seller’s and its Affiliates’ right, title and interest in, to or under the following assets, properties, Contracts and rights related to the Business: (a) cash and investment assets beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by a Seller or its Affiliates and any investment income and Contracts related thereto; (b) the assets, properties and rights that are set forth on Schedule 1.1(h) hereto; (c) all Fixtures and Equipment that are owned by a Seller or its Affiliates; (d) all tangible Information Technology that is owned by a Seller or its Affiliates; (e) the Excluded Contracts; (f) any Intellectual Property owned by a Seller or its Affiliates other than the Transferred Owned Intellectual Property and any Intellectual Property listed on Schedule 1.1(a); (g) Governmental Permits; (h) the Employee Benefit Plans and any other employee benefit and compensation plans, programs, related fund, trust, policy, arrangement or agreement sponsored or maintained by a Seller or its Affiliates; (i) any

Tax refunds, deductions or credits (or rights thereto); (j) any owned real property or rights in real property (other than as contemplated by the Lease Agreement); (k) any assets, properties or rights that otherwise would be included within the definition of “Acquired Assets” but are disposed of in the ordinary course of business consistent with past practice prior to the Closing Date to the extent permitted under Section 7.1; (l) all capital stock or other ownership interest of any Seller or any of its Affiliates; (m) all receivables not arising under the Covered Insurance Policies to the extent related to periods prior to Closing except as provided by the Reinsurance Agreements or included as an asset on the Closing Statement of General Account Net Settlement (as finally determined pursuant to Section 2.4); (n) all claims not arising under the Covered Insurance Policies to the extent related to periods prior to Closing except as provided by the Reinsurance Agreements or included as an asset on the Closing Statement of General Account Net Settlement (as finally determined pursuant to Section 2.4); (o) all rights with respect to insurance covering Sellers or their Affiliates or their properties or employees except as provided by the Reinsurance Agreements or included as an asset on the Closing Statement of General Account Net Settlement (as finally determined pursuant to Section 2.4); (p) any books or records other than the Business Records; and (q) any tangible assets of a Seller or its Affiliates other than any tangible assets that are Acquired Assets or the Business Records; provided, that, for the avoidance of doubt, and notwithstanding the foregoing, certain Eligible Assets will be transferred by Sellers to Reinsurers pursuant to Section 3.3, but such Eligible Assets shall not constitute Acquired Assets.

“Excluded Businesses” means all business of Sellers and their Affiliates not constituting part of the Individual Markets Segment, including, without limitation, the CLAC Reinsurance Division, the Empower Retirement and Great-West Investments Business and any business conducted outside of the United States, Puerto Rico, Guam or the United States Virgin Islands.

“Excluded Contracts” means this Agreement, the Ancillary Agreements, and Contracts of any Seller and its Affiliates (a) that otherwise would be included within the definition of “Transferred Contracts” but are terminated in the ordinary course of business consistent with past practice prior to the Closing Date to the extent permitted under Section 7.1, (b) that are primarily or exclusively related to real property or Intellectual Property Rights (other than any Contracts set forth on Schedule 1.1(n)), (c) that are the subject of the Ancillary Agreements (excluding for this purpose the Bill of Sale and the Assignment and Assumption Agreement), including the Ancillary Agreement Covered Contracts, which shall be subject to the terms of the applicable Ancillary Agreement(s), (d) that are primarily or exclusively related to an Excluded Asset or an Excluded Liability or (e) that are set forth on Schedule 1.1(i) hereto.

“Excluded Liabilities” means, except as expressly provided in this Agreement, all Liabilities (other than Assumed Liabilities or Ancillary Agreement Assumed Liabilities) of a Seller or its Affiliates, including (a) Pre-Closing Taxes, (b) the Employee Benefit Plans, (c) Liabilities to the extent arising out of or relating to the hiring, termination or employment of any Business Employee, other than to the extent arising out of Buyer’s employment or termination of any Transferred Employee from and after the Closing Date or breach of this Agreement, (d) Indebtedness, (e) Liabilities to the extent arising out of, in connection with or relating to the Excluded Business or the Excluded Assets, (f) all DMF Liabilities and Pre-Closing UCP Liabilities, (g) all Backfilling Liabilities, (h) any Ceding Company Extra-Contractual Obligations (as defined in each of the Reinsurance Agreements) and (i) the items set forth on Schedule 1.1(j).

“Excluded Policies” means Policies (a) issued, renewed, converted, reinstated, replaced, assumed or reinsured by any Seller as part of an Excluded Business or (b) specified on Schedule 1.1(k), in each case of (a) and (b), including all endorsements, riders, supplementary Contracts of insurance, side letters, related agreements, incorporated agreements, settlement options, conversions, exchanges, replacements or reissuances related thereto.

“Existing Principal Underwriter” has the meaning specified in Section 8.5.

“Existing Reinsurance Agreement” has the meaning specified in Section 5.17(a).

“Existing Reinsurers” means any reinsurer under an Existing Reinsurance Agreement.

“Expenses” means any reasonable and documented out-of-pocket expense incurred in connection with defending or asserting any Action arising with respect to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable and documented fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).

“Fair Market Value” means (i) as to cash, the amount of it; and (ii) as to an asset other than cash, the amount at which such asset could be bought or sold in a current transaction between willing parties on the measurement date, that is, other than in a forced or liquidation sale, calculated in a manner consistent with the past practices of the applicable Seller.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Sellers from three (3) federal funds brokers of recognized standing selected by it.

“Financial Conditions” has the meaning specified in Section 7.4(a)(v).

“FINRA” means the Financial Industry Regulatory Authority, Inc., its predecessor, the National Association of Securities Dealers, Inc., and any successor thereto.

“Firm” has the meaning specified in Section 12.6(f)(iii).

“Fixtures and Equipment” means fixtures, furniture, furnishing, machinery and other equipment and other interests in tangible personal property, excluding in all cases Information Technology and any Intellectual Property Rights covering, embodied in or connected to any of the foregoing.

“FLSA” means the Fair Labor Standards Act, as amended.

“GAAP” means, with respect to any entity and any financial statements, United States generally accepted accounting principles, consistently applied by such entity throughout the periods involved.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body or self-regulatory body.

“Governmental Consent” means any approval, authorization, consent, order, license, permission, permit or qualification of, or exemption, waiver or other action by, or filing or registration with or notification to, any Governmental Body.

“Governmental Permit” means any license, franchise, permit, variance, exemption, privilege, immunity, order, approval, registration or other authorization from a Governmental Body.

“GWCM” has the meaning specified in Section 8.12(b).

“GWL” has the meaning specified in the first paragraph of this Agreement.

“GWLA” has the meaning specified in the first paragraph of this Agreement.

“GWLA Sales Incentive Plan” means any incentive compensation or commission plan based on sales results (including any discretionary portion of such plan) sponsored by GWLA applicable to a Business Employee.

“GWLA Severance Benefit” means the severance payments, benefits and outplacement services to which a Business Employee would have been entitled under an applicable severance plan or arrangement of GWLA immediately prior to the Closing Date (or Transfer Date, if later).  With respect to those Business Employees not covered by a severance plan of GWLA immediately before the Closing Date (or Transfer Date, if later) “GWLA Severance Benefit” means the severance payments, benefits and outplacement services listed on Section 8.1(c)(iii) of the Business Disclosure Schedule.

“GWLA Subsidiaries” means the Subsidiaries of GWLA other than Great-West Life & Annuity Insurance Company of South Carolina.

“GWLANY” has the meaning specified in the first paragraph of this Agreement.

“Holdback Amount” means $40,000,000.

“Holdback Date” has the meaning specified in Section 3.3(c).

“Inactive Business Employee” means, as of a given date, any Business Employee who is on an approved paid or unpaid leave of absence, such as a military, maternity or medical leave of absence, or leave under the Family and Medical Leave Act on such date.  Any individual receiving long-term disability benefits under a GWLA disability plan is not an Inactive Business Employee.  All Inactive Business Employees are identified on Section 8.1(a)(i) of the Business Disclosure Schedule.

“Indebtedness” means (a) indebtedness for borrowed money, (b) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (c) all obligations under purchase money financings, (d) all obligations, contingent or otherwise, in respect of banker’s acceptances and similar facilities, (e) all obligations under a lease agreement that would be capitalized pursuant to GAAP, (f) all obligations and liabilities created or arising under any deferred or unpaid purchase price conditional on other property or assets or title retention agreements or arrangements or (g) any guarantees of the foregoing indebtedness of any other Person; including, in each case, any unpaid principal, premium, accrued and unpaid interest, penalties, make-whole payments, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith.  For the avoidance of doubt, Indebtedness shall not include amounts owed to a beneficiary that are held under a settlement option.

“Indemnified Party” has the meaning specified in Section 11.2(a).

“Indemnifying Party” has the meaning specified in Section 11.2(a).

“Individual Markets Segment” has the meaning specified in the definition of “Reinsured Business.”

“Information Technology” means Software and any tangible or digital computer systems (including computers, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware), data or information subscription or access agreements, telecommunications systems and telephony systems.

“Initial Reference Balance Sheet” has the meaning specified in Section 5.1(a)(i).

“Initial Reinsurance Premium” means, with respect to each Seller, the amount set forth on the line item “Settlement Amount” minus the amount set forth on the line item “Plus: Policy Loans”, minus the amount set forth on the line item “Plus: ModCo Reserve / ModCo Asset Receivable (calculated net of scheduled Financed Amount)”, minus the amount set forth on the line item “Plus: Other Transferred Assets”, minus the amount set forth on the line item “Plus: Cash in Support of Tax Gross-up of Change in IMR”, in each case, as reflected on the Statement of General Account Net Settlement, the Pro Forma Statement of General Account Net Settlement, the Estimated Statement of General Account Net Settlement or the Closing Statement of General Account Net Settlement, as applicable to such Seller.

“Initial Transfer Balance Sheet” has the meaning specified in Section 5.1(a)(ii).

“Institutional Private Placements” has the meaning specified in Section 5.2(f).

“Intellectual Property Rights” means rights with respect to the following arising under the Applicable Laws of any jurisdiction, whether or not registered: (a) patents, patent applications, provisional patent applications (including any and all divisions, continuations, continuations-in-part and reissues thereof) (“Patents”); (b) trademarks, trade names, brand names, trade dress, logos, service marks and domain names (including registrations and applications therefor) and any goodwill associated therewith, any and all common law rights therein, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing (“Trademarks”); (c) Trade Secrets; (d) copyrightable works and copyrights, including copyrights in Software (“Copyrights”); and (e) all other intellectual property or proprietary rights of any kind or nature; and with respect to any of the foregoing, all registrations and applications for registration thereof, and all tangible embodiments thereof.

“Investment Advisory Agreement” has the meaning specified in Section 8.12(b).

“Investment Grade” means a rating of BBB- by Standard & Poor’s Rating Services, Baa3 by Moody’s Investors Service, Inc., BBB- by Fitch, Inc., BBB- by Dominion Bond Rating Service or BBB- from Kroll Bond Rating Agency (as applicable), or their respective equivalents, or better.

“Investment Management Agreement” means an Investment Management Agreement between GWLA and Buyer or one of its Affiliates providing for Buyer or such Affiliate to manage the assets held in the separate account in respect of Covered Insurance Policies that constitute BOLI hybrid policies or index-linked variable annuities at no fee to Sellers or their Affiliates, to be negotiated by the Parties in good faith on commercially reasonable terms.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” has the meaning specified in Section 5.10(f).

“Knowledge of Buyer” means, as to a particular matter, the actual knowledge of any of the individuals listed in Section 1.1(a) of the Buyer Disclosure Schedule, in each case after such individual has made a reasonable inquiry of his or her direct reports whose job duties involve the applicable subject matter regarding such matter.

“Knowledge of Sellers” means, as to a particular matter, the actual knowledge of any of the individuals listed in Section 1.1(a) of the Seller Disclosure Schedule, in each case after such individual has made a reasonable inquiry of his or her direct reports whose job duties involve the applicable subject matter regarding such matter.

“Lease Agreement” means the Lease Agreement between GWLA, as landlord, and Buyer, as tenant, to be negotiated by the Parties in good faith in accordance with the term sheet attached hereto as Exhibit B.

“Liabilities” means any and all debts, liabilities, commitments or obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested or determined or determinable, whether arising in the past, present or future.

“Loan Assignment Documents” has the meaning given such term in the applicable Trust Agreement.

“Loan File” is defined in Annex I to Schedule 5.2(e).

“Losses” means any and all losses, costs, settlement payments, awards, judgments, fines, penalties, damages or Expenses; provided, that Losses shall not include (a) punitive damages other than such damages that are payable to a third party not affiliated with the relevant Indemnified Party or (b) special, indirect or consequential damages, in each case under this subclause (b), other than (i) such damages that are payable to a third party not affiliated with the relevant Indemnified Party or (ii) reasonably foreseeable lost profits damages.

“Material Adverse Effect” means (a) with respect to the Business, any event, fact, circumstance, condition, change, development or effect that, either alone or in combination, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operation, results of operation or condition (financial or otherwise) of the Business, taken as a whole; provided, that any adverse event, fact, circumstance, condition, change, development or effect arising out of, resulting from or attributable to any of the following shall not, either alone or in combination, constitute a Material Adverse Effect and shall not be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur: (i) any failure, in and of itself, of the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that any facts, circumstances, conditions, changes, developments or effects contributing to such failure may, either alone or in combination, constitute a Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); (ii) the public announcement of this Agreement and the transactions contemplated hereby (including the identity of Buyer); (iii) conditions generally affecting the industries in which the Business participates; (iv) changes in the securities or capital markets generally, or the occurrence of other events or developments affecting economic, business or regulatory conditions in the United States generally; (v) political conditions (including the commencement or continuation of a war, armed hostilities, acts of terrorism or any other calamity) or natural disasters (including hurricanes, earthquakes or floods); (vi) any change or prospective change in accounting requirements or principles (including SAP and GAAP) and any change or prospective change in Applicable Law, or the enforcement or interpretation thereof; (vii) compliance with the terms of or the taking of any action required by this Agreement or any Ancillary Agreement, or the taking of any action by a Seller with the written consent of Buyer; provided, that this clause (vii) shall not apply if any of the foregoing results in a breach of any representation or warranty set forth in Section 4.2(b); or (viii) any downgrade of the credit, financial strength or other ratings of a Seller or any of its Affiliates (it being understood that any facts, circumstances, conditions, changes, developments or effects contributing to such downgrade may, either alone or in combination, constitute a Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); provided, that, notwithstanding the foregoing, with respect to clauses (iii), (iv), (v) and (vi) above, such event, fact, circumstance, condition, change, development or effect shall be included and taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur to the extent such event, fact, condition, circumstance, change or effect has a disproportionate effect on the Business, taken as a whole, compared to the business of other participants in the industries in which the Business operates; and (b) with respect to a Seller or Buyer, any event, fact, circumstance, condition, change, development or effect that would materially impair the ability of a Seller and the Seller Parties or Buyer and the Buyer Parties, as the case may be, to perform their material obligations under this Agreement and the Ancillary Agreements, taken as a whole, including consummation of the transactions contemplated hereby or thereby.

“Material Buyer Permit” has the meaning specified in Section 6.5.

“Material Contract” has the meaning specified in Section 5.12(a).

“Material Distributor” means each Distributor with Compensation earned from a Seller or its Affiliates in connection with the Reinsured Business in excess of $500,000 during the twelve (12) months ended December 31, 2017.

“Material Existing Reinsurance Agreement” has the meaning specified in Section 5.17(a).

“Material Seller Permit” has the meaning specified in Section 5.7(a).

“Modco Specified Investment Portfolio” has the meaning specified in Section 5.2(a).

“Mutual Fund” means any open-end management investment company.

“Mutual Fund Agreement” means any Contract between a Seller and its Affiliates, on the one hand, and any Mutual Fund, or any Mutual Fund Organization, on the other hand, providing for the use of such organization’s mutual funds as investment options and the payment to a Seller or its Affiliates of distribution services fees, administrative services fees, shareholder services fees or other payments related to the offering of such mutual funds as investment options for the Business, including, but not limited to, participation agreements, mutual fund agreements, administrative services agreements, services agreements and revenue sharing agreements.

“Mutual Fund Organization” means any investment adviser to, or underwriter for, a Mutual Fund, or any Affiliate of any such investment adviser or underwriter.

“New Insurance Policies” has the meaning given such term in the applicable Administrative Services Agreement.

“Non-Guaranteed Elements” has the meaning given such term in the applicable Reinsurance Agreement.

“Non-Trust Assets” means Eligible Assets of the type identified on Schedule 1.1(l).

“Notice Date” has the meaning specified in Section 8.1(a)(ii).

“Notice of Disagreement” has the meaning specified in Section 2.4(a).

“Novation Agreement” has the meaning specified in Section 7.6.

“OFAC” has the meaning specified in Section 5.11(f).

“Offer Employee” means each Business Employee who dedicates at least seventy-five percent (75%) of his or her business time in the aggregate to serving the ADA, closed block, and/or executive benefit business segments of the Business and who is so identified on Section 8.1(a)(i) of the Business Disclosure Schedule as such.  Section 8.1(a)(i) of the Business Disclosure Schedule shall be updated in accordance with Section 8.1(a)(i).

“Offer Letter Guaranteed Amounts” has the meaning specified in Section 5.14(e).

“Offer of Employment” has the meaning specified in Section 8.1(a)(ii).

“Other Business Employee” has the meaning specified in Section 8.1(a)(ii).

“Owned Intellectual Property” has the meaning specified in Section 5.10(a).

“Party” means each of Buyer and Sellers.

“Patents” has the meaning specified in the definition of “Intellectual Property Rights.”

“Permitted Encumbrances” means (a) Encumbrances for Taxes and other charges and assessments by a Governmental Body that are not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with GAAP or SAP, as applicable, (b) liens of landlords, carriers, warehousemen, mechanics, repairmen and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with GAAP or SAP, as applicable, (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (e) defects of title, easement, rights-of-way, restrictions and other similar charges or encumbrances with respect to real property not materially detracting from the use or value of such real property, (f) Encumbrances that have been placed by any landlord’s financing sources on real property over which a Seller and/or its Affiliates have a leasehold interest, (g) zoning, building and other generally applicable land use restrictions, (h) liens caused by actions of Buyer or its Affiliates, (i) liens incurred or deposits made to a Governmental Body in connection with any Governmental Consent, (j) Encumbrances in connection with custodial arrangements to secure the obligations to custodians, sub-custodians, agents and trustees in respect of the services provided thereunder, (k) any Encumbrance securing obligations under repurchase agreements, swap arrangements and interest rate, foreign exchange or other risk management agreements or other arrangements that are typical in conducting the Business entered into in the ordinary course of business, (l) any restriction on the receipt of income or exercise of any other attribute of ownership, in each case, arising under the terms of the relevant Acquired Asset or investment asset, and (m) other Encumbrances or imperfections on property that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection.

“Permitted Factor” has the meaning specified in Section 2.4(a).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body or other entity.

“Personal Data” has the same meaning as “personal data,” “personal information,” or other analogous terms under Privacy Requirements, including information that allows the identification of a natural person or any data that, if it were subject to unauthorized access, would require notification under Privacy Requirements to the data subject.

“Plan of Division” means, in connection with a Division, a plan of division or similar proposal for a Division adopted in accordance with, and pursuant to, the Applicable Laws of the applicable Seller’s state of domicile, whether in effect or enacted following the date hereof.

“Plans and Accounts” has the meaning specified in the definition of “Empower Retirement and Great-West Investments Business.”

“Policy” means any binder, policy, certificate, annuity Contract or Contract of insurance.

“Policy Forms” has the meaning specified in Section 5.18(a).

“Policy Holder” means a holder of a Covered Insurance Policy.

“Post-Closing Five-Year Period” means the period beginning on the Closing Date and ending on the date that is the fifth anniversary of the Closing Date.

“Post-Closing Three-Year Period” means the period beginning on the Closing Date and ending on the third anniversary of the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means all liability for Taxes (a) in respect of the Business that relates to Pre-Closing Tax Periods or (b) incurred by any Seller or its Affiliates or Buyer or its Affiliates that relates to any Pre-Closing Tax Period, including as a result of any indemnification agreement or Tax Sharing Arrangement.

“Pre-Closing UCP Liabilities” means all unclaimed property and escheat Liabilities that relate to any Covered Insurance Policy and are known or identified as such by the applicable Seller prior to the Closing Date.

“Privacy Requirements” means the provisions of the following that set forth privacy or data security requirements that apply to collection, processing, storage, disclosure, disposal or other handling of Personal Data:  (a) Applicable Laws, including local, state, federal, and international privacy, data protection, information security, or related laws relating to the collection, processing, storage, disclosure, disposal, or other handling of Personal Data, including but not limited to the Financial Services Modernization Act of 1999, 15 U.S.C. §§ 6801-6809; Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; Telephone Consumer Protection Act, 47 U.S.C. § 227; the Health Insurance Portability & Accountability Act of 1996, 42 U.S.C. § 1320d et seq., and Subtitle D of the Health Information Technology for Economic and Clinical Health Act of 2009, 42 U.S.C. § 17921, et seq.; the New York Department of Financial Service’s Cybersecurity Requirements for Financial Services Companies 23 NYCRR Part 500; (b) Transferred Contracts that impose requirements relating to the collection, processing, storage, disclosure, disposal or other handling of Personal Data; and (c) applicable industry standards, such as the Payment Card Industry Data Security Standards, that impose requirements on the collection, processing, storage, disclosure, disposal or other handling of Personal Data.

“Private Separate Account” has the meaning specified in Section 5.18(e).

“Pro Forma Statement of General Account Net Settlement” has the meaning specified in Section 2.3(a).

“Pro Rata Percentage” has the meaning specified in Section 2.2.

“Product Tax Claim” has the meaning specified in Section 12.6(c).

“Product Tax Claim Notice” has the meaning specified in Section 12.6(c).

“Product Tax IT and Administration” means the Information Technology, systems, processes and procedures used or placed in service by a Seller or its Affiliates prior to the Closing to (i)  maintain the Covered Insurance Policies’ qualification under the Product Tax Law Rules, (ii)  monitor the Covered Insurance Policies for treatment as modified endowment Contracts under the Product Tax Law Rules, or (iii)  facilitate compliance with the Tax reporting, withholding, and disclosure requirements applicable to the Covered Insurance Policies under the Product Tax Law Rules.

“Product Tax Law Rules” means the Tax laws applicable to the Covered Insurance Policies, including (i) Applicable Laws specifying the requirements for the Covered Insurance Policies to qualify for certain Tax treatment (including the monitoring of the Covered Insurance Policies for qualification for such Tax treatment) and (ii) the Tax reporting, withholding and disclosure rules applicable to the Covered Insurance Policies.  For the avoidance of doubt, Product Tax Law Rules include Sections 72, 101, 817, 7702, 7702A and 7702B of the Code and the Treasury regulations promulgated thereunder, all Tax reporting, withholding, and disclosure rules applicable to the Covered Insurance Policies, and related administrative guidance and judicial interpretations.

“Product Tax Non-Compliance” means (a) a breach of the representations and warranties in Section 5.6(b) with respect to the Covered Insurance Policies, (b) with respect to the Covered Insurance Policies, non-compliance with any applicable Product Tax Law Rules prior to the Closing, (c) any failure by Sellers to inform in writing in a manner satisfying notice, disclosure and other applicable requirements under Applicable Law, any relevant policyholder of the status of a Covered Insurance Policy at issuance or upon a material change to such policy as a “modified endowment contract” (to the extent it qualified as such pursuant to Section 7702A of the Code), or (d) any other failure relating to any Covered Insurance Policy to the extent arising from any act or omission prior to the Closing or any Product Tax Process Continuation of any Covered Insurance Policy to provide the Policy Holder with a Tax treatment under the Code that is the same as or more favorable to such Policy Holder than the Tax treatment that was purported to apply in materials provided at the time of its issuance, assumption, exchange, modification or purchase, or for which the Covered Insurance Policies were intended to qualify under the Code at the time of issuance, assumption, exchange, modification or purchase, including, without limitation, non-compliance attributable to (i) the Policy Forms or design of the Covered Insurance Policies, (ii) the administration of the Covered Insurance Policies in accordance with the Product Tax Law Rules prior to the Closing or in accordance with any Product Tax Process Continuation, or (iii) the Product Tax IT and Administration prior to the Closing.

“Product Tax Process Continuation” means any continuation by Buyer during the Post-Closing Three-Year Period in connection with the Covered Insurance Policies of any Product Tax IT and Administration that was used by Sellers and their Affiliates prior to the Closing, but only to the extent that Buyer (i) has not modified such Product Tax IT and Administration in any material respect and (ii) has mitigated Losses in accordance with Section 12.6(f)(i) in connection with relevant defects in such Product Tax IT and Administration of which it has actual knowledge.

“Property Taxes” has the meaning specified in Section 12.2(b).

“Prospective Post-Closing Sales Exhibits” means the updated Exhibits 1.1(d)(iii)(A), 1.1(d)(iii)(B), and 1.1(d)(iii)(C) to be delivered by GWLA at the Closing in accordance with Schedule 1.1(d)(iii).

“PU Transition Date” has the meaning specified in Section 8.5.

“Qualifying Joint Venture” means any alliance or joint venture to which each party thereto (together with its Affiliates) contributes or has contributed only assets that (a) generate revenues on a gross written premiums basis from a Competing Business constituting no more than seventy-five million dollars ($75,000,000) (measured with reference to the most recently completed fiscal year immediately prior to the date of the entry into such alliance or joint venture), or (b) if such revenues are greater than seventy-five million dollars ($75,000,000), generate no more than twenty-five percent (25%) of the aggregate net operating revenues of the totality of the operating assets contributed by such party and its Affiliates to such alliance or joint venture (measured with reference to the most recently completed fiscal year immediately prior to the date of the entry into such alliance or joint venture).

“Qualifying Post-Closing Sales Adjustment Amount” means the adjustment calculated pursuant to Schedule 1.1(d)(iii).

“Qualifying Post-Closing Sales Adjustment Date” has the meaning specified in Section 2.6(a).

“Qualifying Pre-Closing Sales Adjustment Amount” means the adjustment calculated pursuant to Schedule 1.1(d)(ii).

“Qualifying Pre-Closing Sales Settlement Amount” has the meaning specified in Section 2.3(g).

“Reference Balance Sheet” means a balance sheet of the Reinsured Business derived from the Seller Statutory Statements, adjusted to take into account, and prepared in accordance with, the Reference Balance Sheet Methodology.

“Reference Balance Sheet Methodology” has the meaning specified in Section 2.3(b)(i).

“Registered Separate Account” has the meaning specified in Section 5.18(e).

“Regulatory Agreement” means any written agreement, consent agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or any order by, or any supervisory letter from, any Governmental Body.

“Reinsurance Agreements” means the four (4) Reinsurance Agreements, each of which is between one of Sellers and one of Reinsurers, substantially in the form attached hereto as Exhibit C (as such form may be modified as contemplated by the footnotes thereto).

“Reinsurance Settlement Amount” has the meaning specified in Section 2.3(e).

“Reinsurance Statement Methodology” has the meaning specified in Section 2.3(a).

“Reinsured Business” means the business of Sellers and the GWLA Subsidiaries of issuing, underwriting, selling, marketing, delivering, cancelling, assuming from Underlying Companies, ceding to Existing Reinsurers and administering the Covered Insurance Policies and activities necessary therefor, in each case as constituting part of (i) GWLA’s “Individual Markets segment” as conducted as of any relevant date of determination prior to the Closing Date or (ii) the U.S. branch business of CLAC or GWL that is administered by GWLA’s “Individual Markets segment” as conducted as of any relevant date of determination prior to the Closing Date ((i) and (ii) collectively, the “Individual Markets Segment”); provided, that Reinsured Business shall exclude the Excluded Businesses.  Sellers covenant and agree that all Covered Insurance Policies are part of the Individual Markets Segment.

“Reinsured Liabilities” has the meaning specified in the applicable Reinsurance Agreement.

“Reinsurer Annual Statutory Statements” has the meaning specified in Section 6.4.

“Reinsurer Quarterly Statements” has the meaning specified in Section 6.4.

“Reinsurer Statutory Statements” has the meaning specified in Section 6.4.

“Reinsurers” means Buyer and Protective Life and Annuity Insurance Company.

“Related Claim” means a claim instituted at any time against Buyer, a Seller, or any of their Affiliates by any third party or Governmental Body related to actual or alleged Product Tax Non-Compliance or Buyer Product Tax Non-Compliance, regardless of whether any Action has been instituted with respect to such claim.

“Related Claim Resolution” has the meaning specified in Section 12.6(d)(iii).

“Related to the Business” means exclusively or primarily related to or arising from, or used or held for use exclusively or primarily in connection with, the Business as currently conducted by Sellers and their Affiliates.  For purposes of this definition, “primarily” means (a) in the case of all tangible assets and properties, that the proportionate use thereof in connection with the Business is greater than the proportionate use thereof in connection with the Excluded Businesses; (b) in the case of any Contract, that the services or benefits to be provided under such Contract are provided exclusively or primarily in respect of the Business; (c) in the case of any books and records, that such books and records are exclusively or primarily related to the Business; and (d) in the case of any other intangible asset, property or right, that such item is exclusively or primarily used in respect of the Business.  Notwithstanding the foregoing, to the extent that any asset, property, Contract, book, record or right (or any group thereof) is reasonably divisible without loss of value or cost in excess of an amount that is nominal with respect to the value of such asset, the portion of such asset, property, Contract, book, record or right (or group thereof) that is used in connection with the Business shall be deemed to be “Related to the Business” for purposes of this Agreement.

“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and (i) with respect to Buyer, of Buyer’s Affiliates or (ii) with respect to GWLA, of the GWLA Subsidiaries.

“Requested Action” means an action taken by a Seller or any of its Affiliates (i) pursuant to an Administrative Services Agreement or the Transition Services Agreement, (ii) at the written direction or request of Buyer or any of its Affiliates or (iii) for which the consent of Buyer or any of its Affiliates is required under this Agreement or any of the Ancillary Agreements and for which Buyer or any of its Affiliates has provided such consent in writing.

“Required Balance” has the meaning specified in the applicable Reinsurance Agreement.

“Reserve Credit” means a condition whereby a cedent is permitted to take statutory statement financial credit in all jurisdictions in which it files its financial statements in respect of 100% of the reserves that it cedes under a given reinsurance agreement.

“Reserves” has the meaning specified in Section 5.1(d).

“Restricted Insurance Policies” means any Policies (i) under which employees, former employees, directors or former directors of a bank, corporation or other corporate entity are the insureds and such bank, corporation or corporate entity, or any trust or other corporate entity used for the express purpose of procuring such Policies, is the policyowner or a beneficiary and where the employer procures such Policies in a program with respect to its employees or directors (even if only one person is insured pursuant to such a program) and not where such Policies are individually procured (such as individually procured key-person Policies, Policies procured to collateralize loans, Policies backing a buy-sell redemption or similar arrangement and split-dollar Policies), (ii) that are individual life insurance policies of the type included within the Covered Insurance Policies to the extent distributed through financial institution Distributors, or (iii) are issued on a group basis to the ADA; provided, “Restricted Insurance Policies” shall not include any Administered-Only Policies or Excluded Policies.

“Restricted Person” has the meaning specified in Section 8.7(a).

“Resulting Company” has the meaning specified in Section 8.14.

“Retained Business Administrative Services Agreements” means the three (3) Retained Business Administrative Services Agreements each of which is between the Seller named therein and the Reinsurer named therein, substantially in the form attached as Exhibit D (as such form may be modified as contemplated by the footnotes thereto).

“Retained Claims” has the meaning specified in Section 11.8.

“Retained Employee” has the meaning specified in Section 8.1(a)(iv).

“SAP” means, with respect to any insurance or reinsurance company and any statutory financial statements, the statutory accounting practices prescribed or permitted by the insurance regulatory authorities of the U.S. jurisdiction in which such company is domiciled or through which such company has entered the United States, consistently applied by such company throughout the periods involved.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Distribution Functions” has the meaning specified in Section 8.5.

“Selected Other Business Employee” has the meaning specified in Section 8.1(a)(ii).

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Affiliated Funds” has the meaning specified in Section 8.12.

“Seller Annual Statutory Statements” has the meaning specified in Section 5.1(b).

“Seller Ceding Commission” has the meaning specified in Section 2.2.

“Seller Confidential Information” has the meaning specified in Section 8.6(d).

“Seller Disclosure Schedule” has the meaning specified in Article IV.

“Seller Equity Award Information” means, as of a given date, on a holder-by-holder basis, the number, type, vesting schedule and grant date value of the vested outstanding compensatory equity awards held by the Business Employee under any of GWLA’s and its Affiliates’ long-term incentive plans.

“Seller Indemnified Persons” has the meaning specified in Section 11.1(b).

“Seller Name and Marks” has the meaning specified in Section 8.3(a).

“Seller Party” means each GWLA Subsidiary that is, or is contemplated by this Agreement to become at the Closing, a party to one or more Ancillary Agreements.

“Seller-Provided IP” means all Intellectual Property Rights that are licensed to Buyer pursuant to, or for which access thereto is otherwise provided to Buyer in, this Agreement or the Ancillary Agreements.

“Seller Quarterly Statements” has the meaning specified in Section 5.1(b).

“Seller Specified Warranties” has the meaning specified in Section 11.1(d)(i).

“Seller Statutory Statements” has the meaning specified in Section 5.1(b).

“Separate Accounts” means the separate accounts of any Seller applicable to any of the Covered Insurance Policies.  All such Separate Accounts utilized as of the date of this Agreement are identified in Schedule 1.1(m).

“Seriatim File” has the meaning specified in Section 5.1(e).

“Service Termination Date” has the meaning specified in Section 8.1(a)(iv).

“Servicing File”  has the meaning specified in Annex I to Schedule 5.1(e).

“Shared Contracts” means, other than Ancillary Agreement Covered Contracts, (a) Contracts pursuant to which any Seller or one or more of its Affiliates provides to a non-affiliated third party both material services or benefits in respect of the Business and other services or benefits not in respect of the Business and (b) Contracts pursuant to which a non-affiliated third party provides material services or benefits to any Seller or one or more of its Affiliates in respect of both the Business and other services or benefits not in respect of the Business.

“Shoebox Policies” means the Policies described in the Shoebox Policy Spreadsheets.

“Shoebox Policy Spreadsheets” means the spreadsheets attached as Annex I and Annex II of Schedule 1.1(e).

“Software” means all computer software, including assemblers, applets, compilers, source code, object code, binary libraries, development tools, design tools, user interfaces, virtualization processes, hypervisors, application, performance and database logs, in any form or format, however fixed, and all associated documentation.

“Specified Investment Guidelines” has the meaning specified in Section 7.1(b).

“Specified Investment Portfolio” has the meaning specified in Section 5.2(a).

“Specified Warranties” has the meaning specified in Section 11.1(d)(i).

“Stable Value Wrap Agreements” has the meaning specified in Section 5.12(a)(iii).

“Statement of General Account Net Settlement” has the meaning specified in Section 2.3(a).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Straddle Tax Return” means any Tax Return (other than an income, franchise, or similar Tax Return of Sellers) covering a Straddle Period.

“Subsidiary” of any Person means any other Person of which such first Person (either alone or with any other Subsidiary) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, it being understood that in no event shall any investment fund sponsored or advised by a Seller or its Affiliates be deemed a Subsidiary of any Seller.

“Tax” (and, with correlative meaning, “Taxes”) means any and all federal, state, county, local or foreign tax (including Transfer Taxes), charge, fee, levy, impost, duty or other assessment, including income, gross receipts, premium, retaliatory, real property, personal property, sales, use, license, excise, franchise, employment, payroll, withholding, recording, severance, documentary, stamp, occupation, windfall profits, alternative or add-on minimum, ad valorem, estimated, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including any toll charges and other costs related to Section 7702 of the Code, and any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person, imposed or required to be withheld by any Tax Authority, or imposed as a result of any indemnification agreement or Tax Sharing Arrangement, including, in all cases, any estimated payments or pre-payments relating thereto and any interest, penalties and additions imposed thereon or with respect thereto, whether disputed or not.

“Tax Authority” means any Governmental Body having jurisdiction over the assessment, determination, collection or other imposition of any Taxes.

“Tax Benefit” has the meaning specified in Section 12.4(e).

“Tax Gross-Up of Change in IMR” means, with respect to each Seller, the amount set forth on the line item “Tax Gross-Up of Change in IMR” reflected on the Statement of General Account Net Settlement, the Pro Forma Statement of General Account Net Settlement, the Estimated Statement of General Account Net Settlement or the Closing Statement of General Account Net Settlement, as applicable to such Seller.

“Tax Return” means any return, report (including declarations, disclosures, schedules, estimates and information returns or statements), claim for refund or statement, including any schedules or attachments thereto or amendments thereof and other information required to be supplied to a Tax Authority relating to Taxes.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax Liabilities or payment for Tax benefits between or among members of any group of corporations filing Tax Returns that files, will file or has filed Tax Returns on a combined, consolidated or unitary basis.

“Terminating Reinsurance Agreements” has the meaning specified in Section 7.6.

“Termination Date” has the meaning specified in Section 13.1(f).

“Third-Party” has the meaning specified in Section 11.2(a)

“Third-Party Claim” has the meaning specified in Section 11.2(a).

“Third-Party Consent” means any approval, authorization, consent, license or permission of, or waiver or other action by, or notification to, any non-affiliated third party (other than a Governmental Body).

“Trade Secrets” means all inventions, processes, designs, formulae, models, tools, algorithms, Software architectures, trade secrets, know-how, ideas, research and development, data and databases and confidential information subject to reasonable measures to keep such information secret and that derives independent economic value from not being generally known to, and not being readily ascertainable through proper means by, another Person who can obtain economic value from the disclosure or use of the information.

“Trademark Assignment” means the Trademark Assignment between Buyer and GWLA, substantially in the form attached hereto as Exhibit E.

“Trademark License Agreement” means the Trademark License Agreement between Buyer and the applicable Sellers substantially in the form attached hereto as Exhibit F.

“Trademarks” has the meaning specified in the definition of “Intellectual Property Rights.”

“Trail Commission” means a commission payable or remittable to a Distributor with respect to an in force insurance policy or annuity Contract with respect to years following the year in which the policy or Contract was issued.

“Transfer Approval” has the meaning specified in Section 7.4(a)(v).

“Transfer Balance Sheet” means a balance sheet of the Reinsured Business in the form of the Reference Balance Sheet, adjusted to take into account, and prepared in accordance with, the Transfer Balance Sheet Methodology.

“Transfer Balance Sheet Methodology” has the meaning specified in Section 2.3(b)(ii).

“Transfer Date” has the meaning specified in Section 8.1(a)(vi).

“Transfer Taxes” means all stamp, transfer, recordation, documentary, goods and services, harmonized sales, sales and use, value added, registration and other similar Taxes and fees (including any interest, penalties and additions imposed with respect thereto, whether disputed or not).

“Transferred Contracts” means (a) the Transferred Information Technology Contracts, (b) any other Contracts of any Seller or any GWLA Subsidiary, or any of their respective Affiliates, Related to the Business that are not Excluded Contracts, and (c) the Contracts set forth on Schedule 1.1(n).

“Transferred Employee” has the meaning specified in Section 8.1(a)(iii).

“Transferred Information Technology Contracts” means the Contracts, including those set forth on Schedule 1.1(o), pursuant to which any Seller or any GWLA Subsidiary licenses or sublicenses Software or leases or subleases other Information Technology from non-affiliated third parties Related to the Business.

“Transferred Owned Intellectual Property” means the Intellectual Property Rights owned by a Seller or any GWLA Subsidiary set forth on Schedule 1.1(p).

“Transferred Portfolio” has the meaning specified in Section 3.3(b).

“Transition Services Agreement” means the Transition Services Agreement between Buyer and GWLA substantially in the form attached hereto as Exhibit G (as such form may be modified as contemplated by the footnotes thereto); provided, that the schedules to the Transition Services Agreement shall be negotiated in good faith prior to the Closing in accordance with Section 7.9.

“Treasury Regulations” means the Treasury Regulations (including temporary and proposed Treasury Regulations) promulgated by the United States Department of Treasury with respect to the Code or other United States federal Tax statutes.

“Trust Account” has the meaning specified in the applicable Trust Agreement.

“Trust Agreements” means the four (4) Trust Agreements, each of which is among one of Sellers, Buyer or its Affiliate and the Trustee, substantially in the form attached hereto as Exhibit H (as such form may be modified as contemplated by the footnotes thereto), and including such changes as required by the Trustee.

“Trustee” means the trustee under the Trust Agreements.

“Underlying Company” means any company that cedes Covered Insurance Policies to a Seller pursuant to an Underlying Reinsurance Agreement.

“Underlying Reinsurance Agreement” has the meaning specified in Section 5.17(b).

“Updated Seriatim File” has the meaning specified in Section 8.18(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“Wholesaling Agreement” means the Wholesaling and Marketing Support Agreement between Sellers, Buyer and/or their applicable Affiliates, to be negotiated by the Parties in good faith on commercially reasonable terms and in accordance with the footnote to Section 3.01(a) of the form of Administrative Services Agreement attached hereto as Exhibit A.

“Willful Breach” means any breach of this Agreement that is the consequence of an act or omission by a party with the knowledge, at the time of such breach, that the taking of, or failure to take, such act would breach this Agreement in any material respect.

ARTICLE II
PURCHASE AND SALE

Section 2.1                                    Purchase and Sale; Assignment and Assumption.  On the terms and subject to the conditions set forth in this Agreement, at the Closing (a) each Seller hereby agrees to, and GWLA hereby agrees to cause one or more of the GWLA Subsidiaries to, sell, assign, transfer, convey and deliver to Buyer, and Buyer hereby agrees to purchase from each Seller and the GWLA Subsidiaries, all of such Seller’s and such GWLA Subsidiaries’ right, title and interest in and to (subject to Section 8.10(a)) the Acquired Assets, free and clear of all Encumbrances, other than Permitted Encumbrances; and (b) each Seller shall assign (and GWLA shall cause to be assigned), and Buyer shall assume and agree to discharge and perform when due, the Assumed Liabilities of each such Seller and the GWLA Subsidiaries.  At the Closing, Buyer, Sellers and the applicable GWLA Subsidiaries shall execute and deliver a bill of sale substantially in the form attached hereto as Exhibit I (the “Bill of Sale”) and an assignment and assumption agreement substantially in the form attached hereto as Exhibit J (the “Assignment and Assumption Agreement”) and such other documents and instruments as may be necessary or reasonably advisable in order to effect the conveyance of the Acquired Assets to Buyer and Buyer’s assumption of the Assumed Liabilities as contemplated hereby.

Section 2.2                                    Ceding Commission.  The aggregate amount payable by Reinsurers to Sellers in consideration for the transactions contemplated by this Agreement and the Reinsurance Agreements shall be an amount equal to the Aggregate Ceding Commission.  The portion of the Closing Ceding Commission payable to each Seller (each, a “Seller Ceding Commission”) at the Closing shall be in accordance with the percentage of the Closing Ceding Commission set forth with respect to such Seller on Schedule 2.2 (each, a “Pro Rata Percentage”); provided, that GWLA’s Seller Ceding Commission shall be adjusted by adding the Qualifying Pre-Closing Sales Adjustment Amount, if such amount is positive, or subtracting the absolute value of the Qualifying Pre-Closing Sales Adjustment Amount, if such amount is negative, and such adjusted amount shall be payable by the applicable Reinsurer at the Closing.  The Holdback Amount shall be payable to GWLA in accordance with Section 3.3(c) and the Qualifying Post-Closing Sales Adjustment shall be payable to GWLA in accordance with Section 2.6.

Section 2.3                                    Reinsurance Statements and General Account Net Settlement.

(a)                                 Attached hereto as (i) Schedule 2.3(a)(i) is a form of general account net settlement statement (“Statement of General Account Net Settlement”); and (ii) Schedule 2.3(a)(ii), for illustrative purposes only, is a pro forma general account net settlement statement, in substantially the same form as the Statement of General Account Net Settlement (the “Pro Forma Statement of General Account Net Settlement”), setting forth the Initial Reinsurance Premium with respect to the Covered Insurance Policies of each Seller under the applicable Reinsurance Agreement as of September 30, 2018, as derived from the Initial Reference Balance Sheet and the Initial Transfer Balance Sheet, prepared in accordance with the methodologies, procedures, judgments, assumptions and estimates described in the footnotes to the Pro Forma Statement of General Account Net Settlement (the “Reinsurance Statement Methodology”).

(b)                                 GWLA shall cause to be prepared and delivered to Buyer at least five (5) Business Days prior to the Closing Date:

(i)                                     a Reference Balance Sheet as of the Effective Time (such balance sheet, the “Estimated Reference Balance Sheet”), which shall be prepared in accordance with the methodologies, procedures, judgments and estimates described on Schedule 2.3(b)(i) (the “Reference Balance Sheet Methodology”);

(ii)                                  a Transfer Balance Sheet as of the Effective Time (such balance sheet, the “Estimated Transfer Balance Sheet”), which shall be prepared in accordance with the methodologies, procedures, judgments and estimates described on Schedule 2.3(b)(ii) (the “Transfer Balance Sheet Methodology”);

(iii)                               an estimated general account net settlement statement, in substantially the same form as the Statement of General Account Net Settlement, setting forth each Seller’s good faith estimate of the Initial Reinsurance Premium with respect to the Covered Insurance Policies and the Tax Gross-Up of Change in IMR of each Seller under the applicable Reinsurance Agreement as of the Effective Time (such statement, the “Estimated Statement of General Account Net Settlement”), which shall be derived from the Estimated Reference Balance Sheet and the Estimated Transfer Balance Sheet and prepared in accordance with the Reinsurance Statement Methodology;

(iv)                              a list of the Eligible Assets (together with associated Accrued Investment Income), determined in accordance with the Eligible Asset Selection Methodology, to be transferred by each Seller to the applicable Reinsurer pursuant to its Reinsurance Agreement, including the Book Value and Fair Market Value thereof, determined as of the Effective Time (the “Estimated Eligible Assets List”); and

(v)                                 an estimated statement setting forth Sellers’ good faith estimated calculation of the Closing Ceding Commission and each Seller Ceding Commission as of the Effective Time, determined in accordance with the definitions of “Closing Ceding Commission” and “Ceding Commission Adjustment Amount” and, with respect to each Seller Ceding Commission, based on such Seller’s relative Pro Rata Percentage (and, with respect to GWLA, the Qualifying Pre-Closing Sales Adjustment Amount, determined in accordance with the definition of “Qualifying Pre-Closing Sales Adjustment Amount”) (the “Estimated Ceding Commission Statement”).

The Estimated Reports will be accompanied by the documentation set forth on Section 2.3(b) of the Seller Disclosure Schedule.  Sellers will review and consider in good faith any revisions of the Estimated Reports proposed by Buyer and Reinsurers, provide reasonably requested supporting calculations and detail relating to the amounts and calculations underlying any such revisions and implement such revisions that Sellers determine in good faith are appropriate; provided, that (i) Sellers shall be under no obligation to accept any such proposed revisions that Sellers determine in good faith are not appropriate, (ii) the acceptance of any such proposed revisions shall not constitute a condition to Buyer’s obligations to consummate the transactions contemplated hereby and (iii) Sellers’ obligations to review and consider in good faith any such proposed revisions shall in no event require that the contemplated Closing Date be postponed or otherwise delayed.  For the avoidance of doubt, nothing in this paragraph shall be deemed a waiver by Buyer of its rights to raise any such revisions pursuant to this Section 2.3 or otherwise affect the rights of any Party pursuant to Section 2.4.

(c)                                  On or before the date that is ninety (90) days following the Closing Date, GWLA shall cause to be prepared and delivered to Buyer:

(i)                                     unaudited estimated statutory balance sheets of each Seller in respect of the Reinsured Business as of the Effective Time, which shall be prepared in accordance with SAP;

(ii)                                  a Reference Balance Sheet as of the Effective Time (such balance sheet, the “Closing Date Reference Balance Sheet”), which shall be prepared in accordance with the Reference Balance Sheet Methodology;

(iii)                               a Transfer Balance Sheet as of the Effective Time (such balance sheet, the “Closing Date Transfer Balance Sheet”), which shall be prepared in accordance with the Transfer Balance Sheet Methodology;

(iv)                              a general account net settlement statement, in substantially the same form as the Statement of General Account Net Settlement, setting forth the Initial Reinsurance Premium with respect to the Covered Insurance Policies and the Tax Gross-Up of Change in IMR of each Seller under the applicable Reinsurance Agreement as of the Effective Time (such statement, the “Closing Statement of General Account Net Settlement”), which shall be derived from the Closing Date Reference Balance Sheet and the Closing Date Transfer Balance Sheet and prepared in accordance with the Reinsurance Statement Methodology; and

(v)                                 a list of the Eligible Assets (together with associated Accrued Investment Income) that were transferred by each Seller to the applicable Reinsurer pursuant to its Reinsurance Agreement on the Closing Date, including the Book Value and Fair Market Value thereof, determined as of the Effective Time (the “Closing Eligible Assets List”); and

(vi)                              a statement setting forth Sellers’ calculation of the Closing Ceding Commission and each Seller Ceding Commission as of the Effective Time, determined in accordance with the definitions of “Closing Ceding Commission” and “Ceding Commission Adjustment Amount” and, with respect to each Seller Ceding Commission, based on such Seller’s relative Pro Rata Percentage (and, with respect to GWLA, the Qualifying Pre-Closing Sales Adjustment Amount, determined in accordance with the definition of “Qualifying Pre-Closing Sales Adjustment Amount”) (the “Closing Ceding Commission Statement”).

(d)                                 After the Closing Date and until any disputes with respect to the Closing Date Statements are finally resolved in accordance with this Section 2.3 and Section 2.4, (i) (A) Buyer shall permit Sellers and their Representatives to review its and its Affiliates’ work papers and any work papers of its independent accountants, and (B) Sellers shall permit Buyer and its Representatives to review their and the GWLA Subsidiaries’ work papers and any work papers of their independent accountants, in each case of (A) and (B), relating to the information to be set forth in the Closing Date Statements and any other items reasonably requested by another Party in connection with its preparation or review of the Closing Date Statements, and (ii) Buyer shall and shall cause its Affiliates to, each Seller shall, and GWLA shall cause the GWLA Subsidiaries to, make reasonably available to the other Parties and their Representatives all relevant personnel and Representatives (including accountants) responsible for and knowledgeable about the information to be set forth in the Closing Date Statements in order to respond to the reasonable inquiries of any of the other Parties; provided, that the independent accountants of any of the Parties or any of their Affiliates shall not be obligated to make any work papers available to another Party unless and until such Party has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants; provided, further, however, that Sellers’ obligation to make such personnel available shall be limited to the personnel that a Seller or one of its Subsidiaries has actually continued to employ following the Closing Date.

(e)                                  For each Seller’s reinsurance transaction pursuant to its Reinsurance Agreement, the “Reinsurance Settlement Amount” shall be an amount equal to (i) (A) the sum of the Initial Reinsurance Premium and Tax Gross-Up of Change in IMR with respect to such Seller determined by reference to the Closing Statement of General Account Net Settlement (after any disputes with respect thereto have been finally resolved in accordance with this Section 2.3 and Section 2.4) minus (B) the sum of the Initial

Reinsurance Premium and Tax Gross-Up of Change in IMR with respect to such Seller determined by reference to the Estimated Statement of General Account Net Settlement, plus (ii) (A) the Book Value of the Eligible Assets as set forth on the Estimated Eligible Assets List with respect to such Seller minus (B) the Book Value of the Eligible Assets as set forth on the Closing Eligible Assets List with respect to such Seller (after any disputes with respect thereto have been finally resolved in accordance with this Section 2.3 and Section 2.4).  With respect to each Reinsurance Agreement, if the Reinsurance Settlement Amount thereunder is a positive amount, then each Seller shall cause an amount in cash equal to its applicable Reinsurance Settlement Amount to be paid to the applicable Reinsurer by wire transfer of immediately available funds to an account designated by Buyer.  With respect to each Reinsurance Agreement, if the Reinsurance Settlement Amount thereunder is a negative amount, then Buyer shall cause an amount in cash equal to the absolute value of the applicable Reinsurance Settlement Amount to be paid to the applicable Seller by wire transfer of immediately available funds to an account or accounts specified by Sellers in writing to Buyer.  Subject to the resolution of any dispute concerning the Closing Statement of General Account Net Settlement or the Closing Eligible Assets List in accordance with Section 2.4, the Reinsurance Settlement Amount, together with interest thereon from the Closing Date to the date of payment at the Federal Funds Rate, shall be paid by the relevant Party within five (5) Business Days following the applicable date of final determination of the Closing Date Reference Balance Sheet, the Closing Date Transfer Balance Sheet, Closing Statement of General Account Net Settlement and the Closing Eligible Assets List in accordance with Section 2.4.

(f)                                   For each Seller’s reinsurance transaction pursuant to its Reinsurance Agreement, the “Ceding Commission Settlement Amount” shall be an amount equal to (i) (A) the Ceding Commission Adjustment Amount with respect to such Seller as set forth on the Closing Ceding Commission Statement (after any disputes with respect thereto have been finally resolved in accordance with this Section 2.3 and Section 2.4) minus (B) the Ceding Commission Adjustment Amount with respect to such Seller determined by reference to the Estimated Ceding Commission Statement.  With respect to each Reinsurance Agreement, if the Ceding Commission Settlement Amount thereunder is a negative amount, then each Seller shall cause an amount in cash equal to the absolute value of its applicable Ceding Commission Settlement Amount to be paid to the applicable Reinsurer by wire transfer of immediately available funds to an account designated by Buyer.  With respect to each Reinsurance Agreement, if the Ceding Commission Settlement Amount thereunder is a positive amount, then Buyer shall cause an amount in cash equal to the applicable Ceding Commission Settlement Amount to be paid by the applicable Reinsurer to the applicable Seller by wire transfer of immediately available funds to an account or accounts specified by Sellers in writing to Buyer.  Subject to the resolution of any dispute concerning the Closing Ceding Commission Statement in accordance with Section 2.4, the Ceding Commission Settlement Amount, together with interest thereon from the Closing Date to the date of payment at the Federal Funds Rate, shall be paid by the relevant Party within five (5) Business Days following the applicable date of final determination of the Closing Date Reference Balance Sheet, the Closing Date Transfer Balance Sheet, Closing Statement of General Account Net Settlement, the Closing Eligible Assets List and the Closing Ceding Commission Statement in accordance with Section 2.4.

(g)                                  For GWLA’s reinsurance transaction pursuant to its Reinsurance Agreement, the “Qualifying Pre-Closing Sales Settlement Amount” shall be an amount equal to (i) (A) the Qualifying Pre-Closing Sales Adjustment Amount as set forth on the Closing Ceding Commission Statement (after any disputes with respect thereto have been finally resolved in accordance with this Section 2.3 and Section 2.4) minus (B) the Qualifying Pre-Closing Sales Adjustment Amount determined by reference to the Estimated Ceding Commission Statement.  With respect to GWLA’s Reinsurance Agreement, (i) if the Qualifying Pre-Closing Sales Settlement Amount thereunder is a negative amount, then GWLA shall cause an amount in cash equal to the absolute value of the Qualifying Pre-Closing Sales Settlement Amount to be paid to the applicable Reinsurer by wire transfer of immediately available funds to an account designated by Buyer, or (ii) if the Qualifying Pre-Closing Sales Settlement Amount thereunder is a positive amount, then Buyer shall cause an amount in cash equal to the Qualifying Pre-Closing Sales Settlement Amount to be paid by the applicable Reinsurer to GWLA by wire transfer of immediately available funds to an account or accounts specified by Sellers in writing to Buyer.  Subject to the resolution of any dispute concerning the Closing Ceding Commission Statement in accordance with Section 2.4, the Qualifying Pre-Closing Sales Settlement Amount, together with interest thereon from the Closing Date to the date of payment at the Federal Funds Rate, shall be paid by the relevant Party within five (5) Business Days following the applicable date of final determination of the Closing Date Reference Balance Sheet, the Closing Date Transfer Balance Sheet, Closing Statement of General Account Net Settlement, the Closing Eligible Assets List and the Closing Ceding Commission Statement in accordance with Section 2.4.

Section 2.4                                    Review of the Closing Date Statements.

(a)                                 If Buyer disagrees with any Closing Date Statement or Prospective Post-Closing Sales Exhibit, Buyer shall notify Sellers of such disagreement within sixty (60) days after delivery thereof (such notice, the “Notice of Disagreement”).  The Notice of Disagreement shall set forth, in reasonable detail, any disagreement with, and any requested adjustment to, a Closing Date Statement or Prospective Post-Closing Sales Exhibit.  Matters as to which Buyer may submit a Notice of Disagreement in respect of the Closing Date Statements shall be limited to (i) whether the Closing Date Reference Balance Sheet was prepared in accordance with the Reference Balance Sheet Methodology, (ii) whether the Closing Date Transfer Balance Sheet was prepared in accordance with the Transfer Balance Sheet Methodology, (iii) whether the Closing Statement of General Account Net Settlement was prepared in accordance with the Reinsurance Statement Methodology, (iv) whether the Eligible Assets were selected in accordance with the Eligible Asset Selection Methodology and whether the Closing Eligible Assets List was prepared in accordance with Section 2.3(c)(v) (including the calculations of the Book Value thereof) and the Reinsurance Statement Methodology, (v) whether the Ceding Commission Adjustment Amount was calculated in accordance with the definition of “Ceding Commission Adjustment Amount” and the terms of this Agreement expressly related thereto, (vi) whether the Qualifying Pre-Closing Sales Adjustment Amount was calculated in accordance with the definition of “Qualifying Pre-Closing Sales Adjustment Amount” and the terms of this Agreement expressly related thereto, and (vii) whether Sellers committed any arithmetic error in the line items or calculations set forth therein, as applicable (clauses (i) through (vii) being the “Permitted Factors”).  If Buyer fails to deliver a Notice of Disagreement by the end of such period, Buyer shall be deemed to have accepted the Closing Date Statements and Prospective Post-Closing Sales Exhibits delivered by Sellers.  Matters included in the calculations in the Closing Date Statements to which Buyer does not object in a Notice of Disagreement shall be deemed accepted by Buyer (except to the extent that such matters relate to matters that are disputed in a Notice of Disagreement), and shall not be subject to further dispute or review.

(b)                                 For ten (10) days after delivery of any Notice of Disagreement, Buyer and Sellers shall attempt in good faith to resolve the matters raised therein, and any resolution agreed to in writing by Buyer and Sellers shall be final and binding upon Buyer and Sellers.  If Buyer and Sellers are unable to resolve any disagreement within such ten (10)-day period, Buyer and Sellers shall update the Closing Date Statements or Prospective Post-Closing Sales Exhibits, as applicable, and the Notice of Disagreement to reflect any agreement, and jointly submit the matter to Ernst & Young LLP.  In the event Ernst & Young LLP shall decline such appointment, any Party may request that a nationally recognized accounting firm be appointed by the American Arbitration Association.  Ernst & Young LLP or such other accounting firm appointed in accordance with the preceding sentence, as applicable, shall be referred to herein as the “Accounting Firm.”  The Accounting Firm shall consider only those items and amounts set forth in the Closing Date Statements or Prospective Post-Closing Sales Exhibits as to which any such disagreement has not been resolved.  The Parties shall cooperate with the Accounting Firm in its review and shall promptly furnish such information as the Accounting Firm may reasonably request in connection therewith.  The Parties shall use commercially reasonable efforts to cause the Accounting Firm to deliver to the Parties within twenty (20) days after such submission a written report setting forth the resolution of any such disagreement, determined on the basis of the Reference Balance Sheet Methodology, the Transfer Balance Sheet Methodology, the Reinsurance Statement Methodology, the Eligible Asset Selection Methodology, the definition of “Ceding Commission Adjustment Amount” and the terms of this Agreement expressly related thereto, the definition of “Qualifying Pre-Closing Sales Adjustment Amount” and the terms of this Agreement expressly related thereto, as applicable, or, with respect to the Prospective Post-Closing Sales Exhibits, Schedule 1.1(d)(iii); provided, with respect to the Closing Date Statements, that each individual adjustment set forth in such report, if there are any, must arise from a Permitted Factor; provided, further, with respect to the Closing Date Statements, that the Accounting Firm shall not review or make any adjustment to a line item on, calculation in, or other matter involving, any Closing Date Statement not subject to a disagreement between Buyer and Sellers pursuant to this Section 2.4, and the Accounting Firm’s determination, if not in accordance with the position of either Sellers or Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by (i) Buyer in the Notice of Disagreement or (ii) Sellers in the Closing Date Statements.  Absent fraud or manifest error, any such report shall be final and binding upon the Parties and shall not be subject to review by a court or other tribunal.  In the event the Accounting Firm concludes that Buyer was correct as to sixty-five percent (65%) or more (by dollar amount) of the disputed items, then Sellers shall pay the Accounting Firm’s fees, costs and expenses (with each Seller paying such Seller’s relative Pro Rata Percentage of such fees, costs and expenses).  In the event the Accounting Firm concludes that Sellers were correct as to sixty-five percent (65%) or more (by dollar amount) of the disputed items, then Buyer shall pay the Accounting Firm’s fees, costs and expenses.  In the event the Accounting Firm fails to make either such conclusion, then Buyer, on the one hand, and Sellers, on the other hand, shall each pay one-half the Accounting Firm’s fees, costs and expenses (with each Seller paying such Seller’s relative Pro Rata Percentage of such fees, costs and expenses).

Section 2.5                                    Ceding Commission Allocation.  Within sixty (60) days following the final determination of the Closing Date Statements pursuant to Section 2.3 and Section 2.4, Buyer and Sellers shall attempt in good faith to agree on a proposed schedule that allocates in accordance with Applicable Law the Closing Ceding Commission, as adjusted pursuant to Section 2.3 and Section 2.4, and other relevant consideration under the Code among the assets acquired pursuant to this Agreement and the Ancillary Agreements (the “Asset Allocation Schedule”).  If Buyer and Sellers do not agree on an Asset Allocation Schedule during such 60-day period, then each of Buyer and Sellers may file all their respective Tax Returns without regard to any Asset Allocation Schedule.

Section 2.6                                    Qualifying Post-Closing Sales Adjustment.

(a)                                 Subject to the terms of this Section 2.6(a), following December 31, 2019 (the “Qualifying Post-Closing Sales Adjustment Date”), GWLA shall be entitled to a payment, as a further adjustment to its Seller Ceding Commission, in an amount equal to the Qualifying Post-Closing Sales Adjustment, if such amount is greater than zero, in accordance with this Section 2.6.

(i)                                     Within thirty (30) days after the Qualifying Post-Closing Sales Adjustment Date, Buyer shall give GWLA notice of Buyer’s calculation of, and, if payable, pay to GWLA by wire transfer of immediately available funds to an account designated by GWLA, the Qualifying Post-Closing Sales Adjustment.

(ii)                                  Buyer shall provide its documentation in support of its calculation of the Qualifying Post-Closing Sales Adjustment to GWLA at the time of its payment to GWLA of such amount, if such amount is payable, or at the time of its notice to GWLA of its calculation, if such amount is not payable.  If GWLA disagrees with Buyer’s calculation of the Qualifying Post-Closing Sales Adjustment, GWLA shall provide a Notice of Disagreement within forty-five (45) days after delivery thereof.

The Notice of Disagreement shall set forth, in reasonable detail, any disagreement with, and any requested adjustment to, Buyer’s calculation of the Qualifying Post-Closing Sales Adjustment.  If GWLA fails to deliver a Notice of Disagreement by the end of such period, GWLA shall be deemed to have accepted Buyer’s calculation of the Qualifying Post-Closing Sales Adjustment.  For ten (10) days after delivery of any Notice of Disagreement, Buyer and GWLA shall attempt in good faith to resolve the matters raised therein, and any resolution agreed to in writing by Buyer and GWLA shall be final and binding upon Buyer and GWLA.  If Buyer and GWLA are unable to resolve any disagreement within such ten (10)-day period, Buyer and GWLA shall update the calculation of the Qualifying Post-Closing Sales Adjustment and the Notice of Disagreement to reflect any agreement, and jointly submit the matter to the Accounting Firm.  The Accounting Firm shall consider only those items and amounts set forth in the calculation of the Qualifying Post-Closing Sales Adjustment as to which any such disagreement has not been resolved.  Buyer and GWLA shall cooperate with the Accounting Firm in its review and shall promptly furnish such information as the Accounting Firm may reasonably request in connection therewith.  Buyer and GWLA shall use commercially reasonable efforts to cause the Accounting Firm to deliver to Buyer and GWLA within twenty (20) days after such submission a written report setting forth the resolution of any such disagreement, determined on the basis of the definition of “Qualifying Post-Closing Sales Adjustment Amount” and the terms of this Agreement expressly related thereto; provided, that the Accounting Firm’s determination shall not be in excess of the higher, nor less than the lower, of the amounts advocated by (i) GWLA in the Notice of Disagreement or (ii) Buyer in its calculation of the Qualifying Post-Closing Sales Adjustment.  Other than any remedy arising from a breach of Section 2.6(c), absent fraud or manifest error, any such report shall be final and binding upon the Parties and shall not be subject to review by a court or other tribunal.  In the event the Accounting Firm concludes that Buyer was correct as to fifty percent (50%) or more (by dollar amount) of the disputed items, then GWLA shall pay the Accounting Firm’s fees, costs and expenses.  In the event the Accounting Firm concludes that GWLA was correct as to fifty percent (50%) or more (by dollar amount) of the disputed items, then Buyer shall pay the Accounting Firm’s fees, costs and expenses.  In the event the Accounting Firm fails to make either such conclusion, then Buyer, on the one hand, and GWLA, on the other hand, shall each pay one-half the Accounting Firm’s fees, costs and expenses.

(iii)                               After the Closing Date and until any disputes with respect to Buyer’s calculation of the Qualifying Post-Closing Sales Adjustment are finally resolved in accordance with this Section2.6(a), (i) Buyer shall permit GWLA and its Representatives to review all of its and its Affiliates’ relevant information, including sales information, policy records and work papers and any work papers of Buyer’s and its Affiliates’ independent accountants relating to the information to be set forth in Buyer’s calculation of the Qualifying Post-Closing Sales Adjustment and any other items reasonably requested by GWLA in connection with its review of Buyer’s calculation of the Qualifying Post-Closing Sales Adjustment, and (ii) Buyer shall and shall cause its Affiliates to make reasonably available to GWLA and its Representatives all relevant personnel and Representatives (including accountants) responsible for and knowledgeable about the information to be set forth in Buyer’s calculation of the Qualifying Post-Closing Sales Adjustment in order to respond to the reasonable inquiries of GWLA; provided, that the independent accountants of

Buyer or any of its Affiliates shall not be obligated to make any work papers available to another Party unless and until such Party has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants.

(iv)                              Any increase in the Qualifying Post-Closing Sales Adjustment to be paid to GWLA determined pursuant to Section 2.6(a) shall be made within three (3) Business Days after such payment has been finally determined by wire transfer of immediately available funds from Buyer to an account designated by GWLA.

(b)                                 Subject to the terms of this Section 2.6(b), following the date of December 31, 2020 (the “COLI Sales Adjustment Date”), Buyer shall be entitled to a payment, as an adjustment to the Closing Ceding Commission, in an amount equal to the COLI Sales Adjustment Settlement Amount, if such amount is greater than zero, in accordance with this Section 2.6(b).

(i)                                     Within thirty (30) days after the COLI Sales Adjustment Date, Buyer shall give GWLA notice of Buyer’s calculation of the COLI Sales Adjustment Settlement Amount.

(ii)                                  Buyer shall provide its documentation in support of its calculation of the COLI Sales Adjustment Settlement Amount to GWLA at the time of its notice to GWLA of its calculation.  If GWLA disagrees with Buyer’s calculation of the COLI Sales Adjustment Settlement Amount, GWLA shall provide a Notice of Disagreement within forty-five (45) days after delivery thereof.  The Notice of Disagreement shall set forth, in reasonable detail, any disagreement with, and any requested adjustment to, Buyer’s calculation of the COLI Sales Adjustment Settlement Amount.  If GWLA fails to deliver a Notice of Disagreement by the end of such period, GWLA shall be deemed to have accepted Buyer’s calculation of the COLI Sales Adjustment Settlement Amount.  For ten (10) days after delivery of any Notice of Disagreement, Buyer and GWLA shall attempt in good faith to resolve the matters raised therein, and any resolution agreed to in writing by Buyer and GWLA shall be final and binding upon Buyer and GWLA.  If Buyer and GWLA are unable to resolve any disagreement within such ten (10)-day period, Buyer and GWLA shall update the calculation of the COLI Sales Adjustment Settlement Amount and the Notice of Disagreement to reflect any agreement, and jointly submit the matter to the Accounting Firm.  The Accounting Firm shall consider only those items and amounts set forth in the calculation of the COLI Sales Adjustment Settlement Amount as to which any such disagreement has not been resolved.  Buyer and GWLA shall cooperate with the Accounting Firm in its review and shall promptly furnish such information as the Accounting Firm may reasonably request in connection therewith.  Buyer and GWLA shall use commercially reasonable efforts to cause the Accounting Firm to deliver to Buyer and GWLA within twenty (20) days after such submission a written report setting forth the resolution of any such disagreement, determined on the basis of the definition of “COLI Sales Adjustment Settlement Amount” and the terms of this Agreement expressly related thereto; provided, that the Accounting Firm’s determination shall not be in excess of the higher, nor less than the lower, of the amounts advocated by (i) GWLA in the Notice of Disagreement or (ii) Buyer in its calculation of the COLI Sales Adjustment Settlement Amount.  Other than any remedy arising from a breach of Section 2.6(c), absent fraud or manifest error, any such report shall be final and binding upon the Parties and shall not be subject to review by a court or other tribunal.  In the event the Accounting Firm concludes that Buyer was correct as to fifty percent (50%) or more (by dollar amount) of the disputed items, then GWLA shall pay the Accounting Firm’s fees, costs and expenses.  In the event the Accounting Firm concludes that GWLA was correct as to fifty percent (50%) or more (by dollar amount) of the disputed items, then Buyer shall pay the Accounting Firm’s fees, costs and expenses.  In the event the Accounting Firm fails to make either such conclusion, then Buyer, on the one hand, and GWLA, on the other hand, shall each pay one-half the Accounting Firm’s fees, costs and expenses.

(iii)                               After the Closing Date and until any disputes with respect to Buyer’s calculation of the COLI Sales Adjustment Settlement Amount are finally resolved in accordance with Section 2.6(b), (i) Buyer shall permit GWLA and its Representatives to review all of its and its Affiliates’ relevant information, including sales information, policy records and work papers and any work papers of Buyer’s and its Affiliates’ independent accountants relating to the information to be set forth in Buyer’s calculation of the COLI Sales Adjustment Settlement Amount and any other items reasonably requested by GWLA in connection with its review of Buyer’s calculation of the COLI Sales Adjustment Settlement Amount, and (ii) Buyer shall and shall cause its Affiliates to make reasonably available to GWLA and its Representatives all relevant personnel and Representatives (including accountants) responsible for and knowledgeable about the information to be set forth in Buyer’s calculation of the COLI Sales Adjustment Settlement Amount in order to respond to the reasonable inquiries of GWLA; provided, that the independent accountants of Buyer or any of its Affiliates shall not be obligated to make any work papers available to another Party unless and until such Party has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants.

(iv)                              GWLA shall pay the COLI Sales Adjustment Settlement Amount, if any, determined pursuant to this Section 2.6(b) within three (3) Business Days after such payment has been finally determined by wire transfer of immediately available funds to an account designated by Buyer.

(c)                                  The Parties understand and agree that the Qualifying Post-Closing Sales Adjustment is an integral part of the consideration payable by Buyer in connection with the transactions contemplated in this Agreement and the Ancillary Agreements.  From and after the Closing until the Qualifying Post-Closing Sales Adjustment Date, (I) Buyer shall and, if applicable, shall cause any Affiliates of Buyer to (A) subject to the obligations in subclause (B), operate the sale and retention of BOLI Policies, COLI Policies and ICOLI Policies (as each such term is defined in Schedule 1.1(d)(iii)) in a good faith and commercially reasonable manner and (B) use commercially reasonable efforts to consummate the Qualifying Post-Closing BOLI Sales, Qualifying Post-Closing COLI Sales and Qualifying Post-Closing ICOLI Sales (as each such term is defined in Schedule 1.1(d)(iii)) prior to the Qualifying Post-Closing Sales Adjustment Date, (II) Buyer shall and, if applicable, shall cause any Affiliates of Buyer to, generate and deliver to GWLA regular reports in form and substance substantially similar to, and with the same frequency as, the usual and customary pricing reports generated by the applicable Sellers prior to the Closing with respect to the Policy types referred to in (I) above, setting forth, among other things, Post-Closing Sale IRR (as defined in Schedule 1.1(d)(iii)), using the methodologies and procedures used by the applicable Sellers in generating such reports prior to the Closing Date, including the usual and customary pricing model (provided, that the calculation of internal rate of return in the pricing model is consistent with the Post-

Closing Sale IRR definition in Schedule 1.1(d)(iii)) and (III) Buyer shall not and, if applicable, shall cause any Affiliates of Buyer not to, take any action or inaction in bad faith or with the intention or primary effect of negating or avoiding Buyer’s obligation to make payment of, or of reducing the amount of, the Qualifying Post-Closing Sales Adjustment or increasing the COLI Sales Adjustment Settlement Amount, including the issuance by Buyer or an Affiliate of Buyer of any Policy (on any Policy form) in lieu of the issuance of a BOLI Policy, COLI Policy or ICOLI Policy (as each such term is defined in Schedule 1.1(d)(iii)) in consummation of a Qualifying Post-Closing BOLI Sale, Qualifying Post-Closing COLI Sale, or Qualifying Post-Closing ICOLI Sale (as each such term is defined in Schedule 1.1(d)(iii)), as applicable.  In addition to any other remedy available to GWLA hereunder or at law or in equity (but without duplication of Loss), in the event Buyer shall violate any of its obligations under this Section 2.6(c) and, as a result thereof, or in connection therewith, any Qualifying Post-Closing BOLI Sale, Qualifying Post-Closing COLI Sale or Qualifying Post-Closing ICOLI Sale (as each such term is defined in Schedule 1.1(d)(iii)) shall elect not to purchase a BOLI Contract, COLI Contract or ICOLI Contract (as each such term is defined in Schedule 1.1(d)(iii)) or such sale is not otherwise consummated, or if such violation otherwise reduces the amount of the Qualifying Post-Closing Sales Adjustment, the amount of premium that would have been owed to any Seller if such sales had been consummated or otherwise been taken into account shall be deemed to be included in the Post-Closing BOLI Production, the Post-Closing COLI Production and the Post-Closing ICOLI Production (as each such term is defined in Schedule 1.1(d)(iii)), as applicable, with the Post-Closing Sale IRR (as defined in Schedule 1.1(d)(iii)) imputed based upon reasonable estimates, for purposes of calculating the Qualifying Post-Closing Sales Adjustment.

ARTICLE III
CLOSING

Section 3.1                                    Closing Date.  The closing of the transactions contemplated by Section 2.1 (the “Closing”) shall take place at the offices of Eversheds Sutherland (US) LLP, The Grace Building, 40th Floor, 1114 Avenue of the Americas, New York, NY 10036 at 10:00 a.m., New York City time, on (i) the first Business Day of the month immediately following the month in which the last of the conditions set forth in Article IX and Article X has been satisfied or waived in accordance with the terms of this Agreement (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of those conditions as of the Closing) (the “Condition Satisfaction”), or (ii) if the Condition Satisfaction occurs less than five (5) Business Days prior to the last Business Day of such month, on the first Business Day of the second month immediately following the month in which the Condition Satisfaction occurs, or at such other time and place as may be agreed upon by Buyer and Sellers; provided, that, on any such date, all of the conditions set forth in Article IX and Article X continue to be satisfied or waived.  The date on which the Closing is actually held is referred to herein as the “Closing Date.”  The transactions contemplated hereby shall be deemed to have been consummated and become effective for all purposes as of the Effective Time.

Section 3.2                                    [Intentionally Omitted.]

Section 3.3                                    Reinsurance Transaction.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and simultaneously with the consummation of the transactions set forth in Section 2.1, (i) Buyer shall cause each Reinsurer to, and each Seller shall, enter into the applicable Reinsurance Agreements, Trust Agreement and Administrative Services Agreement; and (ii) Buyer shall cause each Reinsurer to establish a Trust Account with the Trustee pursuant to the applicable Trust Agreement.

(b)                                 At the Closing, in accordance with the Reinsurance Agreements, (i) subject to Section 3.3(d), each Seller shall comply with the Eligible Asset Selection Methodology and transfer to the applicable Trust Account (or to the applicable Reinsurer as contemplated by the following two sentences) Eligible Assets, determined in accordance with the Eligible Asset Selection Methodology, with a Book Value equal to the Initial Reinsurance Premium determined by reference to the Estimated Statement of General Account Net Settlement for such Seller (each full group of Eligible Assets required to be transferred pursuant to this clause (i) with respect to each Reinsurance Agreement, a “Transferred Portfolio”) plus an amount of cash equal to the applicable Tax Gross-Up of Change in IMR determined by reference to the Estimated Statement of General Account Net Settlement for such Seller; and (ii) Buyer shall cause each Reinsurer to pay to each Seller the Seller Ceding Commission for such Seller (determined by reference to the Estimated Ceding Commission Statement) payable by such Reinsurer to such Seller pursuant to Section 2.2, by wire transfer of immediately available funds to an account or accounts designated by Sellers in writing at least three (3) Business Days prior to the Closing Date.  With respect to each Reinsurance Agreement, to the extent that the aggregate Fair Market Value of the Transferred Portfolio as set forth in the Estimated Statement of General Account Net Settlement is:

(i)                                     less than or equal to the Required Balance calculated using the estimated line items in the Estimated Transfer Balance Sheet, then the applicable Seller shall transfer the entirety of the applicable Transferred Portfolio into the applicable Trust Account and, concurrently therewith, Buyer shall cause the applicable Reinsurer to deposit into the applicable Trust Account Eligible Assets with a Fair Market Value equal to such deficiency (if any); or

(ii)                                  greater than the Required Balance calculated using the estimated line items in the Estimated Transfer Balance Sheet, then the applicable Seller shall transfer directly to the applicable Reinsurer Eligible Assets selected by such Reinsurer from the Eligible Assets in the applicable Transferred Portfolio that have an aggregate Fair Market Value equal to such excess, and shall transfer the remainder of the Eligible Assets in such Transferred Portfolio into the applicable Trust Account.

Notwithstanding the foregoing, if any Eligible Assets in any Transferred Portfolio that are required to be transferred to a Trust Account pursuant to this Section 3.3(b) are Non-Trust Assets, then Sellers and Buyer (at Buyer’s discretion) shall cause the applicable Seller to transfer such Non-Trust Assets directly to the applicable Reinsurer rather than such Trust Account and, in lieu thereof, the applicable Reinsurer shall transfer to the applicable Trust Account cash or Eligible Assets having an aggregate Fair Market Value equal to the Fair Market Value of the Non-Trust Assets that would otherwise have been transferred to the applicable Trust Account.

(c)                                  Subject to the terms of this Section 3.3(c), on the date that is twenty-four (24) months following the Effective Time (the “Holdback Date”), GWLA shall be entitled to a payment, as a further adjustment to its Seller Ceding Commission, in an amount equal to the Holdback Amount, which shall be payable by Buyer or its designee within thirty (30) days after the Holdback Date by wire transfer of immediately available funds to an account designated by GWLA; provided, that the provisions set forth on Schedule 3.3(c) shall apply to the obligations of the Parties under this Section 3.3(c).

(d)                                 Notwithstanding anything to the contrary in this Agreement, Sellers shall bear all costs and expenses required to transfer Eligible Assets to the Trust Accounts or to Reinsurers in the manner contemplated by this Article III; provided, that any title insurance premiums shall be borne by Buyer.  In addition, Sellers shall, at their sole cost and expense (subject to the proviso in the immediately preceding sentence), cooperate with Buyer and use commercially reasonable efforts to perfect the transfer of such Eligible Assets to Reinsurers on or as soon as practicable after the Closing Date to the extent necessary, including, for the avoidance of doubt, taking all actions reasonably necessary to re-register or re-title Eligible Assets that are commercial mortgage loans or similar assets and, unless Buyer elects not to transfer such assets to the Trust in connection with the Closing, thereafter, produce similar documentation for transfers in blank to be held by the Trustee in accordance with the terms of the relevant Trust Agreement.  Such actions shall include, in the case of any transfer of mortgages securing real property, with respect to each mortgage, using commercially reasonable efforts to complete the following actions, as applicable, no less than ninety (90) days after the Closing Date:

(i)                                     preparation, execution and delivery of an assignment of mortgage in substantially the form attached hereto as Exhibit K, with any jurisdiction-specific modifications required, including the recording thereof;

(ii)                                  preparation, execution and delivery of a customary assignment of leases and rents in substantially the form attached hereto as Exhibit L, to the extent required in the applicable jurisdiction of such real property, including the recording thereof;

(iii)                               preparation, execution and delivery of an allonge to the applicable promissory note(s) corresponding to each mortgage;

(iv)                              preparation, execution and delivery of a customary omnibus assignment of all other loan documents corresponding to each mortgage in substantially the form attached hereto as Exhibit M;

(v)                                 preparation, execution and delivery of a customary assignment of equity interests in any borrower that has pledged its equity interests in connection with such mortgage, together with any original versions of certificates and stock powers then currently being held by the transferor;

(vi)                              preparing, execution and filing a UCC-3 amendment with respect to such mortgage, and, if applicable, the corresponding assignment of leases and rents, in all applicable jurisdictions, amending the secured party thereof, including the recording and delivery thereof;

(vii)                           any other forms, agreements, affidavits or instruments required to be filed and/or recorded in order to transfer the Eligible Assets and the collateral securing same; and

(viii)                        preparation in blank and delivery of all Loan Assignment Documents required to be executed by Buyer or its Affiliate in connection with the pledge of Commercial Mortgage Loans to an applicable Trustee in accordance with the terms of the applicable Trust Agreement.

provided, that at the Closing, Sellers will deliver the Loan File and the Servicing File to the extent in the possession or control of, or reasonably available to, a Seller or its Affiliates, with respect to each Commercial Mortgage Loan to Reinsurers.

With respect to any Contract related to an Eligible Asset that is transferred to a Reinsurer (or to a Trust Account) pursuant to this Section 3.3, the Parties shall, for a reasonable period, use commercially reasonable efforts to obtain all consents, approvals, waivers and agreements necessary to assign, novate or otherwise transfer such Contracts to the applicable Reinsurer; provided that to the extent that any such consent, approval, waiver or agreement necessary to assign, novate or otherwise transfer any Contract is not obtained, Sellers, on the one hand, and the applicable Reinsurer, on the other hand, shall use commercially reasonable efforts to effect mutually agreeable alternative arrangements designed to provide such Reinsurer with substantially similar rights and benefits that would have accrued to such Reinsurer had such consent, approval, waiver or agreement been obtained.

Section 3.4                                    Buyer’s Additional Closing Date Deliveries.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall deliver or cause to be delivered to Sellers all of the following:

(a)                                 the certificate contemplated by Section 10.1(c), duly executed by a duly authorized officer of Buyer;

(b)                                 counterparts of each Ancillary Agreement to which Buyer or any Buyer Party is a party, each duly executed on behalf of Buyer or such Buyer Party, as applicable; and

(c)                                  such instruments of assumption and acceptance and other instruments or documents, in form and substance reasonably acceptable to Sellers, as may be necessary to effect Buyer’s acquisition of the Acquired Assets and assumption of the Assumed Liabilities from Sellers or their Affiliates, including the Bill of Sale and the Assignment and Assumption Agreement, in the manner contemplated by Section 2.1.

Section 3.5                                    Sellers’ Closing Date Deliveries.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall deliver or cause to be delivered to Buyer each of the following:

(a)                                 counterparts of each Ancillary Agreement to which a Seller or any Seller Party is a party, each duly executed on behalf of such Seller or Seller Party, as applicable;

(b)                                 such instruments of assumption and acceptance and other instruments or documents, in form and substance reasonably acceptable to Buyer, as may be necessary to effect Buyer’s acquisition of the Acquired Assets and assumption of the Assumed Liabilities from Sellers or their Affiliates, including the Bill of Sale and the Assignment and Assumption Agreement, in the manner contemplated by Section 2.1;

(c)                                  the certificate contemplated by Section 9.1(c), duly executed by a duly authorized officer of each Seller; and

(d)                                 an affidavit in the form set forth in the regulations under Section 1445(b)(2) of the Code.

Section 3.6                                    No Duplication of Payments.  For the avoidance of doubt, where a given payment is required to be made under the terms of this Agreement and a Reinsurance Agreement, such payment shall only be made once and shall be deemed to be made pursuant to the operative Reinsurance Agreement and, in the event of any actual conflict between the provisions hereof and any provision of a Reinsurance Agreement, the provisions of the Reinsurance Agreement shall govern.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Except as set forth in the corresponding section or subsection of the disclosure schedule supplied by Sellers to Buyer dated the date hereof (the “Seller Disclosure Schedule”), GWLA represents and warrants to Buyer, as of the date hereof and as of the Closing Date (except to the extent any such representations and warranties address matters only as of a particular date, in which case such representations and warranties shall speak only as of such date), as follows:

Section 4.1                                    Organization and Standing.  Each Seller and each Seller Party (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) is duly qualified as a foreign corporation or other legal entity, and is licensed as an insurer, to do business and is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualifications necessary and (iii) has the requisite corporate or other entity power and authority to own, lease or otherwise hold its assets and to operate its business as now conducted, except, in the case of clause (ii) above, where the failure to be so qualified or in good standing or to have such power or authority has not had, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Sellers or the Business.

Section 4.2                                    Authority of Sellers; Conflicts.

(a)                                 Each Seller and each Seller Party has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by each Seller and each Seller Party have been duly and validly authorized and approved by all requisite corporate or other similar action on the part of such Seller and each Seller Party.  This Agreement has been duly and validly authorized, executed and delivered by each Seller, and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) is the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, and each of the Ancillary Agreements to which such Seller or each Seller Party is or will be a party has been duly and validly authorized by such Seller or each Seller Party, no additional corporate proceedings are necessary on the part of Seller or such Seller Party to approve or authorize, as applicable, this Agreement and such Ancillary Agreements and, upon execution and delivery by such Seller or each Seller Party, will be (assuming the valid authorization, execution and delivery by the other party or parties thereto) a legal, valid and binding obligation of such Seller or Seller Party enforceable in accordance with its terms, subject in each case to bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance and similar laws relating to or affecting creditors’ rights generally and to general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law) (such exceptions, the “Enforceability Exceptions”).

(b)                                 None of the execution and delivery by any Seller or any Seller Party of this Agreement or any of the Ancillary Agreements, the consummation by such Seller or any Seller Party of any of the transactions contemplated hereby or thereby or compliance by such Seller or any Seller Party with or fulfillment by such Seller or any Seller Party of the terms, conditions and provisions hereof or thereof will:

(i)                                     assuming the receipt of all necessary Governmental Consents as described in Section 4.2(b)(ii)(A), (B) and (C), violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default (or an event that, with notice or lapse of time or both, would constitute a default) or an event creating rights of acceleration of remedies, penalty, increase in benefit payable, forfeiture, termination or cancellation or a loss of rights under, require the consent of any Person under, or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon the Acquired Assets, under (A) the charter, bylaws, certificate of formation or other applicable organizational documents of such Seller or the applicable Seller Party or any of their respective Affiliates, (B) any Contract or (C) any Applicable Law affecting such Seller or the applicable Seller Party or any of their respective Affiliates or any of their respective assets or properties, other than, in the case of clauses (B) and (C) above, any such breaches, defaults, rights, loss of rights, Encumbrances or unobtained consents as are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Sellers or the Business, or

(ii)                                  require any Governmental Consent, except (A) as set forth in Section 4.2(b)(ii) of the Seller Disclosure Schedule and (B) Governmental Consents (other than insurance consents), the failure of which to be obtained or made is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Sellers or the Business.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE BUSINESS

Except as set forth in the corresponding section or subsection of the disclosure schedule supplied by Sellers to Buyer dated the date hereof (the “Business Disclosure Schedule”), GWLA hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date (except to the extent any such representations and warranties address matters only as of a particular date, in which case such representations and warranties shall speak only as of such date), as follows:

Section 5.1                                    Financial Information; Reserves; Business Records.

(a)                                       (i)                                     Section 5.1(a)(i) of the Business Disclosure Schedule sets forth a Reference Balance Sheet as of September 30, 2018, prepared in accordance with the Reference Balance Sheet Methodology (the “Initial Reference Balance Sheet”).  The Initial Reference Balance Sheet was prepared by GWLA in good faith from the Seller Statutory Statements, using methodologies, estimates and adjustments to give effect to assumptions that provide a reasonable basis for presenting the financial position, direct profits and direct losses of the Reinsured Business in accordance with SAP, consistently applied.

(ii)                                  Section 5.1(a)(ii) of the Business Disclosure Schedule sets forth a Transfer Balance Sheet as of September 30, 2018, prepared in accordance with the Transfer Balance Sheet Methodology (the “Initial Transfer Balance Sheet”).

(b)                                 Sellers have delivered to Buyer true, complete and correct copies of the following statutory statements, in each case, as filed with the insurance department or other applicable Governmental Body with primary authority to regulate the U.S. insurance operations of the applicable Seller, together with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith: (i) the unaudited annual statutory statements of GWLA, GWLANY and the U.S. business of each of GWL and CLAC as of and for the years ended December 31, 2015, December 31, 2016 and December 31, 2017; (ii) the audited annual statutory financial statements of GWLA and GWLANY as of and for the years ended December 31, 2015, December 31, 2016 and December 31, 2017 (the statements referenced in (i) and (ii), the “Seller Annual Statutory Statements”); and (iii) the unaudited quarterly statutory financial statements of GWLA, GWLANY and the U.S. business of each of GWL and CLAC as of and for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 (the “Seller Quarterly Statements” and, collectively with the Seller Annual Statutory Statements, the “Seller Statutory Statements”).  The Seller Statutory Statements have been prepared in accordance with SAP (subject, in the case of the Seller Quarterly Statements, to normal recurring year-end adjustments), and fairly present, in all material respects, the statutory financial position and results of operation of such Seller as of the dates and for the periods indicated therein.  No material deficiency has been asserted by any Governmental Body with respect to any Seller Statutory Statements that remains unresolved.

(c)                                  Section 5.1(c) of the Business Disclosure Schedule sets forth a complete and accurate list of all of the Separate Accounts as of the date hereof, including (i) the assets held in each such Separate Account and the statutory carrying value thereof, in each case as of September 30, 2018, and (ii) an indication of whether each such Separate Account is (A) registered under the 1940 Act (and, if applicable, the 1940 Act registration file number applicable to such Separate Account), (B) associated with a Covered Insurance Policy that has been offered to a Policy Holder that is or is deemed to constitute the assets of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975 of the Code (collectively, “ERISA Separate Accounts”), or (C) neither (A) nor (B), together with a description of the basis on which Sellers have relied in determining that such Separate Account is not required to be registered under the 1940 Act.  No later than five (5) Business Days prior to the Closing Date, GWLA shall deliver an updated copy of such Schedule, including all Separate Accounts established following the date hereof to the fifth (5th) Business Day prior to the Closing Date, and on each Business Day thereafter, GWLA shall deliver to Buyer an update of such Schedule, if necessary, showing any Separate Accounts established between the fifth (5th) Business Day prior to the Closing Date and the Closing Date.  Each update to such Schedule delivered pursuant to the preceding sentence shall include the information required by clauses (i) and (ii) of this Section 5.1(c).

(d)                                 The statutory policy reserves required by SAP to be held by each Seller in respect of the Covered Insurance Policies as set forth in the Initial Transfer Balance Sheet, the Initial Reference Balance Sheet and the Seller Statutory Statements as of the respective dates thereof (the “Reserves”): (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied and developed by such Sellers applying consistent practices, assumptions and methodologies used as of their respective dates (except as otherwise noted in the Initial Reference Balance Sheet, the Reference Balance Sheet Methodology, the Initial Transfer Balance Sheet or the Transfer Balance Sheet Methodology), (ii) satisfied the requirements of SAP, other Applicable Law in all material respects, and, in the aggregate, the terms of the Covered Insurance Policies, as of the respective dates of the Initial Reference Balance Sheet, the Initial Transfer Balance Sheet and the Seller Statutory Statements and (iii) were determined in accordance with actuarial assumptions that were reasonable in relation to relevant Covered Insurance Policy provisions and Applicable Law.

(e)                                  The Business Records (i) have been maintained in all material respects in accordance with Applicable Law and Sellers’ or their applicable Affiliates’ customary business practices, and (ii) are in material compliance with any and all applicable required record keeping maintenance requirements in applicable Contracts.  Except as set forth on Section 5.1(e) of the Business Disclosure Schedule, the files provided by Sellers’ counsel to Buyer’s counsel in a disc on January 23, 2019 (collectively, the “Seriatim File”) contain a true, correct and complete list of all Covered Insurance Policies as of December 31, 2018, and the Updated Seriatim File when delivered pursuant to Section 8.18(b) will contain, a true, correct and complete list of all Covered Insurance Policies as of the Effective Time.  All Covered Insurance Policies are part of the Individual Markets Segment.

Section 5.2                                    Eligible Assets.

(a)                                 Section 5.2(a)(i) of the Business Disclosure Schedule sets forth a list of the Eligible Assets held by Sellers as of September 30, 2018 to support the General Account Reserves (as defined in the forms of the Reinsurance Agreement attached hereto as Exhibit C), which list has been compiled after giving effect to the substitution of certain assets as mutually agreed by Sellers and Buyer (collectively, and as updated to reflect sales and acquisitions of Eligible Assets pursuant to Section 7.1(b), the “Specified Investment Portfolio”), including the Book Value and Fair Market Value thereof as of September 30, 2018.  Section 5.2(a)(ii) of the Business Disclosure Schedule sets forth a list of the Eligible Assets held by Sellers as of as of September 30, 2018 to support the modified coinsurance reserve under that certain Reinsurance Agreement between CLAC and London Life Insurance Company (Barbados Branch), dated December 31,

2012 (the “Barbados Treaty”), which list has been compiled after giving effect to the substitution of certain assets as mutually agreed by Sellers and Buyer (collectively, and as updated to reflect sales and acquisitions of Eligible Assets pursuant to Section 7.1(b), the “Modco Specified Investment Portfolio”), including the Book Value and Fair Market Value thereof as of September 30, 2018. Except as set forth on Section 5.2(a)(iii) of the Business Disclosure Schedule, the applicable Seller holds good and marketable title to all Eligible Assets in the Specified Investment Portfolio and the Modco Specified Investment Portfolio, free and clear of all Encumbrances, other than Permitted Encumbrances.  Except as set forth on Section 5.2(a)(iii) of the Business Disclosure Schedule, good and marketable title to the Eligible Assets that are transferred to the Reinsurers pursuant to this Agreement and the Reinsurance Agreements will pass to the applicable Reinsurer at the Closing, free and clear of all Encumbrances, other than (a) Permitted Encumbrances and (b) the Encumbrances expressly contemplated by the Reinsurance Agreements and Trust Agreements.

(b)                                 Except as set forth on Section 5.2(b) of the Business Disclosure Schedule, no consent, approval or authorization of, or notice of filing with, any Person is required on the part of Sellers or any of their Affiliates in connection with the transfer of the Eligible Assets to the Reinsurers pursuant to this Agreement and the Reinsurance Agreements or the transfer of Eligible Assets in the Modco Specified Investment Portfolio to a Reinsurer in the event of any termination of the Barbados Treaty in order to make such transfers legally effective.

(c)                                  None of the Eligible Assets in the Specified Investment Portfolio or the Modco Specified Investment Portfolio or that will otherwise be transferred to the Reinsurers (or to a Trust Account) pursuant to this Agreement and the Reinsurance Agreements is subject to any Liabilities to fund any capital calls, capital commitments or similar obligations.

(d)                                 Neither Sellers nor any of their Affiliates: (i) has received written notice that any of the Eligible Assets that will be transferred to the Reinsurers pursuant to this Agreement and the Reinsurance Agreements, or that are currently, or will at the Effective Time be, in the Modco Specified Investment Portfolio, is in default in any payment of principal, distributions, interest, dividends or any other material payment or performance obligation thereunder; or (ii) has Knowledge of any fact or event that constitutes (or with notice or lapse of time or both will constitute) a violation or breach of, or default or event of acceleration under, any Contracts with respect to any such Eligible Assets.

(e)                                  The representations and warranties set forth in Schedule 5.2(e) are true and correct with respect to each Eligible Asset that is a commercial mortgage loan identified as such in Section 5.2(a)(i) or 5.2(a)(ii) of the Business Disclosure Schedule and is transferred to the Reinsurers at Closing pursuant to this Agreement and the Reinsurance Agreements or that are currently, or will at the Effective Time be, in the Modco Specified Investment Portfolio (collectively, the “Commercial Mortgage Loans”).

(f)                                   The representations and warranties set forth in Schedule 5.2(f) are true and correct with respect to each Eligible Asset that is a private placement security identified as such in Section 5.2(a)(i) or 5.2(a)(ii) of the Business Disclosure Schedule and is transferred to the Reinsurers at Closing pursuant to this Agreement and the Reinsurance Agreements or that are currently, or will at the Effective Time be, in the Modco Specified Investment Portfolio (collectively, the “Institutional Private Placements”).

Section 5.3                                    Actuarial Report.  Sellers have delivered to Buyer true, complete and correct copies of the “Actuarial Appraisal of the Individual Life and Annuity Business of Great-West Life and Annuity Insurance Company and U.S. Affiliates as of September 30, 2017”, dated May 23, 2018, as prepared by Milliman, Inc., as supplemented by the “Project Indigo — Roll-forward Appraisal Values to December 31, 2018”, dated September 4, 2018 (the “Actuarial Report”), and all attachments, addenda, supplements and modifications thereto.  The factual information and data provided by Sellers and their

Affiliates to Milliman, Inc. in connection with the preparation of the Actuarial Report was (A) complete and accurate in all material respects as of the date so provided, subject to any limitations and qualifications contained in the Actuarial Report, (B) derived from the Business Records and (C) generated from the same underlying sources and systems that were used to prepare the Initial Reference Balance Sheet; provided, that Sellers make no other representation or warranty with respect to the Actuarial Report, any estimates, projections, predications, forecasts or assumptions in the Actuarial Report or the assumptions on the basis of which such information or data was prepared.

Section 5.4                                    Changes in Business.  Since December 31, 2017 to the date hereof, (a) the Business has been conducted in the ordinary course consistent with past practice, (b) there has not occurred any fact, change, circumstance or effect that has had, or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Business and (c) there has not been any action taken by a Seller or any of its Affiliates that, if taken during the period after the date hereof and prior to the Closing, would require Buyer’s consent pursuant to clauses (ii), (iii), (x), (xi) or, to the extent related to the foregoing clauses, (xv) of Section 7.1(a).

Section 5.5                                    No Undisclosed Liabilities.  The Reinsured Business does not have any Liabilities required to be reflected on a balance sheet (or in the notes thereto) prepared in accordance with SAP, except Liabilities (a) disclosed in, reflected or reserved for in the Initial Transfer Balance Sheet, (b) incurred in the ordinary course of business since the date of the Initial Transfer Balance Sheet or (c) comprising the Excluded Liabilities.

Section 5.6                                    Taxes.

(a)                                 General.

(i)                                     There are no material Encumbrances for Taxes (other than for Taxes not yet due and payable) upon the Acquired Assets.

(ii)                                  None of the Acquired Assets being sold by CLAC or GWL is a “United States real property interest” as defined in Section 897(c) of the Code.

(b)                                 Product Tax.

(i)                                     The Tax treatment under the Code of each Covered Insurance Policy is not less favorable to the purchaser, policyholder or intended beneficiaries thereof than the Tax treatment under the Code for which such Covered Insurance Policy is treated as qualifying.  For purposes of this Section 5.6(b), the provisions of the Code relating to the Tax treatment of such Covered Insurance Policies shall include, but not be limited to, Sections 72, 101, 817, 7702, and 7702A of the Code.

(ii)                                  All Covered Insurance Policies that are subject neither to Section 101(f) nor to Section 7702 of the Code qualify as life insurance contracts for purposes of the Code.  All Covered Insurance Policies that are subject to Section 101(f) of the Code satisfy the requirements of that Section and otherwise qualify as life insurance contracts for purposes of the Code, and all Covered Insurance Policies that are subject to Section 7702 of the Code satisfy the requirements of Section 7702(a) of the Code and otherwise qualify as life insurance contracts for purposes of the Code.

(iii)                               Except as set forth in Section 5.6(b)(iii) of the Business Disclosure Schedule, none of the Covered Insurance Policies is a “modified endowment contract” within the meaning of Section 7702A of the Code, except any Covered Insurance Policy that is being administered as a “modified endowment contract” and with respect to which the Policy Holder either (i) has consented in writing to the treatment of such policy as a “modified endowment contract” and has not acted to revoke such consent or (ii) was informed in a manner that satisfied notice, disclosure and other applicable requirements under Applicable Law about the treatment of such policy as a “modified endowment contract,” and has not subsequently requested to have such treatment corrected.

(iv)                              Each Seller and its Affiliates have complied in all material respects with all reporting, withholding, and disclosure requirements under the Code that are applicable to the Covered Insurance Policies and, in particular, but without limitation, have reported distributions under such Covered Insurance Policies in compliance in all material respects with all applicable requirements of the Code, Treasury Regulations and forms issued by the IRS.

(v)                                 No Seller or any of its Affiliates is involved in any discussions or negotiations with the IRS or any other Tax Authority regarding the failure of any Covered Insurance Policies to meet the requirements of Section 72, 101, 817, 7702, or 7702A of the Code, as applicable to such Covered Insurance Policies.  In addition, none of Sellers nor any of their Affiliates is a party to or has received notice of any federal, state, local or foreign audits or other administrative or judicial actions with regard to the Tax treatment of any Covered Insurance Policies, or of any claims by the purchasers of the Covered Insurance Policies regarding the Tax treatment of the Covered Insurance Policies or the plan or arrangement in connection with which such Covered Insurance Policies were purchased.

(vi)                              With respect to any Covered Insurance Policy that Sellers or their Affiliates have treated as a variable contract within the meaning of Section 817(d) of the Code, (i) either the segregated asset accounts on which each such Covered Insurance Policy is based are and have at all times been adequately diversified as required under Section 817(h) of the Code and the Treasury Regulations thereunder or any diversification failures have been remedied through a closing agreement with the IRS, and any such closing agreement is set forth in Section 5.6(b)(vi) of the Business Disclosure Schedule, and (ii) the relevant Seller or Affiliate thereof is treated for U.S. federal income tax purposes as the owner of the assets of such Covered Insurance Policy.

(vii)                           Each holder of a BOLI/COLI Contract had, at the time of issuance of such BOLI/COLI Contract, a valid insurable interest under Applicable Law in each insured life under such BOLI/COLI Contract.

(c)                                  Except to the extent other representations and warranties in this Article V expressly relate to Taxes, this Section 5.6 contains the sole and exclusive representations and warranties with respect to matters relating to Taxes, and nothing in this Section 5.6 shall cause any Seller to be liable for any Taxes for which such Seller is not expressly liable pursuant to Article XII.

Section 5.7                                    Material Seller Permits.

(a)                                 Each Seller and each of its Affiliates owns, holds or possesses (i) all Governmental Permits required to be owned, held or possessed by such Seller or its Affiliates for the transaction of insurance contained within the Business substantially as conducted as of the date of this Agreement and (ii) all other Governmental Permits that are required to entitle it to own or lease, operate and use its assets and to carry on and conduct the Business substantially as conducted as of the date of this Agreement (each Governmental Permit described in (i) and (ii), a “Material Seller Permit”), except for any failures to own, hold or possess such Material Seller Permit that would not be material to the Business.

(b)                                 Each Material Seller Permit has been duly obtained, is valid and in full force and effect and, since January 1, 2016, has not been the subject of any pending or, to the Knowledge of Sellers, threatened administrative or judicial proceeding to revoke, cancel, suspend, modify or declare such Material Seller Permit invalid in any material respect.

(c)                                  Section 5.7(c) of the Business Disclosure Schedule lists all jurisdictions in which each Seller and each of its Affiliates engaged in the Business is licensed to issue, underwrite, market, distribute and sell the Covered Insurance Policies and otherwise operate and administer the Business.  Each Seller and each of its Affiliates engaged in the Business are in good standing (or equivalent status under Applicable Law) in each jurisdiction where such Material Seller Permits are necessary.

Section 5.8                                    Ownership of Assets.

(a)                                 Other than (x) the Excluded Services (as defined in, and specifically identified in Schedule 2.2 to, the form of Transition Services Agreement attached hereto as Exhibit G) and (y) as set forth on Section 5.8(a) of the Business Disclosure Schedule, the Acquired Assets, together with the rights and benefits of Buyer and its Affiliates under this Agreement and the Ancillary Agreements, (i) constitute all of each Seller’s and its Affiliates’ material assets, properties and rights that, together with the Excluded Assets and the Excluded Services (as defined in the Transition Services Agreement), are used or held for use by Sellers and their Affiliates to conduct the Business, and that are material to the operation of the Business, as of the date hereof and (ii) comprise assets, properties and rights that are sufficient to permit Buyer to operate the Business immediately following the Closing in substantially the same manner as the Business is being operated by Seller and its Affiliates as of the date hereof.  This Section 5.8(a) does not address employee matters or infringement or misappropriation of Intellectual Property Rights.

(b)                                 A Seller or one or more of its Affiliates is the record and beneficial holder of good and valid fee title to or has valid leases, licenses or rights to use the tangible Acquired Assets, in each case, free and clear of any Encumbrances, except for Permitted Encumbrances, other than assets and property disposed of since the date hereof in the ordinary course of business and in accordance with Section 7.1.  At the Closing, Buyer or one or more of its Affiliates will hold good and valid fee title to or have all valid leases, licenses or rights to the Acquired Assets.

Section 5.9                                    Real Property.  A Seller or an Affiliate of Seller has good, valid and fee simple title to all real property that is the subject of the Lease Agreement, free and clear of all Encumbrances, except for Permitted Encumbrances.  Section 5.9 of the Business Disclosure Schedule sets forth a list of all real property owned by a Seller or its Affiliates that is exclusively or primarily used by a Seller or its Affiliates in the conduct of the Business.

Section 5.10                             Intellectual Property.

(a)                                 Section 5.10(a) of the Business Disclosure Schedule contains a true, complete and correct list of (i) all registered or issued Intellectual Property Rights and applications for registration or issuance of Intellectual Property Rights that are, in each case, either (A) included in the Transferred Owned Intellectual Property or (B) licensed by a Seller or its Affiliates to Buyer pursuant to the Ancillary Agreements (collectively, “Owned Intellectual Property”), including in each case a brief description of the Intellectual Property Rights and specifying the owner, jurisdiction and registration and application number, and (ii) all Software included in the Transferred Owned Intellectual Property.  All required filings and fees related to the registered or applied-for Owned Intellectual Property have been timely filed with and paid to the relevant Governmental Body and all Owned Intellectual Property is in good standing.  All of the registered or applied-for Owned Intellectual Property is valid, enforceable, subsisting and in full force and effect.

(b)                           (i) To the Knowledge of Sellers, the Business as conducted on the date of this Agreement does not infringe, misappropriate or violate and since January 1, 2016, has not infringed, misappropriated or violated, any Intellectual Property Rights of any non-affiliated third party, (ii) to the Knowledge of Sellers, no Person is engaging in any activity that infringes upon the Transferred Owned Intellectual Property or Owned Intellectual Property and (iii) there is no pending or, to the Knowledge of Sellers, threatened Action before any Governmental Body alleging that the Business as currently conducted infringes or violates the Intellectual Property Rights of any non-affiliated third party or challenging the ownership, validity or enforceability of the Transferred Owned Intellectual Property, except in the case of (i) and (ii) above, as has not had, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Business.

(c)                                  A Seller or an Affiliate of Sellers owns all right, title and interest in, to and under all Transferred Owned Intellectual Property, free and clear of any Encumbrances or any material outstanding order, judgment, decree or agreement adversely affecting a Seller’s or any of its Affiliates’ use thereof or rights thereto, in each case, other than Permitted Encumbrances.

(d)                                 All of the Seller-Provided IP is either owned by Sellers or their Affiliates or is used by either Sellers or their Affiliates pursuant to a valid Contract, which Contract permits a Seller to legally and validly license or provide access to the Seller-Provided IP to Buyer pursuant to this Agreement and the Ancillary Agreements.  Sellers or their Affiliates have a valid right to use all Intellectual Property Rights used pursuant to a Transferred Contract.

(e)                                  Sellers and their Affiliates have used their respective commercially reasonable efforts to maintain the enforceability of, and protect, the material Transferred Owned Intellectual Property under Applicable Law (including (i) making and maintaining in full force and effect all necessary filings, registrations and issuances and (ii) maintaining the secrecy of all confidential Intellectual Property Rights used in the Business).

(f)                                   Since January 1, 2016, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting the Transferred Owned Information Technology or the Software or Information Technology licensed or made available under the Transferred Information Technology Contracts (collectively, the “IT Systems”) that (i) have caused any material disruption or material interruption in or to the use of such IT Systems that adversely impacted the conduct of the Business, and (ii) have not been remedied in all material respects.  There have not been any incidents of unauthorized access or other security breaches of the IT Systems.  The IT Systems (x) are in reasonable operating condition and are adequate and suitable for the purposes for which they are being used or held for use, (y) perform, and have been maintained by Sellers and their Affiliates in material conformance with their documentation, and (iii) to the Knowledge of Sellers, do not contain any viruses, Trojan horses, disabling code or malware that would reasonably be expected to materially interfere with the ability of Buyer to conduct the Business.  Sellers and their Affiliates have taken commercially reasonable steps necessary and appropriate (including implementing and monitoring compliance with adequate administrative, technical and physical safeguards) to protect the integrity and security of the IT Systems and the information stored therein (including all Personal Data, Trade Secrets, and other confidential information owned, and collected, protected, or maintained by Sellers or their Affiliates) from misuse or unauthorized use, access, disclosure, or modification by third parties in compliance with applicable Privacy Requirements.

(g)                                  All employees, independent contractors and consultants who contributed to the discovery, creation or development of any Transferred Owned Intellectual Property have transferred all rights and interest in such Transferred Owned Intellectual Property to Sellers or one of the GWLA Subsidiaries pursuant to enforceable written agreements, the work-for-hire doctrine or other conveyance of rights.  No such employee, independent contractor or consultant has any right, license, claim or interest whatsoever in or with respect to any Transferred Owned Intellectual Property.

(h)                                 With respect to the Business, Sellers and their Affiliates, (i) maintain privacy policies in compliance with Privacy Requirements; and (ii) are in compliance with all applicable privacy policies, terms of use and Privacy Requirements in all material respects.

(i)                                     Since January 1, 2016, with respect to the Business, none of Sellers or any of their Affiliates, has experienced (i) any loss, misuse, damage, unauthorized access, unauthorized disclosure or unauthorized use of any Personal Data or (ii) any other event that, with respect to the Business, Sellers or any of their Affiliates required a data breach notice to any Person or Governmental Body under Privacy Requirements in each case, that materially impacted the Business.  Neither (A) the execution, delivery, or performance of this Agreement, the other Ancillary Agreements or any of the other agreements, instruments, or documents contemplated hereby, nor (B) the consummation of any of the transactions contemplated hereby or thereby, nor (C) Buyer’s possession or use of the Personal Data in the same manner as, with respect to the Business, Sellers and their Affiliates, possessed or used prior to the Closing, will result in any violation of privacy policies, terms of use, or any Privacy Requirements.

Section 5.11                             No Violation, Litigation or Regulatory Action.

(a)                                 Except as set forth on Section 5.11(a) of the Business Disclosure Schedule, the Business is, and at all times since January 1, 2016 has been, conducted in compliance in all material respects with all Applicable Laws.

(b)                                 Sellers have delivered or made available to Buyer for inspection by Buyer all material reports of financial examinations and market conduct reports issued by any such Governmental Body, in each case only to the extent related to the Business since January 1, 2016.  Since January 1, 2016, each Seller and each of its Affiliates engaged in the Business (i) has timely filed all material reports, registrations, filings or submissions required to be filed with any Governmental Body with respect to the conduct of the Business in each jurisdiction in which it is conducting such Business, which were in all material respects true, complete and accurate when filed and (ii) with respect to any approval of a Governmental Body required in connection with any such filing, has received, or, to the Knowledge of Sellers, expects to receive, approval by the applicable Governmental Body in each jurisdiction requiring such approval.

(c)                                  Except as set forth on Section 5.11(c) of the Business Disclosure Schedule, there is no material Action pending or, to the Knowledge of Sellers, threatened in writing with respect to the Business.

(d)                                 Except as set forth on Section 5.11(d) of the Business Disclosure Schedule, none of Sellers nor any of their Affiliates is subject to any outstanding Court Order or Regulatory Agreement, in each case, relating to the Business, nor, to the Knowledge of Sellers, has any Seller or any of its Affiliates been advised since January 1, 2016 by any Governmental Body that it is considering issuing or requesting any such Regulatory Agreement relating to the Business.

(e)                                  Each Seller, its Affiliates and any of their respective officers and employees and, to the Knowledge of Sellers, other Distributors, who are, or since January 1, 2016 were, required to be registered by Applicable Law with respect to the broker-dealer function or appointed as (i) a broker-dealer or (ii) a registered principal, registered representative, insurance agent or salesperson with any Governmental Body or a Seller in connection with the Business are, and since January 1, 2016 have been, duly registered or appointed, as applicable, and such registrations or appointments are in full force and effect in all material respects, or are in the process of being registered or appointed as such within the time periods required by Applicable Law, except in each case for any failures to be so registered or appointed that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to the Business.  Each Seller, its Affiliates and any of their respective officers and employees and, to the Knowledge of Sellers, their Distributors are in compliance in all material respects with all requirements of such Applicable Law requiring any such registration or appointment, and are not subject to any material Liability or disability by reason of the failure to be so registered or appointed.  Section 5.11(e) of the Business Disclosure Schedule sets forth (i) each Seller, Affiliate of a Seller and their respective officers and employees that are required by Applicable Law with respect to the broker-dealer function, in connection with the ownership or operation of the Business, to be registered with FINRA or to be an “associated person” (as such term is defined in the Exchange Act and the rules and Bylaws of FINRA) of Seller or such Affiliate, and (ii) all Governmental Bodies with which each such applicable Person is so registered.

(f)                                   Neither any Seller nor any of its Affiliates, at any time since January 1, 2016, in connection with the operation of the Business has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity, to government officials, candidates or members of political parties or organizations, (ii) established or maintained any unlawful or unrecorded funds or (iii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, in each case in violation of the Foreign Corrupt Practices Act of 1977, as amended (if applicable), any Anti-Money Laundering Laws or any other similar Applicable Law.  Seller and each of its Affiliates, in connection with the operation of the Business, is, and has at all times been, in compliance in all material respects with all statutory and regulatory requirements of the laws implemented by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), in each case to the extent OFAC applies to such entity, and with all Anti-Money Laundering Laws.  Since January 1, 2016, neither any Seller nor any of its Affiliates that is an entity formed in the United States, in connection with the operation of the Business, is party to any Contract or has engaged in any transaction or other business with (i) any country subject to sanctions enforced by OFAC, including the government or any of sub-division thereof, agents, representatives, or residents thereof, or any entity formed, based or resident therein (or any agent thereof) or (ii) any Person that is included, at the time of the relevant transaction, in the list of Specially Designated Nationals and Blocked Persons published by the United States Department of the Treasury or any other restricted entity or person, as may be promulgated by the United States government from time to time, in each case to the extent OFAC applies to such entity.

Section 5.12                             Material Contracts.

(a)                                 Section 5.12(a) of the Business Disclosure Schedule contains a complete and accurate list of each Material Contract as of the date of this Agreement.  For the purposes of this Agreement, each of the following Contracts to which a Seller or any of its Affiliates is a party shall be deemed to constitute a “Material Contract”:

(i)                                     Any Mutual Fund Agreement;

(ii)                                  each Distribution Contract to which any Material Distributor is a party and each Contract to which the ADA or any of its Affiliates is a party in connection with the Reinsured Business and that is material to the ADA relationship;

(iii)                               each stable value wrap agreement related to the Reinsured Business to which any Seller is a party in effect on the date of this Agreement (the “Stable Value Wrap Agreements”);

(iv)                              any Contract (other than any Contract described in (i) and (ii) above) pursuant to which a non-affiliated third-party licenses (as licensor or licensee), or grants or is granted a covenant to sue or assert, or right of first refusal with respect to, Intellectual Property Rights material to the Business (other than Intellectual Property Rights in Information Technology) to or from a Seller or its Affiliates;

(v)                                 any Contract (other than any Contract described in (i) and (ii) above) (including any Shared Contracts) pursuant to which a non-affiliated third-party licenses (as licensor or licensee), or grants or is granted a covenant to sue or assert, or right of first refusal with respect to, Information Technology material to the Business to or from a Seller or its Affiliates (other than any such agreement for off-the-shelf, commercially available Software) involving aggregate payments in connection with the Business in the twelve (12) months ended December 31, 2017 in excess of $500,000;

(vi)                              any Contract (other than any Contract described in (iv) and (v) above) (including any Shared Contract) with a non-affiliated third-party vendor involving aggregate payments in connection with the Business in the twelve (12) months ended December 31, 2017 in excess of $500,000;

(vii)                           any Contract, that contains (A) any restriction on the ability of any Seller or any of its Affiliates (or, after consummation of the transactions contemplated hereby, Buyer or any of its Affiliates) to compete with any Person in connection with the Business or to engage in any line of business or to manufacture, market, sell or administer any products, in each case, of the kind that constitute Covered Insurance Policies, (B) any obligation of Seller or any of its Affiliates or, following the Closing, Buyer or any of its Affiliates, to conduct any business on an exclusive basis with any Person, (C) any “most favored nation” status provision provided by Seller or any of its Affiliates or (D) any right of first refusal or first offer or similar right, in each case of (A) through (D), to the extent related to the Business;

(viii)                        any limited liability company, partnership, joint venture or other similar Contract relating to the formation, creation, operation, management or control of any partnership or joint venture in respect of the Business;

(ix)                              any material written Contract that has a Governmental Body as a party thereto and is binding on any Seller or its Affiliates with respect to the Business (excluding Court Orders, Regulatory Agreements and Governmental Permits);

(x)                                 any Contract that is a lease, sublease or occupancy agreement for real property which is exclusively or primarily used in the conduct of the Business;

(xi)                              any Contract that places any Encumbrance, other than a Permitted Encumbrance, upon the Acquired Assets;

(xii)                           any material standalone indemnification agreement or standalone guarantee involving the Reinsured Business;

(xiii)                        any written Contract with any Business Employee related to such Business Employee’s employment with a Seller or its Affiliates that provide for aggregate annual payments of more than $250,000; and

(xiv)                       the AER Agreements.

provided, that Existing Reinsurance Agreements, Underlying Reinsurance Agreements and Covered Insurance Policies shall not be considered to be “Material Contracts” hereunder.

(b)                                 Except as set forth on Section 5.12(b) of the Business Disclosure Schedule, Sellers have made available to Buyer a true, complete and correct copy of each Material Contract (other than any Excluded Contract) which was in effect as of the date of this Agreement, including all amendments and addenda thereto.  Each Material Contract (other than any Excluded Contract) is in full force and effect and is a valid and binding obligation of each Seller and/or each of its Affiliates that is a party thereto and, to the Knowledge of Sellers, each other party to such Material Contract, except for such failures to be valid and binding as have not had, and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Business.  Each Material Contract (other than any Excluded Contract) is enforceable in accordance with its terms against each Seller and/or each of its Affiliates that is a party thereto and, to the Knowledge of Sellers, each other party to such Material Contract, subject in each case to the Enforceability Exceptions.  No Seller nor any of its Affiliates is (or with notice or lapse of time or both, will be) in breach or default under any such Material Contract (other than any Excluded Contract), and, to the Knowledge of Sellers, no other party to any such Material Contract (other than any Excluded Contract) is in breach or default thereunder, in each case, other than those breaches or defaults as have not had, and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Business.

Section 5.13                             Material Distributors.

(a)                                 Section 5.13(a) of the Business Disclosure Schedule sets forth a list of the Material Distributors.  Each Distribution Contract with any Material Distributor includes a provision or provisions requiring in substance that such Material Distributor complies in all material respects with all Applicable Laws relating to the offer or sale of Covered Insurance Policies, shares, units or equity interests in investment funds or other investment entities in connection with its activities relating to the Reinsured Business.

(b)                                 Since January 1, 2016, Sellers and their Affiliates have implemented and followed in all material respects programs and policies designed to provide reasonable assurance that each Distributor of any Seller or their Affiliates at the time it wrote, marketed, produced, sold, solicited or serviced Covered Insurance Policies, to the extent required by Applicable Law or Contract, was duly licensed, authorized and appointed (for the respective type of business written, marketed, produced, sold, solicited or serviced by such Distributor), in each case, in the particular jurisdiction in which such Distributor wrote, marketed, produced, sold, solicited or serviced such Covered Insurance Policies.  To the Knowledge of Sellers, no Distributor is in material violation, or since January 1, 2016 has been in material violation, of any Applicable Law applicable to the type of Covered Insurance Policies written, marketed, produced, sold or solicited by such Distributor.

(c)                                  No Seller nor any of its applicable Affiliates has any plan or program for the payment of compensation to any Material Distributor, except for marketing allowances, commissions and Trail Commissions.  Since January 1, 2016, no Material Distributor has notified a Seller or its applicable Affiliates in writing of its intent to terminate its relationship with such Seller or its applicable Affiliates with respect to the Reinsured Business.

(d)                                 In connection with the Reinsured Business, there are no outstanding (i) disputes with Distributors (other than Distributors who are employees of Sellers or their Affiliates) concerning material amounts of commissions or other incentive compensation, (ii) material errors and omissions claims against any Distributor (other than a Distributor who is an employee of Sellers or their Affiliates) or (iii) material amounts owed by any Distributor (other than Distributors who are employees of Sellers or their Affiliates) to Sellers or their Affiliates.

Section 5.14                             Employee Benefits and Agreements.

(a)                                 Section 5.14(a)(i) of the Business Disclosure Schedule lists all material Employee Benefit Plans.  GWLA has made available to Buyer complete and correct copies of all material plan documents or summary plan descriptions, and any material amendments and modifications related thereto, with respect to each such Employee Benefit Plan that provides (i) severance payments, severance benefits, or outplacement services, or (ii) tuition reimbursement benefits.  GWLA has made available to Buyer high-level summaries of its principal broad-based Employee Benefit Plans.  Except as otherwise expressly provided in Article VIII hereof, none of the Buyer or its Affiliates will have any Liability in respect of any Employee Benefit Plans or any other employee benefit plan maintained, sponsored or contributed to by the Sellers or their ERISA Affiliates from and after the Closing Date.

(b)                                 With respect to the Employee Benefit Plans, none of Buyer nor any of its Affiliates will be subject to or assume by operation of Applicable Law any Liability with respect to (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) any single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (iv) any employee benefit plan, program or arrangement that provides for medical, life insurance or other welfare-type benefits after termination of employment (other than as required to avoid an excise Tax under Section 4980B of the Code or other similar Applicable Law).

(c)                                  Each Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other Applicable Law.  Except as would not reasonably be expected to result in material Liability to Buyer or its Affiliates, there is no pending or, to the Knowledge of Sellers, threatened litigation or claims relating to any Employee Benefit Plan.  With respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, such plan, and its related trust, has received a determination letter (or opinion letters in the case of any prototype plans) from the IRS that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

(d)                                 Except as set forth on Section 5.14(d) of the Business Disclosure Schedule, neither the execution of this Agreement nor the transactions contemplated by this Agreement, alone or together with any other event, will or could reasonably be expected to (i) result in severance pay or any increase in severance pay of any Business Employee, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or result in any other obligation pursuant to, any of the Employee Benefit Plans in respect of any Business Employee, or (iii) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(e)                                        Section 5.14(e) of the Business Disclosure Schedule sets forth any monthly amounts that have been guaranteed in a Transferred Employee’s offer letter (as those exist as of the Closing Date, the “Offer Letter Guaranteed Amounts”) as of the date hereof.  Section 5.14(e) of the Business Disclosure Schedule will be updated in the same manner as Section 8.1(a)(i) of the Business Disclosure Schedule, pursuant to the terms of Section 8.1(a)(i) of this Agreement.

(f)                                         Section 5.14(f) of the Business Disclosure Schedule lists each Business Service Provider and includes, for each such Person, his or her name, location, fee rate, any other compensatory entitlements, and scope and terms of engagement.

(g)                                        Other than the Business Employees and Business Service Providers, no other employee or individual service provider provides substantially all of his or her services to the Business. For purposes of this Section 5.14(g), an individual is deemed to provide “substantially all of his or her services” if such individual dedicates at least eighty percent (80%) of his or her business time to serving the Business during which he or she provides services to GWLA or any GWLA Subsidiary.

Section 5.15                             Employee Relations.  (a) There are no collective bargaining agreements to which GWLA or any GWLA Subsidiary are parties with respect to any Business Employees and there are no labor unions or other organizations or groups representing or, to the Knowledge of Sellers, purporting to represent or attempting to represent any Business Employees, and (b) (i) to the Knowledge of Sellers, there are no formal organizational campaigns, petitions or other material unionization activities seeking recognition of a bargaining unit in the Business, (ii) there are no strikes or work stoppages pending or to the Knowledge of Sellers, threatened with respect to Business Employees and (iii) no such strike or work stoppage has occurred within the three (3) years preceding the date of this Agreement.  GWLA and each of the GWLA Subsidiaries are in material compliance, with respect to Business Employees, with all Applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, employment classification, the WARN Act, the FLSA, withholding of Taxes, employment discrimination, equal opportunity, employee leave issues and unemployment insurance and related matters.  GWLA and each of the GWLA Subsidiaries have complied in all material respects with respect to hiring practices under the Violent Crime Control and Law Enforcement Act of 1994 and the requirements under the Immigration Reform and Control Act of 1986, including the employment verification provisions (including obtaining and retaining the Form I-9 for each Business Employee), and all Business Employees who work in the United States are legally authorized to work in the United States.  There are no Actions or unfair labor practice complaints pending or, to the Knowledge of Sellers, threatened by, or with respect to, any Business Employees in connection with his or her employment relationship with Sellers or the GWLA Subsidiaries.  To the Knowledge of Sellers, no Business Employee is bound by any Contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order that would materially interfere with the use of such Person’s best efforts to promote the interests of the Business, or that would materially conflict with the Business as currently conducted.

Section 5.16                             Insurance.  As of the date of this Agreement, Sellers and their Affiliates, with respect to the Business, maintain the insurance policies and coverages set forth in Section 5.16 of the Business Disclosure Schedule, and all such policies are in full force and effect (and all premiums due and payable thereon have been paid), and no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect or that the issuer of such insurance policy is not willing or able to perform its obligations thereunder has been received by Seller or its Affiliates.

Section 5.17                             Reinsurance.

(a)                                 Section 5.17(a) of the Business Disclosure Schedule sets forth, as of the date of this Agreement, a true, complete and correct list of each reinsurance Contract pursuant to which any Seller has ceded or retroceded risks under any Covered Insurance Policy (each, an “Existing Reinsurance Agreement”).  Sellers have made available to Buyer true, complete and correct copies of each Existing Reinsurance Agreement (other than any Terminating Reinsurance Agreement) that is in force on the date of this Agreement (each such Existing Reinsurance Agreement, a “Material Existing Reinsurance Agreement”), and all amendments thereto.

(b)                                 Section 5.17(b) of the Business Disclosure Schedule sets forth, as of the date of this Agreement, a true, complete and correct list of each reinsurance Contract whereby a Covered Insurance Policy is ceded or retroceded by a non-affiliated third-party to a Seller (each, an “Underlying Reinsurance Agreement”).  Sellers have made available to Buyer true, complete and correct copies of each Underlying Reinsurance Agreement, and all amendments thereto.

(c)                                  Each Material Existing Reinsurance Agreement and each Underlying Reinsurance Agreement is in full force and effect in accordance with its terms and is a valid and binding obligation of the applicable Seller and, to the Knowledge of Sellers, each other party to such Material Existing Reinsurance Agreement or Underlying Reinsurance Agreement, except for such failures to be valid and binding as have not had, and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Business.  Each Material Existing Reinsurance Agreement and each Underlying Reinsurance Agreement is enforceable in accordance with its terms against the applicable Seller and, to the Knowledge of Sellers, each other party to such Material Existing Reinsurance Agreement or Underlying Reinsurance Agreement, subject in each case to the Enforceability Exceptions.  No Seller is (or with notice or lapse of time or both, will be) in breach or default under any such Material Existing Reinsurance Agreement or Underlying Reinsurance Agreement, and, to the Knowledge of Sellers, no other party to any such Material Existing Reinsurance Agreement or Underlying Reinsurance Agreement is (or with notice or lapse of time or both, will be) in breach or default thereunder, in each case, other than those breaches or defaults as have not had, and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Business.  Each Seller has performed all of its material obligations under the Existing Reinsurance Agreements and Underlying Reinsurance Agreements (in each case, other than any Terminating Reinsurance Agreements) in all material respects.

(d)                                 Since January 1, 2016, (i) there has not been any dispute with respect to any material amounts recoverable or payable by a Seller or any of its Affiliates pursuant to any Material Existing Reinsurance Agreement and (ii) no Existing Reinsurer under any Material Existing Reinsurance Agreement has denied coverage with respect to any current or prospective material claim.  To the Knowledge of Sellers, no Material Existing Reinsurance Agreement is currently subject to any pending audit by the reinsurer thereunder.  Since January 1, 2017, (i) Sellers and their Affiliates have not received any written or, to the Knowledge of Sellers, oral notice of any actual or proposed increase in the rate payable under any Material Existing Reinsurance Agreement, and (ii) no such increase has occurred.  No Existing Reinsurer has given written notice of termination (provisional or otherwise) under any Material Existing Reinsurance Agreement or has stopped or, to the Knowledge of Sellers, threatened to stop paying claims.  To the Knowledge of Sellers, no Existing Reinsurer under any Material Existing Reinsurance Agreement is the subject of any rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding.

Section 5.18                             Insurance Product-Related Matters.

(a)                                 To the extent required under Applicable Law, all policy forms and certificates on which Covered Insurance Policies in force on the date of this Agreement were written and all amendments, endorsements and riders thereto (collectively, “Policy Forms”), and all application forms, brochures and marketing materials pertaining thereto have been, in all material respects, approved by all applicable Governmental Bodies or filed with and not objected to by such Governmental Bodies within the period provided by Applicable Law for objection.  Since January 1, 2016, no material deficiencies have been asserted by any Governmental Body with respect to any such filings which have not been cured or otherwise resolved.  All such Policy Forms, application forms, brochures and marketing materials are currently utilized in compliance in all material respects with all Applicable Laws and within the scope of the approvals (if any) received with respect thereto.  Except as set forth on Section 5.18(a) of the Business Disclosure Schedule, a single state sample of each Policy Form currently being issued, and a single state sample of each Policy Form on which at least fifty (50) Covered Insurance Policies in force on the date of this Agreement were written, have been made available to Buyer.  Each Covered Insurance Policy in force on the date of this Agreement conforms in all material respects to one of the Policy Forms.  The information contained in the Shoebox Policy Spreadsheets completely and accurately sets forth all of the material economic terms of the Shoebox Policies, including a description of the remaining death benefits, surrender values and annuity payments arising thereunder.

(b)                                 Sellers have made available to Buyer true, complete and correct copies of the following information and analyses related to the BOLI/COLI Contracts:  (i) current and projected cost of insurance charges and other costs and charges for mortality and administration of the BOLI/COLI Contracts; (ii) current and projected interest credited rates; (iii) descriptions of the guidelines and methodologies used by Sellers and the GWLA Subsidiaries, as applicable, in determining the Non-Guaranteed Elements in effect on the date hereof and descriptions of all regulatory or other commitments made by or applicable to Sellers or the GWLA Subsidiaries, as applicable, in respect of Non-Guaranteed Elements; (iv) true and complete copies of all minutes of any meeting of the board of directors of Sellers or the GWLA Subsidiaries or any committee of such board or similar management committee since December 31, 2013 to the extent pertaining to the management or administration thereby of any Non-Guaranteed Element; (v) reasonably detailed descriptions of any Action pertaining to Non-Guaranteed Elements in the BOLI/COLI Contracts since January 1, 2016; and (vi) true, complete and correct copies of all material side letters relating to the BOLI/COLI Contracts.  Each Seller has in all material respects complied with and performed all of its obligations under such side letters.

(c)                                  Sellers have made available to Buyer a true, complete and correct copy of their policy regarding their use of the DMF, or a reasonably detailed description thereof if such policy is not written (the “DMF Policy”), and their DMF-related protocols (the “DMF Methodologies”), including the effective dates thereof, which Sellers use to determine the payment of life insurance benefits, annuity benefits, account values or other benefits and amounts under the life insurance policies and annuity Contracts that are included in the Reinsured Business.  Sellers administer the Covered Insurance Policies in accordance with the DMF Policy and the DMF Methodologies.

(d)                                 Each Separate Account (i) is duly and validly established and maintained in all material respects under Applicable Law, (ii) is operating and, at all times since December 31, 2016 has been operated, in compliance in all material respects with Applicable Law and applicable Material Seller Permits and (iii) is either not an investment company as defined under the Investment Company Act of 1940, as amended (the “1940 Act”), in reliance on Section 3(c)(1), 3(c)(7) or 3(c)(11), or is duly registered with the SEC as an investment company under the 1940 Act.  The portion of the assets of each Separate Account equal to the Separate Account Reserves (as defined in the Reinsurance Agreements) and other contract liabilities of such Separate Account is not chargeable with Liabilities arising out of any other business any

Seller or any of their Affiliates may conduct or may have conducted.  The Separate Accounts set forth in Schedule 1.1(m) are all of the Separate Accounts utilized in the Reinsured Business.

(e)                                  Each Separate Account that is registered under the 1940 Act (“Registered Separate Account”) is operating and, since January 1, 2016 has been operated, in compliance in all material respects with the 1940 Act and, since January 1, 2016 has filed all reports and amendments of its registration statements required to be filed, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  Each Registered Separate Account is currently conducting its operations, and has been, since January 1, 2016, operated with the benefit of all exemptive relief necessary and/or in reasonable reliance with any applicable no-action relief and has satisfied all conditions to any such relief, respectively.  Each Separate Account that is excluded from the definition of “investment company” pursuant to Section 3(c)(1), 3(c)(7) or 3(c)(11) of the 1940 Act (“Private Separate Account”) meets, and since inception has met, the requirements of such applicable Section and has otherwise not been required to register as a pooled investment vehicle with the Commodities Futures Trading Commission and (ii) has not issued or had outstanding any shares or other equity interests that are registered or required to be registered under the Securities Act or the Exchange Act or state securities laws.  Interests in each Separate Account or the Covered Insurance Policies through which such interests are issued have been sold pursuant to an effective registration statement filed under the Securities Act or are exempt from such registration.  Since January 1, 2016, each registration statement, prospectus or statement of additional information, and each amendment or supplement thereto, relating to any Registered Separate Account, at the time that each became effective, and each private placement memorandum through which interests in a Private Separate Account have been sold and all supplemental advertising material, sales brochures and sales literature relating to any Separate Account, as of their respective mailing dates or dates of use, (i) complied in all material respects with Applicable Law and (ii) did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except in the case of clause (i) or (ii), as has not resulted in, and would not reasonably be expected to result in, any material liability to any Policy Holder.  Since January 1, 2016, all material advertising or marketing materials relating to each Separate Account that were required to be filed with any Governmental Body have been timely filed therewith, except where such failure to comply has not had or would not reasonably be expected to have a Material Adverse Effect.  No Private Separate Account and no other person participating in an offering of securities of a Private Separate Account in reliance on Rule 506 of Regulation D under the Securities Act, is ineligible pursuant to Rule 506(d) of Regulation D under the Securities Act with respect to an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act, other than any such ineligibility the grounds for which were not known to the relevant Seller or GWLA Subsidiary and, in the exercise of reasonable care, could not have been known to such Seller or GWLA Subsidiary; nor is there any proceeding pending or, to the Knowledge of Sellers, threatened by any Governmental Body that would result in the ineligibility of any Private Separate Account or any such person participating in such an offering.

(f)                                   Each Separate Account and each Mutual Fund to which the Sellers or any of their Affiliates has provided investment advisory services currently is and has been since January 1, 2016 in compliance in all material respects with its investment objectives, investment policies and restrictions (as they may be amended from time to time), and other applicable Covered Insurance Policy terms and Applicable Laws, if any, except where such failure to comply has not had or would not reasonably be expected to have a Material Adverse Effect.  Since January 1, 2016, the value of the net assets of each such Separate Account and Mutual Fund has been determined and is being determined using portfolio valuation methods that comply in all material respects with the methods described in its offering documents or the requirements of any Applicable Laws.

(g)                                  Each Registered Separate Account has written policies and procedures adopted pursuant to Rule 38a-1 under the 1940 Act in all material respects that are reasonably designed to prevent material violations of the Federal Securities Laws, as such term is defined in Rule 38a-1.

(h)                                 No examinations, investigations, inspections and formal or informal inquiries, including, without limitation, periodic regulatory examinations of the Separate Accounts’ affairs and condition, civil investigative demands and market conduct examinations, by any Governmental Body have been conducted since January 1, 2016 or are being conducted as of the date hereof.

(i)                                     Since January 1, 2016, no notice has been received from and no investigation, inquiry or review is pending or, to the Knowledge of Sellers, threatened by any Governmental Body which has jurisdiction over the Separate Accounts (i) with respect to any alleged material violation by any Seller or its Affiliates (in each case, to the extent related to the Reinsured Business) of any Applicable Law or (ii) with respect to any alleged failure to have, or any threatened revocation of, any Material Seller Permits required in connection with the Separate Accounts.

(j)                                    Since January 1, 2016, each Covered Insurance Policy that is a security and is registered, or required to be registered, with the SEC pursuant to the Securities Act has been (i) offered and sold, and all purchase payments under such Covered Insurance Policies have been received, pursuant to an effective registration statement under the Securities Act or (ii) offered and sold in reasonable reliance upon an applicable exemption from the registration and prospectus delivery requirements of the Securities Act.  Since January 1, 2016, each private placement memorandum, prospectus, offering document, sales brochure, sales literature or advertising material, as amended or supplemented, relating to any such Covered Insurance Policy, as of their respective mailing dates or dates of use, (A) complied in all material respects with Applicable Law, and (B) did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except in the case of clause (A) or (B), any such non-compliance, statement or omission that has not resulted in, and would not reasonably be expected to result in, any material liability to any holder of such a Covered Insurance Policy.

(k)                                 None of Sellers or any of their Affiliates, with respect to the Reinsured Business, has engaged in any violation of any fiduciary duty under ERISA or any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code with respect to the ERISA Separate Accounts, in each case, that individually or in the aggregate, have had, or would reasonably be expected to result in, a material Liability to any Policy Holder.  None of the general account assets of any Seller relating to the Reinsured Business are treated as plan assets for any purpose of Title I of ERISA or Section 4975 of the Code by reason of the application of any Applicable Law.

(l)                                     Sellers or their Affiliates paid all material guaranty fund assessments that have been due, claimed or asserted by, or that are the subject of any voluntary contribution commitment to, any state guaranty fund or association or any Governmental Body charged with the supervision of insurance companies in any jurisdiction in which the Reinsured Business operates.  Except for regular periodic assessments in the ordinary course of business, assessments based on developments that are publicly known within the insurance industry or such assessments as would not, individually or in the aggregate, be material to the Reinsured Business, taken as a whole, no claim or assessment against Sellers or their Affiliates, with respect to the Reinsured Business, is pending or, to the Knowledge of Sellers, threatened against Sellers or such Affiliates, with respect to the Reinsured Business, in writing, by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers, and since December 31, 2016, neither Sellers nor their Affiliates have received written notice of any such claim or assessment.

(m)                             None of Sellers has engaged in any unlawful or prohibited market conduct with respect to the Reinsured Business.

(n)                                 Sellers and their Affiliates, as applicable, have at all times complied with Applicable Law, applicable actuarial standards and the terms of the Covered Insurance Policies in effecting changes to Non-Guaranteed Elements with respect to the Covered Insurance Policies.

Section 5.19                             No Brokers.  Except with respect to the fees of Goldman, Sachs & Co., for which Sellers or their Affiliates are solely responsible, no Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the corresponding section or subsection of the disclosure schedule supplied by Buyer to Sellers dated the date hereof (the “Buyer Disclosure Schedule”), Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date (except to the extent any such representations and warranties address matters only as of a particular date, in which case such representations and warranties shall speak only as of such date), as follows:

Section 6.1                                    Organization and Standing.  Buyer and each Buyer Party is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) is duly qualified as a foreign corporation or other legal entity to do business and is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualifications necessary and (iii) has the requisite corporate or other entity power and authority to own, lease or otherwise hold its assets and to operate its business as now conducted.

Section 6.2                                    Authority of Buyer; Conflicts.

(a)                                 Each of Buyer and each Buyer Party has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Buyer and each Buyer Party have been duly and validly authorized and approved by all requisite corporate action on the part of Buyer and each Buyer Party.  This Agreement has been duly and validly authorized, executed and delivered by Buyer, and (assuming the valid authorization, execution and delivery of this Agreement by Sellers) is the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, and each of the Ancillary Agreements to which Buyer or any Buyer Party is or will be a party has been duly and validly authorized by Buyer or such Buyer Party and no additional corporate proceedings are necessary on the part of Buyer or such Buyer Party to approve or authorize, as applicable, this Agreement and such Ancillary Agreements, upon execution and delivery by Buyer or such Buyer Party, will be (assuming the valid authorization, execution and delivery by the other party or parties thereto) a legal, valid and binding obligation of Buyer or such Buyer Party enforceable in accordance with its terms, subject in each case to the Enforceability Exceptions.

(b)                                 None of the execution and delivery by Buyer or any Buyer Party of this Agreement or any of the Ancillary Agreements, the consummation by Buyer or any Buyer Party of any of the transactions contemplated hereby or thereby or compliance by Buyer or any Buyer Party with or fulfillment by Buyer or any Buyer Party of the terms, conditions and provisions hereof or thereof will:

(i)                                   assuming the receipt of all necessary Governmental Consents as described in Section 6.2(b)(ii)(A), (B) and (C) violate, conflict with, result in a breach of the terms, conditions or provisions of, constitute a default, an event of default (or an event that, with notice or lapse of time or both, would constitute a default) or an event creating rights of acceleration, penalty, increase in benefit payable, forfeiture, termination or cancellation, or a loss of rights under, or require the consent of any Person under, (A) the charter, bylaws, certificate of formation or other applicable organizational documents of Buyer or the applicable Buyer Party, (B) any material Contract to which Buyer or the applicable Buyer Party is a party or by which any of their respective properties is subject or by which Buyer or the applicable Buyer Party is bound or (C) any Applicable Law affecting Buyer or the applicable Buyer Party or any of their respective assets or properties, other than, in the case of clauses (B) and (C) above, any such breaches, defaults, rights, loss of rights or unobtained consents as are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Buyer, or

(ii)                                require any Governmental Consent, except (A) as set forth in Section 6.2(b)(ii) of the Buyer Disclosure Schedule and (B) Governmental Consents the failure of which to be obtained or made is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Buyer.

Section 6.3                                    No Violation, Litigation or Regulatory Action.

(a)                                 As of the date hereof, there is no Action pending or, to the Knowledge of Buyer, threatened in writing against Buyer or any of its Affiliates that would materially impair or delay the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements.

(b)                                 There is no Action pending or, to the Knowledge of Buyer, threatened that challenges the legality of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(c)                                  Neither Buyer nor any of its Affiliates, as of the date hereof, is subject to (i) any Court Order that would materially impair or delay the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements or (ii) except as set forth in Section 6.3(c) of the Buyer Disclosure Schedule, any Regulatory Agreement that relates to its capital adequacy, its credit policies, its management or its material business, nor has Buyer or its Affiliates been advised since January 1, 2018 by any Governmental Body that it is considering issuing or requesting any such material Regulatory Agreement.

Section 6.4                                    Financial Statements.  Buyer has delivered to Sellers true and correct copies of the following statutory statements, in each case, together with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith: (a) the annual statutory statement of each Reinsurer as of and for the year ended December 31, 2017, as filed with the Tennessee Department of Commerce and Insurance or the Alabama Department of Insurance, as applicable; (b) the audited annual statutory financial statements of each Reinsurer as of and for the year ended December 31, 2017 (the statements referenced in (a) and (b), the “Reinsurer Annual Statutory Statements”); and (c) the unaudited quarterly statutory financial statements of each Reinsurer as of and for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 (the “Reinsurer Quarterly Statements” and, collectively with the Reinsurer Annual Statutory Statements, the “Reinsurer Statutory Statements”).  The Reinsurer Statutory Statements have been prepared in all material respects in accordance with SAP (subject, in the case of the Reinsurer Quarterly Statements, to normal recurring year-end adjustments), and fairly present, in all material respects, the statutory financial position and results of operation of the applicable Reinsurer as of the dates and for the periods indicated therein.  No material deficiency has been asserted by any Governmental Body with respect to any Reinsurer Statutory Statements that remains unresolved prior to the date hereof.

Section 6.5                                    Compliance with Laws.  Buyer and each Buyer Party owns, holds or possesses all material Governmental Permits that are required for the operation of their respective businesses as currently conducted and that will be required to perform their respective obligations under this Agreement and each Ancillary Agreement (each, a “Material Buyer Permit”), including in the case of each Reinsurer, all insurance licenses required for such Reinsurer to reinsure the Covered Insurance Policies under the applicable Reinsurance Agreements and for each Seller to receive Reserve Credit under its Reinsurance Agreement.  Each Reinsurer is a duly licensed insurance company in Colorado and Michigan.  Protective Life and Annuity Insurance Company is also a duly licensed insurance company in New York.  Each of Buyer and each Buyer Party are (a) in compliance in all material respects with all Applicable Laws and (b) in compliance with the terms of all applicable Material Buyer Permits.  No Material Buyer Permit is subject to any pending or, to the Knowledge of Buyer, threatened administrative or judicial proceeding to revoke, cancel, suspend, modify or declare such Material Buyer Permit invalid in any material respect.

Section 6.6                                    Availability of Funds.  Buyer and Reinsurers have, and will have as of the Closing Date, sufficient funds available on an unconditional basis for Reinsurers to pay the sum of the Closing Ceding Commission plus the Holdback Amount plus the Qualifying Post-Closing Sales Adjustment Amount, and for Buyer and each Buyer Party to perform their respective obligations hereunder and under the Ancillary Agreements, and Buyer has furnished to Sellers evidence thereof reasonably satisfactory to Sellers.  Buyer acknowledges and agrees that the obligations of Buyer and the Buyer Parties to effect the transactions contemplated by this Agreement and the Ancillary Agreements are not conditioned upon the availability to Buyer or any of its Affiliates of any debt, equity or other financing in any amount whatsoever.

Section 6.7                                    Facts Affecting Ability to Conduct Business.  To the Knowledge of Buyer, as of the date hereof, there is no fact, event or condition applicable to Buyer or any of its Affiliates that, assuming the Reinsurance Agreements were in force, would result in or would reasonably be expected to result in a Triggering Event or Recapture Triggering Event (as each such term is defined in the Reinsurance Agreements) (ignoring for this purpose any cure period provided for in the Reinsurance Agreements).

Section 6.8                                    No Brokers.  Except with respect to the fees of Morgan Stanley & Co., LLC, for which Buyer is solely responsible, neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 6.9                                    Exclusivity of Representations and Warranties.  Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and Article V (and, in the case of clause (c) below, the indemnification rights of the Buyer Indemnified Persons in Section 11.1(a) in respect of such representations and warranties), (a) Buyer has not relied on any representation or warranty from any Seller or its Affiliates, or any of its or their respective Representatives, in determining to enter into this Agreement, (b) none of Sellers nor their Affiliates, nor any of their respective Representatives, has made any representation or warranty, express or implied, as to the Business (or the value or future thereof), the Acquired Assets, the Assumed Liabilities, the Eligible Assets, the Covered Insurance Policies or the accuracy or completeness of any information regarding any of the foregoing that any Seller or its Affiliates or any of their respective Representatives furnished or made available to Buyer and its Representatives (including any projections, estimates, budgets, offering memoranda, management presentations or due diligence materials) and (c) except in the case of actual fraud, none of Sellers, their Affiliates, nor any of their respective Representatives, shall have or be subject to any Liability to Buyer or any other Person under this Agreement resulting from the distribution to Buyer, or Buyer’s use, of any such information.  Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties in Article IV and Article V, (A) THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND (B) ANY ACQUIRED ASSETS THAT ARE TANGIBLE PERSONAL PROPERTY OR THIRD-PARTY SOFTWARE ARE BEING CONVEYED ON AN “AS IS,” “WHERE IS,” “WITH ALL FAULTS” BASIS AND WITHOUT ANY WARRANTY OF NON-INFRINGEMENT.

ARTICLE VII

ACTIONS PRIOR TO THE CLOSING DATE

Section 7.1                                    Operations Prior to the Closing Date.

(a)                                 From the date of this Agreement to the Closing Date, except as expressly required or permitted by this Agreement or any Ancillary Agreement, as described in Section 7.1 of the Business Disclosure Schedule, as required by Applicable Law or with the prior written approval of Buyer (which shall not be unreasonably withheld, conditioned or delayed), each Seller (x) shall, and shall cause its Affiliates to, and GWLA shall cause the GWLA Subsidiaries to, operate and carry on the Business in all material respects in the ordinary course consistent with past practice and (y) shall not, and shall cause its Affiliates not to, and GWLA shall cause the GWLA Subsidiaries not to, with respect to the Business:

(i)                                   enter into, or amend, modify or waive compliance with any material terms or conditions of, any Material Contract (or any Contract that, if entered into prior to the date of this Agreement, would have been a Material Contract), or consent to the termination of (other than at its stated expiry date) any Material Contract, in each case, other than in the ordinary course of business consistent with past practice and other than any Excluded Contracts with respect to which such action would not result in a breach of the representations and warranties in Section 5.8(a)(ii);

(ii)                                other than as required by any Employee Benefit Plan as in effect on the date of this Agreement, with respect to any Business Employee or Business Service Provider, (A) fund, institute any new Employee Benefit Plan or increase or accelerate the vesting or payment of any amounts or benefits under any Employee Benefit Plan, other than (1) grants of equity awards in March 2019, provided such grants are made in the ordinary course of business, consistent with past practice, (2) increases that apply to substantially all similarly-situated employees of any Seller or its Affiliates, or (3) for the renewal of group health or welfare plans made in the ordinary course of business, consistent with past practice; (B) increase or promise to increase the base salary or wage or target bonus percentage or opportunity of any Business Employee, other than  annual increases based on a 3% merit pool and a 1% prorated salary adjustment pool for the Sellers’ U.S. business operations, applied to individual Business Employees in the ordinary course of business and consistent with past practice; provided that such increases will not exceed, in the aggregate, 4% of the aggregate base salary (or wages) or target bonus opportunity of all Business Employees as of the date hereof; (C) institute a reduction in force, job elimination or similar termination program, terminate the employment of any such Business Employee (other than for “cause” or as a result of such Business Employee’s poor performance) or hire any Business Employee, provided that, during the period from the date hereof until five (5) Business Days prior to the

Closing Date (the “Applicable Period”), a Seller may request the prior written approval of Buyer (which approval shall not be unreasonably withheld, conditioned or delayed) for any new Business Employee hire, and Buyer shall respond to such request within three (3) Business Days of its receipt thereof; or (D) enter, amend or terminate any collective bargaining agreement or similar agreement.  Notwithstanding the foregoing, once Buyer has notified Sellers that it does not intend to make an Offer of Employment to any Business Employees pursuant to Section 8.1(a), this Section 7.1(a)(ii) will not apply to such Business Employee, provided, that Sellers shall not be permitted to take any actions with respect to such Business Employees that would increase or otherwise alter the GWLA Severance Benefits payable to such Business Employees at Buyer’s expense pursuant to Section 8.1(a)(ii);

(iii)                             transfer (including through internal job posting) the employment of, reassign or reallocate the duties or responsibilities of, any Business Employee (such that the individual would not be a Business Employee at Closing) or any employee of Sellers or the GWLA Subsidiaries (such that the individual would be a Business Employee at Closing), or otherwise take any action that results in an Offer Employee becoming an Other Business Employee or an Other Business Employee becoming an Offer Employee, provided that, during the Applicable Period and with respect to the Business Employees in a position below Manager-level only,  a Seller may request the prior written approval of Buyer (which approval shall not be unreasonably withheld, conditioned or delayed) for any such transfer, reassignment, or reallocation, and Buyer shall respond to such request within three (3) Business Days of its receipt thereof.  Notwithstanding the foregoing, once Buyer has notified Sellers that it does not intend to make an Offer of Employment to any Business Employees pursuant to Section 8.1(a), this Section 7.1(a)(iii) will not apply to such Business Employee, provided, that Sellers shall not be permitted to take any actions with respect to such Business Employees that would give rise to an obligation for Buyer to bear the cost of the GWLA Severance Benefits in respect of such Business Employees pursuant to Section 8.1(a)(ii);

(iv)                            settle any Action related to the Reinsured Business, other than (A) any such settlement that is solely a monetary settlement that requires payment by a Seller or any of its Affiliates of less than $1,000,000, (B) settlement of any claims under the Existing Reinsurance Agreements in the ordinary course of business or (C) settlement of claims under Covered Insurance Policies in the ordinary course of business and within applicable policy limits;

(v)                                 voluntarily subject any Acquired Asset to any Encumbrance or suffer such to exist, other than Permitted Encumbrances;

(vi)                              acquire or sell, transfer or otherwise convey or dispose of any material asset that constitutes, or at Closing would constitute, part of the Acquired Assets other than in the ordinary course of business consistent with past practice; provided that neither Sellers nor their Affiliates shall sell, transfer, convey or otherwise voluntarily dispose of any such material asset if the taking of such action would result in a breach of the representations and warranties in Section 5.8(a)(ii);

(vii)                           except as required by a change in Applicable Law (including changes in enforcement or interpretations thereof by any Tax Authority), and excluding any actions for which Sellers would be required to indemnify any Buyer Indemnified Person in accordance with Article XII or any action in the ordinary course of business, make or change any material Tax election in respect of the Business or file any material amended Tax Return in respect of the Business;

(viii)                      amend or modify (including any modification of premium rates or other material amounts payable thereunder) any material terms or conditions of, or consent to the termination of (other than at its stated expiry date), or waive any material right under, any Existing Reinsurance Agreement or Underlying Reinsurance Agreement, or settle any dispute relating to any Existing Reinsurance Agreement, in each case, other than in the ordinary course of business consistent with past practice;

(ix)                              enter into any Contract that, if entered into prior to the date of this Agreement, would have been an Existing Reinsurance Agreement or Underlying Reinsurance Agreement;

(x)                                 sell, lease, license, sublicense, transfer, pledge, encumber, grant, abandon, cancel or otherwise voluntarily dispose of any Transferred Owned Intellectual Property if the taking of such action would result in a breach of the representations and warranties in Section 5.8(a)(ii), except for non-exclusive licenses granted in the ordinary course of business;

(xi)                              make any material changes in the terms or policies with respect to the payment of Compensation to any Distributors (other than any employee of the Sellers or their Affiliates) with respect to the Reinsured Business, other than in the ordinary course of business consistent with past practice;

(xii)                         materially change any underwriting, reinsurance, pricing, investment, claims handling, actuarial, reserving or accounting policies, practices or principles that relate to the Reinsured Business, except insofar as may be required by Applicable Law, GAAP or SAP or as may be required by any Governmental Body or as may be required under the terms of the Existing Reinsurance Agreements;

(xiii)                      abandon, modify, waive, terminate or allow to lapse any Material Seller Permit related to the Business;

(xiv)                     fail to timely file with the Governmental Body responsible for the regulation of insurance in the U.S. jurisdiction of domicile or port of entry of any Seller all annual and quarterly statutory financial statements and other material insurance regulatory filings to the extent related to the Business that are required to be filed by Applicable Law; or

(xv)                          authorize, agree or enter into any Contract to do any of the foregoing.

Notwithstanding anything in this Section 7.1(a) to the contrary, during the thirty (30) days prior to the date that the Closing is reasonably anticipated to occur, and until the Closing occurs, Buyer shall be permitted to withhold consent for any new hire or internal transfer, reassignment, or reallocation of Business Employees’ duties and responsibilities if it determines that consenting to such hire or change would cause undue burden or would otherwise impede the timely transfer of such Person in accordance with the requirements of Section 8.1.  In the event the date of the Closing is subsequently delayed, or reasonably expected to be delayed, this provision shall cease to apply until thirty (30) days prior to the new, expected Closing Date.

(b)                                 From the date hereof until the Closing, each Seller agrees that it will not sell, transfer, pledge or otherwise dispose of any Eligible Asset in the Specified Investment Portfolio or the Modco Specified Investment Portfolio except (i) to manage the credit risk related to any such Eligible Asset if the applicable Seller reasonably determines in good faith that such Eligible Asset has or may be subject to credit-related impairments or credit-related losses in value, (ii) to comply with any call rights, preemptive rights, rights of first offer, rights of first refusal or similar rights, in each case pursuant to the terms of such Eligible Assets, (iii) with respect to either CLAC or GWL, to fund Liabilities arising under the Covered Insurance Policies of such Seller, including payment of claims and with respect to terminations and withdrawals of Policy Holders; provided, that the sale, transfer, pledge or disposal is in accordance with the priorities set out in the Eligible Asset Selection Methodology, or (iv) to cause the Eligible Assets to be in compliance with the requirements of Applicable Law or the investment guidelines set forth on Section 7.1(b) of the Business Disclosure Schedule (the “Specified Investment Guidelines”). From the date hereof until the Closing, each Seller shall manage the Specified Investment Portfolio and the Modco Specified Investment Portfolio in accordance with the Specified Investment Guidelines and shall not add (through acquisition, allocation or transfer) any Eligible Assets to the Specified Investment Portfolio or the Modco Specified Investment Portfolio except in accordance with the Specified Investment Guidelines.  Sellers shall, within twenty (20) Business Days following the end of each calendar month (or in the case of year-end, thirty (30) Business Days) from the date hereof until the Closing, deliver to Buyer, (x) a list of the Eligible Assets held by Sellers and allocated to the Specified Investment Portfolio and the Modco Specified Investment Portfolio, (y) a list of the Eligible Assets from the Specified Investment Portfolio and the Modco Specified Investment Portfolio that were sold or otherwise disposed of during the preceding month, the reason for such sale or disposition (which shall be consistent with the first sentence of this Section 7.1(b)), and a description of the original cost and tax basis of such sold Eligible Assets and (z) a list of the Eligible Assets acquired for, or otherwise transferred or allocated to, the Specified Investment Portfolio the Modco Specified Investment Portfolio during the preceding month.

(c)                                  After the Closing Date and for so long as the Barbados Treaty remains outstanding, notwithstanding anything to the contrary in this Agreement or the Barbados Treaty, CLAC shall not sell, transfer, pledge, or otherwise dispose of, or waive or exercise any rights under or take any other action with respect to, the Eligible Assets in the Modco Specified Investment Portfolio without Buyer’s prior written consent, and shall take all actions with respect to the Eligible Assets in the Modco Specified Investment Portfolio as Buyer may reasonably request, except (i) to manage the credit risk related to any such Eligible Asset if CLAC reasonably determines in good faith that such Eligible Asset has or may be subject to credit-related impairments or credit-related losses in value, (ii) to comply with any call rights, preemptive rights, rights of first offer, rights of first refusal or similar rights, in each case pursuant to the terms of such Eligible Assets, or (iii) to cause the Eligible Assets to be in compliance with the requirements of Applicable Law or the Specified Investment Guidelines.

(d)                                 If, prior to the Closing Date, either:

(i)                                     Buyer becomes aware, and promptly notifies Sellers, that any of the representations and warranties set forth in:

(A)                               paragraphs 4, 5, 6, 7, 9, 10, 11, 12, 13, 14, 15, 16, 17, 19, 20, 21 or 22 on Schedule 5.2(e) are untrue or inaccurate with respect to any Commercial Mortgage Loan; or

(B)                               paragraphs 1, 2, 3, 8, 18 or 23 on Schedule 5.2(e) are untrue or inaccurate with respect to any Commercial Mortgage Loan and the failure of such representations and warranties referenced in this clause (B) to be true and accurate would reasonably be expected to have a materially negative effect on the economic value of such Commercial Mortgage Loan;

and in the case of (A) or (B) the failure to be true or accurate is either not capable of being cured by the date that is ten (10) days prior to the Closing Date or, if capable of being cured, is not cured by such date; or

(ii)                                any Institutional Private Placement suffers a downgrade from any rating agency below Investment Grade,

then Buyer may require Sellers to remove the applicable Eligible Asset from the Specified Investment Portfolio or the Modco Specified Investment Portfolio, as applicable, and replace such Eligible Asset in the Specified Investment Portfolio or Modco Specified Investment Portfolio, as applicable, with an Eligible Asset acquired or allocated in accordance with the Specified Investment Guidelines.

Removal of any Eligible Asset from the Specified Investment Portfolio or Modco Specified Investment Portfolio in accordance with the foregoing shall be treated as if such Eligible Asset was sold for purposes of calculating the Tax Gross-Up of Change in IMR.

The failure of Buyer to give a timely notice pursuant to this Section 7.1(d) shall not relieve Sellers’ obligation to replace Eligible Assets pursuant to this Section 7.1(d) except to the extent Sellers are actually prejudiced by such failure.

Section 7.2                                    Access to Information.

(a)                                 Prior to the Closing, each Seller shall, and GWLA shall cause the GWLA Subsidiaries to, give Buyer and its authorized Representatives, upon reasonable advance notice and during regular business hours, reasonable access to all books, records (including the Business Records), personnel, officers and other facilities and properties of the Business, the Acquired Assets or the Assumed Liabilities and to the employees and officers of Sellers and the GWLA Subsidiaries as Buyer may reasonably request; provided, that any such access shall be conducted in accordance with Applicable Law (including any Applicable Law relating to antitrust, competition, employment or privacy issues), under the supervision of Sellers’ or their Affiliates’ personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of Sellers and their Affiliates.  Without limiting the terms thereof, the June 8, 2018 Confidentiality Agreement shall govern the obligations of Buyer and its authorized Representatives and Affiliates with respect to all information of any type furnished or provided to them pursuant to this Section 7.2(a).

(b)                                 Notwithstanding anything to the contrary contained in this Agreement or any other agreement between Buyer and any Seller executed on or prior to the date hereof, Sellers shall not have any obligation to make available to Buyer or its Representatives, or provide Buyer or its Representatives with (i) access to or copies of any personnel file or related records of any Business Employee, except as expressly contemplated with respect to Other Business Employees in Section 8.1(a)(i), (ii) any Tax Return filed by a Seller or any of its Affiliates or predecessors, or any related material, (iii) access to or copies of the portion of any such books or records solely to the extent relating to the Excluded Businesses, or (iv) any other information if (A) such information is subject to any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine and (B) making such information available to Buyer would contravene any Applicable Law, Court Order, Regulatory Agreement, fiduciary duty or Contract or obligation of confidentiality owing to a non-affiliated Person as of the date hereof (including any confidentiality agreement to which a Seller or any of its Affiliates is a party as of the date hereof), it being understood that each Seller shall reasonably cooperate and use commercially reasonable efforts in connection with any requests for waivers that would enable otherwise required disclosure to Buyer to occur without so contravening such Applicable Law, Court Order, duty, Contract or obligation, including by entering into a customary joint defense agreement or common interest agreement with Buyer. Notwithstanding (A) above, the Parties acknowledge and agree that for any legal opinion or similar document that relates primarily or exclusively to the Covered Insurance Policies, the Parties assert a joint and common interest that is intended to preserve the legal privilege or immunity concerning such opinions or documents and the Parties will take all commercially reasonable actions requested by the other Party to preserve such legal privilege or immunity.  If Buyer requests access to any legal opinion or similar document, the applicable Seller shall deliver the requested legal opinion or similar document to Buyer provided that the applicable Seller is able to do so without waiving attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine, including through a joint or common interest that would preserve such legal privilege.

Section 7.3                                    Notifications.

(a)                                 Prior to Closing, Buyer shall promptly notify Sellers, and each Seller shall promptly notify Buyer, of the occurrence, to the Knowledge of Buyer or to the Knowledge of Sellers, as applicable, of:

(i)                                   any event that would reasonably be expected to result in any of the conditions set forth in Article IX or Article X, as applicable, not being capable of being fulfilled by the Termination Date;

(ii)                                any written notice received by such Party from a Governmental Body seeking to restrain or prohibit the transactions contemplated by this Agreement; or

(iii)                            the commencement of any Action against such Party that would reasonably be expected to adversely affect the ability of such Party to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Prior to Closing, each Seller shall promptly notify Buyer of the existence, to the Knowledge of Sellers, of any facts, events, developments, changes, effects or occurrences that have resulted, or would reasonably be expected to result, in a breach of any of the representations and warranties set forth in Section 5.2(e) or (f).

(c)                                  The delivery of any notice pursuant to this Section 7.3 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.  A breach of this Section 7.3 shall not be considered for purposes of determining the satisfaction of the conditions set forth in Article IX or Article X, give rise to a right of termination or give rise to a right to indemnification under this Agreement if the underlying breach or breaches would not result in the failure of the conditions set forth in Article IX or Article X to be fulfilled, the right to terminate this Agreement or the right to obtain indemnification, as the case may be.

(d)                                 Prior to Closing, each Seller shall promptly notify Buyer of the existence, to the Knowledge of Sellers, of any facts, events, developments, changes, effects or occurrences that have resulted, or would reasonably be expected to result, in a breach of any of the representations and warranties set forth in Section 5.2(e) or (f).

Section 7.4                                    Efforts and Actions to Cause the Closing to Occur.

(a)                                 Governmental Consents.

(i)                                     Prior to Closing, upon the terms and subject to the conditions of this Agreement, each Party and its Affiliates shall use their respective reasonable best efforts to (A) within twenty (20) days after the date hereof, prepare and file all forms, applications, registrations, notices and other materials required to be filed by such Party or its Affiliates with any Governmental Body to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (B) promptly obtain all Governmental Consents that may be or become necessary in connection with such Party’s or its Affiliates’ authorization, execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby, including by using commercially reasonable efforts to (1) seek to prevent the initiation of, and defend, any Action by or before any Governmental Body challenging this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby and (2) avoid the entry of, or cause to be lifted or rescinded, any Court Order or Regulatory Agreement entered by or with any Governmental Body adversely affecting the ability of the Parties to consummate the transactions contemplated this Agreement and the Ancillary Agreements.

(ii)                                  If (x) any Governmental Body shall have imposed, or shall have indicated that it may refuse approval without certain identified modifications or impose, conditions on its approval of the transactions contemplated by this Agreement or any Ancillary Agreement or shall seek, or shall have indicated that it may seek, an injunction or the enactment, entry, enforcement or promulgation of any Applicable Law restraining or prohibiting the transactions contemplated by this Agreement or any Ancillary Agreement or (y) any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby and by the Ancillary Agreements in accordance with the terms hereof and thereof unlawful or that would prevent or delay consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, then, to the extent reasonably necessary to obtain approval or comply with such conditions or to prevent the taking of such action or the enactment, entry, enforcement or promulgation of any such Applicable Law or to vacate, modify or suspend any such injunction or order, Buyer shall, subject to the immediately following sentence, offer to accept, and upon such acceptance, comply with, any order, any such identified modification or condition imposed on Buyer.  Notwithstanding anything to the contrary in this Agreement, including this Section 7.4(a), neither Buyer nor any of its Affiliates shall be obligated to take or refrain from taking, or to agree that it or any of its Affiliates will take or refrain from taking, any action, or to suffer to exist any condition, limitation, restriction or requirement, in each case, imposed by any Governmental Body in connection with the foregoing sentence that, individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements, in each case, imposed by a Governmental Body in connection with the foregoing sentence, that would or would reasonably be expected to (1) have a Material Adverse Effect, (2) materially and adversely restrict the ability of Buyer or any of its Affiliates, taken as a whole, to conduct its businesses after the Closing Date or (3) result in a material impairment of the aggregate economic benefits, taken as a whole, that, as of the date hereof, Buyer and its Affiliates reasonably expect to obtain from the transactions contemplated by this Agreement and the Ancillary Agreements (each of the foregoing, a “Burdensome Condition”).

(iii)                             Prior to Closing, if any Party or an Affiliate thereof receives an inquiry or request for information or documentary material from any Governmental Body with respect to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, then such Party shall use commercially reasonable efforts to provide, or cause to be provided, to such Governmental Body, as promptly as practicable and after consultation with the other Party, an appropriate response to such inquiry or request.

(iv)                              Prior to Closing, the Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and the Ancillary Agreements and work cooperatively in connection with obtaining the requisite Governmental Consents, including:

(A)                               reasonably cooperating with each other in connection with any requisite Governmental Consents in respect of the transactions contemplated by this Agreement and the Ancillary Agreements;

(B)                               promptly notifying each other of any communications from or with any Governmental Body with respect to the transactions contemplated by this Agreement or the Ancillary Agreements;

(C)                               furnishing each other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of all necessary filings, submissions, amendments or responses to any Governmental Body;

(D)                               providing each other with draft copies and as-filed copies of all filings, submissions, amendments or responses with Governmental Bodies and, to the extent reasonably practicable, providing each other with a reasonable opportunity to comment upon all such draft copies; provided, that each Party may redact from such copies provided to the other Party any confidential information of such Party or its Affiliates;

(E)                                not participating in any substantive meeting, discussion or conversation with any Governmental Body in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, unless it consults with the other Party in advance to the extent it is reasonably practicable to do so; and

(F)                                 consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party hereto in connection with any Governmental Consents related to the transactions contemplated by this Agreement or the Ancillary Agreements.

(v)                                 Prior to the Closing, GWLA and Buyer shall use their commercially reasonable efforts to cause the Colorado Division of Insurance, effective as of the Closing Date, to (A) waive the need for the approval identified in Section 7.4(a)(v) of the Business Disclosure Schedule (the “Transfer Approval”) thereby permitting GWLA (on behalf of Buyer) to transfer assets from the separate account of its index-linked variable annuities that are Covered Insurance Policies to the general account without such approval or (B) replace the Transfer Approval with an approval that (1) extends the term thereof (unless the Colorado Division of Insurance otherwise clarifies that such approval requirement only applies to new business and is not required for the business plan that Buyer presents) and (2) permits GWLA (on behalf of Buyer) to transfer assets from such separate account to the general account without conditions that require that GWLA to maintain a particular financial condition (including a certain level of RBC or capital and surplus) (“Financial Conditions”).

For the avoidance of doubt, subject to the foregoing, each Party shall have all final decision-making authority with respect to determining and implementing the strategy to obtain all consents, approvals, waivers and authorizations required to be obtained by it.

(b)                                 Third-Party Consents.

(i)                                   Prior to the Closing, except as otherwise agreed by the Parties (including in Section 8.5), each Party shall cooperate with the other and use commercially reasonable efforts to obtain all Third-Party Consents reasonably necessary in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, including the Third-Party Consents set forth in Section 7.4(b)(i) of the Business Disclosure Schedule; provided, that neither Party shall be required to commence or participate in litigation to obtain any such Third-Party Consent.  To the extent the Parties reasonably determine they will not be able to obtain any Third-Party Consent set forth on Section 9.5 of the Buyer Disclosure Schedule by the Termination Date, the Parties shall use commercially reasonable efforts to explore and implement a commercially reasonable alternative that would be to the reasonable satisfaction of Buyer.  If the costs of any such commercially reasonably alternative arrangement exceed the costs that would have been incurred had the applicable Third-Party Consent been obtained, such excess costs shall be governed by Section 7.4(b)(iii) and shall be counted as Third-Party Consent costs thereunder.

(ii)                                To the extent that any Acquired Asset may not be transferred or assigned to Buyer without a Third-Party Consent that has not been obtained by the Closing, this Agreement shall not constitute an agreement to transfer or assign the same if an attempted transfer or assignment would constitute a breach or other contravention thereof or would be ineffective or unlawful.  If, on the Closing Date, any Third-Party Consent required to effect the transfer of any Acquired Asset to Buyer is not obtained, or if an attempted transfer or assignment thereof would be ineffective or unlawful, then the Parties shall reasonably cooperate to come to a mutually agreeable arrangement in compliance with Applicable Law pursuant to which, until the earlier of (i) such time as any Third-Party Consent is obtained therefor and the same is sold and assigned to Buyer pursuant to an assignment and assumption agreement (or such earlier time as may be specified by Buyer, as applicable, in writing to Sellers in the sole discretion of Buyer) or (ii) the earlier of

(A) the three (3) year anniversary of the Closing and (B) the time at which such Acquired Asset would no longer have been available to Sellers or their Affiliates pursuant to Contracts in effect on the Closing Date:  (1) such Acquired Asset would be held, from and after the Effective Time, by Sellers or the applicable GWLA Subsidiary in trust for the benefit of Buyer and all benefits and obligations existing thereunder would be for the account of Buyer and Buyer would obtain the benefits and assume the obligations and bear the economic burdens associated with such Acquired Asset in accordance with this Agreement; (2) Buyer would timely pay, perform or otherwise discharge (in accordance with the respective terms and subject to the respective conditions thereof, and in the name of Sellers or the applicable GWLA Subsidiary) all of the covenants and obligations of Sellers or the applicable GWLA Subsidiary incurred after the Effective Time with respect to such Acquired Asset; and (3) Sellers would, and GWLA would cause the applicable GWLA Subsidiary to, take or cause to be taken such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of such Acquired Asset and to effect the collection of money or other consideration that becomes due and payable under such Acquired Asset, and would promptly pay over to Buyer all money or other consideration received by it in respect of such Acquired Asset.  From and after the Closing Date for so long as the Transition Services Agreement remains in effect, the Parties shall continue to use commercially reasonable efforts to obtain, as promptly as practicable, any such required Third-Party Consents that have not been obtained as of the Closing Date; provided, that neither Party shall be required to commence or participate in litigation to obtain any such Third-Party Consent.

(iii)                             Sellers and Buyer shall each bear their own and their respective Affiliates’ internal costs to obtain such Third-Party Consents.  Any out-of-pocket costs, whether incurred before or after Closing (including any license or other fees and expenses and, for the avoidance of doubt, all Consent Costs (as defined in the Transition Services Agreement)), associated with obtaining any Third-Party Consent  (other than any such consent arising from Buyer or a Reinsurer providing services under the Administrative Services Agreement or the Retained Business Administrative Services Agreement, which shall be borne by Buyer) or obtaining rights to replace any related assets shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers until Buyer has incurred $2,500,000 of such costs, in the aggregate, after which Sellers shall bear 100% of such costs.

(iv)                              In connection with seeking any Third-Party Consents relating to minimum retention requirements under Existing Reinsurance Agreements, “commercially reasonable efforts” for purposes of this Section 7.4(b) shall not be deemed to obligate a Seller or any of its Affiliates to make any payments or otherwise pay any consideration to any Person in connection with any such Third-Party Consents. If the Parties reasonably determine that such a Third-Party Consent is not likely to be obtained, then the Parties will negotiate in good faith the proposed treatment of the relevant Existing Reinsurance Agreement, including the possibility of terminating, recapturing or novating the same.  If, prior to the Closing Date, all of the reinsurers under each of the relevant Existing Reinsurance Agreements have executed and delivered to a Seller or any of its Affiliates a letter or other document evidencing their consent to, or irrevocable waiver of all restrictions contained in such Existing Reinsurance Agreements relating to, the reinsurance of the Covered Insurance Policies as contemplated under the applicable Reinsurance Agreement, then the parties shall update the form of Reinsurance Agreement to remove the provisions relating to the treatment of non-consenting reinsurers.  From and after the Closing Date, Sellers shall promptly notify Buyer if any such reinsurer notifies a Seller or its applicable Affiliates in writing that it will not consent to such reinsurance or waive any such restrictions.

(v)                                 Notwithstanding anything in this Section 7.4(b) to the contrary, the failure to obtain any Third-Party Consent shall not (x) constitute a failure to satisfy any condition set forth in Article IX or Article X or (y) otherwise relieve any Person from its obligation to consummate the transactions contemplated hereby.

Section 7.5                                    Shared Contracts.

(a)                                 From and after the Closing Date and for so long as the Transition Services Agreement remains in effect, each applicable Seller shall, and GWLA shall cause the applicable GWLA Subsidiaries to, cooperate with Buyer to the extent reasonably requested by Buyer to cause the counterparty to any Shared Contract of such Seller or such GWLA Subsidiary that is not a Transferred Contract to enter into a new agreement, or an amendment or assignment of such Shared Contract, with Buyer with respect to the matters addressed by such Shared Contract that are related to the Business such that the identifiable and severable portions of such Shared Contracts that are related to the Business may be transferred to Buyer.

(b)                                 From and after the Closing Date and for so long as the Transition Services Agreement remains in effect, Buyer shall, and shall cause its Affiliates to, cooperate with Sellers to the extent reasonably requested by Sellers to cause the counterparty to any Shared Contract that is a Transferred Contract to enter into a new agreement, or an amendment or assignment of such Shared Contract, with a Seller or its Affiliates with respect to the matters addressed by such Shared Contract that are not related to the Business such that the identifiable and severable portions of such Shared Contracts that are not related to the Business may be transferred to the applicable Seller or their applicable Affiliates.

Section 7.6                                    Terminating and Novated Reinsurance.  Prior to the Closing, each applicable Seller shall terminate the Existing Reinsurance Agreements set forth on Section 7.6 of the Business Disclosure Schedule (the “Terminating Reinsurance Agreements”) and recapture in full the liabilities ceded thereunder.  At the Closing each of Buyer and CLAC shall, and GWL shall cause London Life Insurance Company (Barbados Branch) to, consummate the novation of the Barbados Treaty by entering into an Assignment and Novation Agreement in the form attached hereto as Exhibit N (the “Novation Agreement”).  Prior to the Closing, Sellers shall cause the Barbados Treaty not to be amended or modified in any respect, and shall cause the parties thereto not to waive any of its rights, or the other party’s obligations, under the Barbados Treaty.

Section 7.7                              Acquisition Proposals.

(a)                                 From the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement, Sellers and their Affiliates shall not, and shall cause their Representatives not to, directly or indirectly (i) solicit, initiate, support, encourage, facilitate or accept any inquiries, proposals, offers or other indications of interest by or from any Person other than Buyer, Reinsurers and their respective Affiliates acting together (the “Acquisition Parties”) with respect to an Acquisition Proposal, (ii) enter into, maintain, continue or otherwise participate in any discussions, conversations, negotiations or other communications with any Person other than the Acquisition Parties with respect to an Acquisition Proposal, (iii) furnish or confirm any information to any Person other than the Acquisition Parties in connection with an Acquisition Proposal, (iv) otherwise assist, facilitate or encourage the making of, or cooperate in any way regarding, any inquiry, proposal, offer, request or other indication of interest by or from any Person other than the Acquisition Parties with respect to an Acquisition Proposal, or (v) enter into any term sheet, letter of intent, agreement or other non-binding or binding understanding or arrangement (whether oral or written) with, or accept or agree to any offer or proposal by or from, any Person other than the Acquisition Parties with respect to an Acquisition Proposal.

(b)                                 From the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement, Sellers and each of their Affiliates shall, and shall cause their respective Representatives to, cease and terminate immediately any existing activities, discussions or negotiations with respect to or in furtherance of any Acquisition Proposal with any Person other than the Acquisition Parties.

(c)                                  For purposes of this Section 7.7, “Acquisition Proposal” means any of the following transactions, whether direct or indirect (but excluding, in each case, this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby):  (i) any acquisition, purchase or other transaction involving the direct or indirect sale or transfer of all or any material portion of the Business or the Acquired Assets (excluding reinsurance or sales of investment assets in the ordinary course of business), (ii) any merger, consolidation, business combination, reorganization, dissolution, recapitalization or similar transaction involving the transfer of any material portion of the Business or the Acquired Assets, or (iii) any bulk reinsurance or similar transaction involving all or any material portion of the Business or the Acquired Assets (excluding reinsurance in the ordinary course of business).

Section 7.8                              No Program or Policy of Replacement.  From the date hereof until the Closing Date, each Seller shall, and GWLA shall cause the applicable GWLA Subsidiaries to, comply with Section 2.10 of each form of Reinsurance Agreement attached hereto as Exhibit C as if the provisions thereof were in full force and effect throughout such period.

Section 7.9                              Separation and Migration Cooperation.  From the date hereof until the Closing Date, the Parties shall negotiate in good faith Schedule 2.1(a) to the form of Transition Services Agreement attached hereto at Exhibit G (with the Parties acknowledging that the pricing for “Services” by category of Services included in Schedule 2.1(a) thereof shall be governed by footnote 5 in the form of Transition Services Agreement attached hereto as Exhibit G) and shall discuss in good faith planning for the provision of services pursuant to the Transition Services Agreement and planning for the migration and integration of the Business to and into Buyer, in accordance with mutually acceptable timetables, guidelines and procedures (which shall comply with Applicable Law), with such cooperation to include each of Sellers, on the one hand, and Buyer, on the other: (i) appointing a divestiture planning manager; (ii) establishing divestiture planning committees as mutually agreed; (iii) setting regular meetings of the divestiture planning committees; (iv) making reasonably available appropriate knowledgeable business, operations, administration and technology personnel and any other personnel reasonably needed for the planning for the provision of services pursuant to the Transition Services Agreement and the planning for the migration and integration of the Business; (v) developing detailed project plans for the provision of services pursuant to the Transition Services Agreement and the migration and integration of the Business; (vi) using commercially reasonable efforts to promptly identify any and all services to be provided under the Transition Services Agreement from the potential services (and corresponding pricing) identified in the schedules to the form of Transition Services Agreement attached hereto at Exhibit G (vii) using commercially reasonable efforts to finalize the Separation and Migration Plan (as defined in the Transition Services Agreement) and incorporate it into the form of Transition Services Agreement to be executed and delivered at Closing, and (viii) dedicating commercially reasonable resources to accomplish the foregoing.  All planning cooperation contemplated by this Section 7.9 shall be conducted in compliance with Applicable Law and otherwise with the intention to minimize disruption to the businesses of the Parties.  Schedule 7.9 sets forth a list of events relating to the Business that are scheduled to occur following the expected Closing Date, and the expenses for such events that will become due and payable prior to the expected Closing Date.   Following the date hereof, the Parties shall discuss in good faith the events listed on Schedule 7.9, and as soon as reasonably practicable following the date hereof (and in any event prior to any expenses listed on Schedule 7.9 becoming due and payable), Buyer shall inform GWLA in writing whether Buyer intends to participate in each such event if it occurs after the expected Closing Date.  With respect to the events in which Buyer has informed GWLA in writing that it intends to participate, GWLA shall pay the related expenses if they become due and payable prior to the Closing Date, and, to the extent such events have not occurred prior to the Closing Date, Buyer shall reimburse GWLA for the paid expenses with respect to such events at the Closing.

Section 7.10                       Certain Existing Reinsurance Agreements.  The Parties shall comply with the provisions of Schedule 7.10.

Section 7.11                       Loan Files and Servicing Files.  Within forty-five (45) days after the date hereof, Sellers shall (i) provide Buyer and Reinsurers with access in a single location to the Loan File with respect to each Commercial Mortgage Loan and the Servicing File with respect to each Commercial Mortgage Loan that is serviced by a Seller, and (ii) use commercially reasonable efforts to provide Buyer and Reinsurers with access in the same location to the Servicing File with respect to each Commercial Mortgage Loan that is serviced by a third party, in each case of (i) and (ii), to the extent such Loan Files or Servicing Files are in the possession or control of, or reasonably available to, a Seller or its Affiliates; provided, that if Sellers are unable to provide access in a single location to such Loan Files or Servicing Files in the possession or control of, or reasonably available to, a Seller or its Affiliates, Sellers shall provide Buyer and Reinsurers with access to such Loan Files and Servicing Files in a manner that is reasonable acceptable to Buyer and Reinsurers.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1                                    Employee Matters.

(a)                                 Comparable Position.

(i)                                     Section 8.1(a)(i) of the Business Disclosure Schedule lists all Business Employees, including Inactive Business Employees, as of the date hereof, as well as, for each such Person, their title or position, employing entity, whether such Person is an Offer  Employee or an Other Business Employee, the percentage of business time the Business Employee devotes to serving the ADA, closed block, and/or executive benefit business segments of the Business, whether such Person is dedicated to the FIM Life and FIM Annuities new business operations, work location, full-time or part-time status, accrued or granted vacation (provided that the accrued or granted vacation will be included only in Business Disclosure Schedule updates provided at least thirty (30) days after the date of this Agreement), dates of service, years of credit service, then-current base salary, target annual incentive percentage, target long-term incentive compensation opportunity, Seller Equity Award Information, and other compensation or compensatory entitlements (including under any GWLA Sales Incentive Plan) in effect for the year in which such Person’s Transfer Date (as defined below) occurs (collectively, the “Business Employee Information”).  Prior to the Closing (or, with respect to any Inactive Business Employee or Retained Employee, prior to the applicable Transfer Date), GWLA shall update Section 8.1(a)(i) of the Business Disclosure Schedule to add any individuals who become Business Employees after the date hereof, to remove any individuals who have ceased to be Business Employees after the date hereof, to reflect any changes in Inactive Business Employees, or to reflect any changes in the Business Employee Information (provided that Seller Equity Award Information need only be included in Section 8.1(a)(i) of the Business Disclosure Schedule as of the date hereof, the first updated version following the normally scheduled grants in March 2019 and the final updated version), and shall promptly deliver such updated list to Buyer; provided, that (x) GWLA shall deliver an updated version of Section 8.1(a)(i) of the Business Disclosure Schedule to Buyer on a monthly basis following the date hereof until the Closing (or, with respect to any Inactive Business Employee or Retained Employee, prior to the applicable Transfer Date) (y) GWLA shall deliver a final version of Section 8.1(a)(i) of the Business Disclosure Schedule not less than thirty (30) Business Days prior to the Closing (or, with respect to any Inactive Business Employee or Retained Employee, prior to the applicable Transfer Date), and (z) with respect to any Inactive Business Employee or Retained Employee whose Transfer Date will occur after the Closing Date, neither Sellers nor the GWLA Subsidiaries shall take any actions that would have been prohibited under Section 7.1(a) of this Agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed.

(ii)                                Within thirty (30) days of the date of this Agreement or, if later, within thirty (30) days of the date GWLA reports to Buyer that an individual has become a Business Employee and is an Offer Employee (but not later than three (3) days prior to the Closing Date), subject to Section 8.1(d) hereof, Buyer or its Affiliates shall extend to each Offer Employee who is not an Inactive Business Employee a written offer of employment, effective as of the Closing Date, that constitutes a Comparable Position with Buyer or its Affiliates (such offer, an “Offer of Employment”). For the ninety (90) days immediately following the date hereof, Sellers shall, and shall cause their Affiliates to, provide to Buyer and its Representatives, upon the request of Buyer, access to those Business Employees who are not the Offer Employees (the “Other Business Employees”) and job descriptions, where such job description is available, for such Other Business Employees, to identify and evaluate which, if any, Other Business Employees to whom an Offer of Employment will be made by Buyer in its sole discretion. No later than ninety (90) days following the date hereof (such date being the “Notice Date”), Buyer shall provide Sellers with a written notice of the Other Business Employees, if any, to whom it will extend an Offer of Employment (each such Other Business Employee being, a “Selected Other Business Employee”). Within ten (10) Business Days following the Notice Date, Buyer or its Affiliates shall extend to each such Selected Other Business Employee who is not an Inactive Business Employee an Offer of Employment. Such Offer of Employment shall be contingent on the applicable Offer Employee or Selected Other Business Employee remaining continuously and actively employed by GWLA or the applicable GWLA Subsidiary through the Transfer Date (as defined below), or with respect to Retained Employees, through the Service Termination Date (as defined below).   For the avoidance of doubt, to the extent an Offer Employee or Selected Other Business Employee becomes an Inactive Business Employee prior to his or her Transfer Date, such Offer Employee or Selected Other Business Employee shall be treated as an Inactive Business Employee in a manner consistent with Section 8.1(a)(v) hereof. Buyer shall provide GWLA with forms of the documents that Buyer intends to use to make Offers of Employment prior to the time that such Offers of Employment are made.  GWLA shall, and shall cause GWLA Subsidiaries to, reasonably cooperate with Buyer and its Affiliates and reasonably assist Buyer and its Affiliates in its efforts to extend  Offers of Employment  to the Business Employees pursuant to this Section 8.1(a).  Buyer shall reimburse Sellers for the GWLA Severance Benefits provided to any Other Business Employee who does not receive an Offer of Employment, other than those Other Business Employees identified as dedicated to the FIM Life and FIM Annuities new business operations on Section 8.1(a)(i) of the Business Disclosure Schedule.

(iii)                             Except as set forth below with respect to Inactive Business Employees and Retained Employees, the employment relationship of each Offer Employee and Selected Other Business Employee with GWLA or the applicable GWLA Subsidiary shall terminate effective as of the Closing.  Each Offer Employee and Selected Other Business Employee who has accepted Buyer’s Offer of Employment and who commences employment with Buyer or an Affiliate of Buyer on the Closing Date, or, in the case of Inactive Business Employees or Retained Employees, within the time period described in Section 8.1(a)(iv) or (v), as applicable, shall be a “Transferred Employee” for all purposes of this Agreement.  To the extent any Offer Employee and Selected Other Business Employee to whom an Offer of Employment has been made by Buyer pursuant to this Section 8.1(a) does not accept such Offer of Employment, such employees shall not be eligible to receive the GWLA Severance Benefit.  Effective as of the Transfer Date, the Transferred Employees shall cease participation in the Employee Benefit Plans.  Except as expressly provided in this Section 8.1, GWLA or a GWLA Subsidiary shall remain liable for all eligible claims for benefits under the Employee Benefit Plans that are incurred by the Transferred Employees prior to the Transfer Date, and Buyer or one of its Affiliates shall be liable for any such claims incurred on or after the Transfer Date.  For purposes of this Agreement, claims shall be deemed to be incurred as follows: (x) life, accidental death and dismemberment, disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; and (y) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided.  Buyer and its Affiliates shall be responsible for providing COBRA coverage for Transferred Employees and their respective covered dependents whose qualifying events (as defined in Code Section 4980B) occur on or after the Transfer Date, and GWLA or a GWLA Subsidiary shall be responsible for providing COBRA coverage, for all Business Employees who do not become Transferred Employees and their respective covered dependents whose qualifying events (as defined in Code Section 4980B) occur prior to the Transfer Date.

(iv)                              GWLA or a GWLA Subsidiary shall continue to employ each Business Employee listed on Section 8.1(a)(iv) of the Business Disclosure Schedule (each, a “Retained Employee”) until the earlier of (1) the expiration of the Service Period (as defined in the Transition Services Agreement)  or (2) the date on which the Service (as defined in the Transition Services Agreement) which such Retained Employee provides is terminated pursuant to the Transition Services Agreement  or such Retained Employee’s services are otherwise no longer required by Sellers (such earlier date, the “Service Termination Date”).  During the ninety (90) day period following the date of this Agreement, Sellers may identify up to ten (10) additional Business Employees as Retained Employees on Section 8.1(a)(iv) of the Business Disclosure Schedule with the written approval of Buyer, which shall not be unreasonably withheld, and up to ten (10) additional Business Employees as Retained Employees on Section 8.1(a)(iv) of the Business Disclosure Schedule

with the written approval of Buyer.   Upon the Service Termination Date, Sellers shall notify Buyer in writing of the Service Termination Date and identify in such notice the Retained Employee(s) who are impacted by the occurrence of such Service Termination Date. A Retained Employee who has accepted Buyer’s Offer of Employment will become a Transferred Employee when the Retained Employee commences employment with Buyer or an Affiliate of Buyer; provided however, that a Retained Employee who has accepted Buyer’s Offer of Employment shall become a Transferred Employee not later than five (5) business days following the Service Termination Date.

(v)                                 Inactive Business Employees shall remain employed by GWLA or a GWLA Subsidiary, as the case may be, until the earlier of (1) the Inactive Business Employee’s Transfer Date and (2) the date on which the Inactive Business Employee’s employment with GWLA or a GWLA Subsidiary is terminated.  If an Inactive Business Employee returns to work within six (6) months of the Closing Date (or such later date as protected under federal law for an Inactive Business Employee on a military leave of absence), subject to Section 8.1(d) hereof, Buyer or an Affiliate of Buyer shall extend an Offer of Employment to the Inactive Business Employee who is an Offer Employee within five (5) Business Days of such Inactive Business Employee’s returning to active status. With respect to any Inactive Business Employee who returns to work within six (6) months of the Closing Date (or such later date as protected under federal law for an Inactive Business Employee on a military leave of absence) and who is not an Offer Employee, during the ten (10) day period immediately following such Inactive Business Employee’s returning to active status, Buyer or an Affiliate of Buyer may, but shall not be required to, extend an Offer of Employment to such Inactive Business Employee.  An Inactive Business Employee will become a Transferred Employee when the Inactive Business Employee accepts Buyer’s Offer of Employment, and commences employment with Buyer or an Affiliate of Buyer; provided however, that an Inactive Business Employee who has accepted Buyer’s Offer of Employment shall become a Transferred Employee not later than five (5) business days following the date on which such Offer of Employment is accepted. Unless and until an Inactive Business Employee becomes a Transferred Employee, GWLA or a GWLA Subsidiary shall remain responsible for any Liabilities relating to or arising out of such Inactive Business Employee’s employment or termination of employment with GWLA or a GWLA Subsidiary.

(vi)                              The date on which a Business Employee commences employment with Buyer or its Affiliates will be referred to as the “Transfer Date” which, for purposes of clarification, means (x) the Closing Date for all Business Employees other than Inactive Business Employees and Retained Employees, and (y) for any Inactive Business Employee or Retained Employees, the date such Inactive Business Employee or Retained Employee becomes a Transferred Employee.

(vii)                         Within thirty (30) days of the date of this Agreement, GWLA shall provide a list of each individual engaged through temporary staffing agencies who provides substantially all of their services to the Business, including, for each such Person, their employment location, the applicable employing agency, billing rate, and scope and terms of engagement.  For purposes of this Section 8.1(a)(vii), an individual is deemed to provide “substantially all of their services to the Business” if such individual dedicates at least eighty percent (80%) of his or her business time to serving the Business during which he or she provides services to GWLA or any GWLA Subsidiary.

(b)                                 Employee Communications.  During the period from the date hereof through the relevant Transfer Date, Buyer and GWLA will reasonably cooperate to communicate to the Business Employees the details of the proposed terms and conditions of their employment with Buyer or its Affiliates.  All communications during such period between Buyer or its Affiliates and the Business Employees with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to GWLA’s reasonable prior approval, and all communications during such period between Sellers or GWLA Subsidiaries and the Business Employees pertaining to post-Transfer Date employment, compensation or benefits matters or otherwise related to the Business Employees’ relationship with Buyer or its Affiliates shall be subject to Buyer’s reasonable prior approval.

(c)                                  Maintenance of Terms.  For a period of twelve (12) months following a Transferred Employee’s Transfer Date (or until the date on which such Transferred Employee’s employment with Buyer and its Affiliates terminates, if earlier), Buyer shall, or shall cause its Affiliates to, provide such Transferred Employee with the following:

(i)                                   an aggregate amount of total target compensation opportunity (which, for purposes of this Section 8.1(c)(i), includes a Transferred Employee’s annual base salary or wages, plus the amount of annual incentive opportunity, sales incentive opportunity, and long-term incentive opportunity, as applicable, that such Transferred Employee is eligible to receive assuming achievement of target levels of performance) that is at least as favorable as the aggregate amount of such total target compensation opportunity provided to the Transferred Employee immediately prior to the Employee’s Transfer Date, which amount may be provided by Buyer in a form, and pursuant to plans and programs, as determined by Buyer in its discretion; provided that the Transferred Employee’s annual base salary and wages shall be no less than such Transferred Employee’s annual base salary and wages in effect immediately prior to the Transferred Employee’s Transfer Date;

(ii)                                employment at the same location, employment within twenty-five (25) miles of the location at which such Transferred Employee is principally employed as of the Transfer Date, employment at the Transferred Employee’s home, or employment at a different location with the Transferred Employee’s consent;

(iii)                             in the event that (a) the employment of any Transferred Employee is terminated for any reason other than cause, (b) any Transferred Employee resigns as a result of a requirement to relocate, without the Transferred Employee’s consent, to more than twenty-five (25) miles from the location at which such Transferred Employee is principally employed immediately prior to the Transfer Date, other than a requirement to work from the Transferred Employee’s home, or (c) any Transferred Employee resigns within thirty (30) days of a reduction in the Transferred Employee’s annual rate of salary and wages, the (x) cash payments that would be made under the applicable GWLA Severance Benefit and (y) benefits that are substantially comparable to the non-cash severance and outplacement benefits under the applicable GWLA Severance Benefit, taking into account the Transferred Employee’s length of service with GWLA and its

Affiliates and Buyer and its Affiliates, subject to such Transferred Employee’s execution and non-revocation of a waiver and general release of claims; and

(iv)                              participation in employee benefit plans, policies, practices or agreements (other than those addressed separately in this Section 8.1(c)) that are being provided to similarly-situated employees of the Buyer or its Affiliates (including any such plans in which  newly hired employees are not eligible to participate).

(d)                                 401(k) Plan Profit-Sharing Contribution.  Buyer shall, or shall cause an Affiliate to, pay to each Transferred Employee a cash payment equal to the discretionary profit-sharing contribution that the Transferred Employee would have received under the Sellers’ 401(k) profit-sharing plan for the 2019 plan year had the plan not required employment on the last day of the 2019 plan year as a condition of receiving the contribution.  Such cash payment shall only be made to Transferred Employees who are employed on the date of such payment, and such payment shall be made no later than March 31, 2020.  GWLA shall provide Buyer with the calculation of such cash payment for each Transferred Employee no later than March 1, 2020.  GWLA shall reimburse Buyer for such cash payment no later than March 31, 2020, as determined in the manner specified in Section 8.1(i).

(e)                                  Work Permits.  Buyer shall use, or cause its Affiliates to use, commercially reasonable efforts to sponsor, or transfer sponsorship of, the work permits for all Transferred Employees who are foreign nationals, and agrees to so sponsor, or cause its Affiliates to so sponsor, such foreign national Transferred Employees on and after the Closing; provided, that each such foreign national Transferred Employee’s name, position, country of citizenship and type of work permit are disclosed on Section 8.1(e) of the Business Disclosure Schedule.  GWLA shall and shall cause the GWLA Subsidiaries to cooperate as necessary to effect Buyer’s or its Affiliates’ sponsorship or transfer of sponsorship of all such foreign national Transferred Employees.  To the extent that it is not possible to effect Buyer’s or its Affiliates’ sponsorship or transfer of sponsorship of any foreign national Business Employee, neither Buyer nor its Affiliates will be obligated to make an Offer of Employment to such Person, and such Person shall not become a Transferred Employee.

(f)                                   Employee Benefits.  Buyer and its Affiliates shall use commercially reasonable efforts to waive or cause to be waived, any waiting period, probationary period, pre-existing condition exclusion, evidence of insurability requirement, or similar condition with respect to initial participation under any plan, program, or arrangement established, maintained, or contributed to by Buyer or any of its Affiliates to provide health insurance, life insurance, or disability benefits with respect to each Transferred Employee who has, prior to the Transfer Date, satisfied, under GWLA’s comparable plans, the comparable eligibility, insurability or other requirements referred to in this sentence.  For the 2019 plan year, Buyer and its Affiliates shall waive, or shall cause to be waived, any restrictions or limitations related to the coverage of spouses or domestic partners under the health or medical plans of the Buyer and its Affiliates, to the extent a similar restriction or limitation did not exist under GWLA’s comparable health or medical plans immediately prior to the Transfer Date.  Buyer and its Affiliates shall use commercially reasonable efforts to recognize or cause to be recognized the dollar amount of all co-insurance, deductibles and similar expenses incurred by each Transferred Employee (and his or her eligible dependents) during the calendar year in which the Transfer Date occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which each Transferred Employee will be eligible to participate from and after the Transfer Date, subject to the provision of such information by GWLA to the plan administrator or the third-party administrator of the applicable welfare benefit plan of Buyer not later than thirty (30) days following the applicable Transfer Date.  Each Transferred Employee who is covered by a health or medical plan of Buyer or its Affiliates immediately following the Transfer Date shall receive the applicable wellness credit under such plan for the portion of the 2019 plan year following such Transferred Employee’s Transfer Date, provided that GWLA provides a certification that such Transferred

Employee has completed the appropriate requirements necessary to receive the 2019 wellness credit under a comparable health or medical plan of GWLA.  Each Transferred Employee shall, for purposes of determining such Transferred Employee’s eligibility to participate in, vesting and calculating the benefit accrual, determining paid time off and calculating severance under all employee benefit plans, programs and arrangements of Buyer and its Affiliates, be credited with the service of such Transferred Employee with GWLA or its Affiliates, to the same extent as if such service had been performed for Buyer or any of its Affiliates, except (i) to the extent that such credit would result in duplication of benefits,  (ii) to the extent that such credit is not recognized by Buyer or its Affiliates with respect to similarly situated employees, (iii) for purposes of benefit accrual under any qualified retirement or defined benefit pension plan, or (iv) to the extent that such credit was not recognized under a similar plan maintained by Sellers or the GWLA Subsidiaries immediately prior to the Transfer Date.  In addition, Buyer shall, or shall cause one or more of its Affiliates to:

(i)                                   cause the defined contribution plan(s) maintained by Buyer or its Affiliates to accept a direct rollover of the account balance, including up to three (3) promissory notes evidencing outstanding loans but excluding securities, of any Transferred Employee under a 401(k) plan of GWLA that such Transferred Employee elects to make as a direct rollover, and, to the extent necessary, amend such defined contribution plan(s) prior to the Closing in order to carry out the intent of this Section 8.1(f), subject to Buyer’s receipt from  GWLA of its most recent determination letter from the IRS that the applicable 401(k) plan is qualified under Sections 401(a) and 401(k) of the Code, and such other information as Buyer may reasonably request; and

(ii)                                reimburse Transferred Employees for any unreimbursed expenses in respect of education courses for which such Transferred Employees registered prior to the Transfer Date, to the extent that GWLA’s policies would provide for such reimbursement if such Transferred Employees had continued to be employed by GWLA or a GWLA Subsidiary.

(g)                                  Paid Time Off.  To the extent permitted by Applicable Law, and except as would result in duplication of benefits, for the remainder of the 2019 calendar year, Buyer shall, or shall cause its Affiliates to (i) recognize any unused paid time off accrued by or granted to such Transferred Employee pursuant to the applicable paid time off plan, policy or agreement of GWLA covering such Transferred Employee immediately prior to the Transfer Date, and (ii) to the extent applicable to such Transferred Employee, cause such Transferred Employee to continue to accrue paid time off that would have accrued pursuant to the applicable paid time off plan, policy, or agreement of GWLA covering such Transferred Employee immediately prior to the Transfer Date.  On or prior to the Transfer Date, GWLA shall provide Buyer with a schedule of the paid time off accruals or entitlements that will be transferred or recognized in accordance with this Section 8.1(g).   Commencing with the calendar year 2020, Transferred Employees shall receive paid time off in accordance with the plans, policies, and agreements of Buyer and its Affiliates that are applicable to similarly-situated employees of Buyer and its Affiliates, including the ability to carry over unused 2019 calendar year paid time off pursuant to the applicable paid time off plans, policies, and agreements of Buyer and its Affiliates.

(h)                                 Incentive Plans.

(i)                                   Upon the Closing (or, with respect to any Inactive Business Employee or Retained Employee, upon the applicable Transfer Date), in respect of the pre-Transfer Date portion of the calendar year in which the applicable Transfer Date occurs, GWLA shall pay, or cause its Affiliates to pay, to each Transferred Employee the pro-rata portion of his or her target annual bonus under GWLA’s annual bonus plans (excluding GWLA Sales Incentive Plans), based on each Transferred Employee’s target bonus and pay immediately prior to the Transfer Date.

(ii)                                GWLA and its Affiliates shall take any and all action necessary to cause the Transferred Employees’ unvested equity awards to vest immediately prior to the Transfer Date and shall make all payments necessary to satisfy such unvested equity awards to the Transferred Employees in accordance with the terms of GWLA’s and its Affiliates’ applicable long-term incentive plans.

(iii)                             GWLA shall direct Buyer or one of its Affiliates to pay, and Buyer shall pay or cause its Affiliates to pay, no later than March 15, 2020, any amounts due under any GWLA Sales Incentive Plan (including draws and any guaranteed amounts promised to a Transferred Employee, but not Offer Letter Guaranteed Amounts) for the 2019 calendar year that have not been satisfied as of the Transfer Date.  GWLA shall reimburse Buyer for such payment.  Buyer or one of its Affiliates shall be responsible for any Offer Letter Guaranteed Amounts that have not yet been paid as of the Transfer Date, in accordance with GWLA’s past payment practices.

(i)                                     Any reimbursements made by GWLA or Buyer pursuant to this Section 8.1 shall be inclusive of the employer portion of any employment, payroll, social security or other Taxes.

(j)                                    Buyer and GWLA shall, Buyer shall cause its Affiliates to, and GWLA shall cause the GWLA Subsidiaries to, cooperate as appropriate to carry out the provisions of this Section 8.1. Without limiting the generality of the foregoing, to the extent permitted by Applicable Law, GWLA shall promptly provide Buyer with such information and documents relating to the plans, employee policies, payroll data, service crediting data and Business Records related to the Transferred Employees as may reasonably be requested by Buyer or its Affiliates and in accordance with Section 8.10, to facilitate the transition of the Transferred Employees to payroll and employee benefit plans or programs of Buyer or its Affiliates; provided, however, that any Business Records involving I-9 documentation will not be disclosed until the Transfer Date, and any Business Records involving performance reviews,  corrective action documentation, and Family and Medical Leave Act documentation with respect to any Transferred Employee will be disclosed not later than fifteen (15) days following the Transfer Date.  Buyer shall ensure that the information and documents specified in the preceding sentence, as well as the Business Records related to the Business Employees provided pursuant to Section 8.10, shall be kept confidential and shall be used by Buyer in the ordinary course of business, consistent with past practice, in connection with the employment of the Business Employees, and Buyer shall indemnify and hold harmless GWLA and its Affiliates with respect to any Losses incurred by GWLA or its Affiliates related to any alleged or actual violation of Applicable Law with respect to Buyer’s termination or other employment related decisions based on the information and documents specified in the preceding sentence or the Business Records related to the Business Employees, other than payroll data, service crediting data, and Business Records involving performance goals and job descriptions.

(k)                                 No Amendment of Plans.  Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any employee benefit plan (within the meaning of Section 3(3) of, or subject to, ERISA), and no Person participating in any such employee benefit plan maintained by either GWLA or its Affiliates or Buyer or its Affiliates, shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise.  No provision of this Agreement is intended to, or does, prevent Buyer or its Affiliates from amending or terminating any of their employee benefit plans in accordance with their terms, nor is any provision of this Agreement intended to create any third-party beneficiary rights in any employee of Sellers or the GWLA Subsidiaries, including any Business Employee, or their respective beneficiaries and dependents, with respect to their compensation, benefits and/or terms and conditions of employment.

Section 8.2                                    Insurance; Risk of Loss.  Buyer acknowledges and agrees that, effective at the time of the Closing, the Business will cease to be insured by any insurance policies of any Seller or its Affiliates.

Section 8.3                                    Use of Sellers’ Trademarks; Corporate Names.

(a)                                 Buyer, for itself and its Affiliates, acknowledges and agrees that, other than the Transferred Owned Intellectual Property and other than as expressly contemplated in the Ancillary Agreements, Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in or to any Intellectual Property Rights of any Seller or its Affiliates, including the names “Great-West”, “Canada Life” and any registered or pending Trademarks of any Seller and its Affiliates as of the date hereof, or any unregistered Trademarks of any Seller or its Affiliates of which Buyer and its Affiliates have knowledge or which are licensed under the Trademark License Agreement, and any visual representations thereof, monograms, tag-lines, designs, symbols, images, colors and characters, and any variation of the foregoing in this sentence and that is confusingly similar in sound or appearance to any of the foregoing (including all registrations and applications relating thereto) (collectively, the “Seller Name and Marks”), and, except as otherwise expressly provided in any Ancillary Agreement, neither Buyer nor any of its Affiliates shall have any rights in the Seller Name and Marks, and neither Buyer nor any of its Affiliates shall contest the ownership or validity of any rights of a Seller or any of its Affiliates in or to the Seller Name and Marks.

(b)                                 Buyer agrees that, except (i) as otherwise expressly provided in any Ancillary Agreement, (ii) in connection with historical references to the Business or (iii) for internal business purpose, records and other historical archived documents, or (iv) to the extent required by or permitted as fair use under Applicable Law, following the Closing Date, Buyer and its Affiliates shall cease and discontinue all uses of the Seller Name and Marks, either alone or in combination with other words and all marks, trade dress, logos, monograms and other source identifiers similar to any of the foregoing or embodying any of the foregoing alone or in combination with other words, including other words in compliance with Section 8.3(c).

(c)                                  In accordance with the terms of the Ancillary Agreements and on the date(s) specified therein, Buyer shall, and shall cause its Affiliates to (i) re-label, destroy, delete or exhaust all materials bearing the Seller Name and Marks, including signage, advertising, promotional materials, Software, packaging, inventory, electronic materials, collateral goods, stationery, business cards, web sites and other materials (except to the extent any such materials must be retained to comply with Applicable Laws or document retention notices issued by any Governmental Body), and (ii) thereafter, send a written statement to Sellers verifying that it has re-labeled, destroyed, deleted or exhausted all materials bearing the Seller Name and Marks.  Buyer, for itself and its Affiliates, agrees that after the Closing Date Buyer and its Affiliates will not expressly, or by implication, do business as or represent themselves as any Seller or an Affiliate of any Seller.

(d)                                 In the event Buyer or any Affiliate of Buyer violates any of its obligations under this Section 8.3, Sellers and their Affiliates may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate.  Buyer acknowledges that a violation of this Section 8.3 may cause Sellers and their Affiliates irreparable harm, which may not be adequately compensated for by money damages.  Buyer therefore agrees that in the event of any actual or threatened violation of this Section 8.3, Sellers and any of their Affiliates shall be entitled, in addition to other remedies that they may have, to seek a temporary restraining order and to seek preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any violations of this Section 8.3, without the necessity of posting a bond.

Section 8.4                                    Covenants Not to Solicit Employees.

(a)                                 During the twenty-four (24) month period following (x) the Closing Date, with respect to the applicable employees of Buyer and its Affiliates, or (y) the applicable Transfer Date, with respect to the Transferred Employees, Sellers shall not, and GWLA shall cause the GWLA Subsidiaries not to, and cause their respective Affiliates not to, without Buyer’s prior written consent, directly or indirectly, solicit the employment of, employ, hire or enter into an independent contractor, agency or consulting relationship with (1) any Business Employee to whom Buyer extended an Offer of Employment or any Transferred Employee or (2) any employee of Buyer or its Affiliates set forth on Section 8.4(a) of the Buyer Disclosure Schedule, in each case, unless such Person has not been employed by Buyer or its Affiliates for a period of at least three (3) months prior to such solicitation or such Person’s employment has been terminated by Buyer or its Affiliates (independent of any action of Sellers or the GWLA Subsidiaries); provided, that (1) except as set forth in subclause (2) below, this Section 8.4(a) shall not prohibit Sellers or their Affiliates from making general solicitations for employment or independent contractor relationships through advertisements not directed at Buyer, its Affiliates or any such Person or otherwise employing or hiring any Person who contacts Sellers or any of their Affiliates on his or her own initiative without direct solicitation or as a result of such advertisements, and (2) notwithstanding the foregoing, until the expiration of the Service Period (as defined in the Transition Services Agreement), the applicable provisions of this Section 8.4(a) shall continue to apply to any Transferred Employee who responds to any such general solicitation.  Buyer shall provide Sellers with a weekly report that lists the Transferred Employees who have left employment during that week, and whether each such Transferred Employee’s employment has been terminated by Buyer or its Affiliates.

(b)                                 During the twenty-four (24) month period following the Closing Date, except as otherwise expressly contemplated by this Agreement or any Ancillary Agreement, Buyer shall not, and shall cause its Affiliates not to, without Sellers’ prior written consent, directly or indirectly, solicit the employment of, employ, hire or enter into an independent contractor, agency or consulting relationship with any employee of a Seller or its Affiliates set forth on Section 8.4(b) of the Business Disclosure Schedule, unless such Person has not been employed by a Seller or its Affiliates for a period of at least three (3) months prior to such solicitation or such Person’s employment has been terminated by a Seller or its Affiliates (independent of any action of Buyer or its Affiliates) at least three (3) months prior to such solicitation; provided, that this Section 8.4(b) shall not prohibit Buyer or its Affiliates from making general solicitations for employment or independent contractor relationships through advertisements not directed at Sellers, their Affiliates or any such Person or otherwise employing or hiring or entering into an independent contractor relationship with any Person who contacts Buyer or any of its Affiliates on his or her own initiative without direct solicitation or as a result of such advertisements.

(c)                                  The Parties acknowledge that the covenants set forth in this Section 8.4 are an essential element of this Agreement and that, but for these covenants, the Parties would not have entered into this Agreement.  The Parties to this Agreement acknowledge that this Section 8.4 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any Ancillary Agreement by the Parties.

(d)                                 The Parties acknowledge that the type and periods of restriction imposed in the provisions of this Section 8.4 are fair and reasonable and are reasonably required for the protection of the Parties.  If any of the restrictions or covenants in this Section 8.4 are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.  If any of the restrictions or covenants contained in this Section 8.4, or any portion thereof, are deemed to be unenforceable because such covenant or restriction is held to cover a geographic area or to be of such duration as is not permitted under Applicable Law, the Parties agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and, in its reduced form, said provision shall then be enforceable.

(e)                                  Each Party recognizes that its obligations under this Section 8.4 are special, unique and extraordinary in character and that, in the event of any actual violation of any provision of this Section 8.4, the other Party shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any actual violation, enforce the specific performance and/or enjoin any actions in violation of this Section 8.4

Section 8.5                                    Principal Underwriter.  At the end of the term specified in the Transition Services Agreement with respect to the functions described in this Section 8.5 (the “PU Transition Date”), in accordance with Applicable Law and subject to the receipt of any required Governmental Consents, Seller shall appoint a duly licensed Affiliate of Buyer, designated in writing by Buyer (the “Buyer BD”), to be the principal underwriter (as such term is used in the 1940 Act), or primary distributor (or similar function) with respect to private placements (such functions, as applicable, the “Securities Distribution Functions”), as appropriate, for the Covered Insurance Policies that are securities, effective as of the PU Transition Date, and Buyer shall cause the Buyer BD to assume the Securities Distribution Functions of any Affiliate of Sellers who performs the Securities Distribution Functions for such Covered Insurance Policies (each, an “Existing Principal Underwriter”), to the extent related to such Covered Insurance Policies.  Each Seller shall cooperate with Buyer in connection with the appointment and assumption of the Securities Distribution Functions, and shall provide any information requested by Buyer that is reasonably necessary for Buyer to (a) determine whether a continuing membership application (“CMA”) is necessary under NASD Rule 1017 in order for Buyer BD to assume the Securities Distribution Functions and (b) if such a CMA is necessary, prepare such CMA and respond to requests from FINRA in connection therewith.  If a CMA is necessary, Buyer shall prepare and file such CMA as promptly as practicable in order to effect the appointment and assumption of the Securities Distribution Functions by the PU Transition Date.  Buyer shall cooperate with Sellers in connection with the appointment and assumption of the Securities Distribution Functions, and shall provide any information requested by a Seller that is reasonably necessary for Sellers to (x) determine the form of SEC filing that will be needed for Buyer BD to assume the Securities Distribution Functions, (y) prepare such SEC filing or respond to requests from the SEC in connection therewith and (z) make amendments to private placement memoranda in connection with the appointment and assumption contemplated by this Section 8.5.  In connection with the foregoing, not later than the PU Transition Date, each Seller shall negotiate and enter into a principal underwriting agreement or a private placement agreement, each as applicable, with the Buyer BD on reasonable terms, taking into consideration the transactions contemplated by this Agreement and the Ancillary Agreements, and shall use commercially reasonable efforts to transition the counterparties to the Mutual Fund Agreements and Distribution Agreements to which an Existing Principal Underwriter is a party, to the extent relating to the Covered Insurance Policies, to a relationship with Buyer BD, including, if such agreements are freely assignable, assignment to the Buyer BD of each Existing Principal Underwriter’s rights and obligations thereunder.

Section 8.6                                    Confidentiality.

(a)                                 Upon Closing, the Confidentiality Agreements shall terminate.  If this Agreement is terminated prior to the Closing for any reason, the Confidentiality Agreements shall continue in full force and effect in accordance with their terms.

(b)                                 Following the Closing, Buyer shall hold and cause its Affiliates and Representatives to keep confidential, unless reasonably required by a Governmental Body or Applicable Law, any Seller

Confidential Information.  To the extent Buyer or its Affiliates or Representatives is compelled by a Governmental Body or Applicable Law (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any such information, Buyer will provide Sellers with notice of such request or requirement as promptly as practicable (unless not permitted by Applicable Law) so that Sellers may seek a protective order or other appropriate remedy and/or waive compliance with this Section 8.6(b).  Buyer shall cooperate reasonably with Sellers in connection with Sellers’ reasonable efforts to seek such an order or remedy.  If Sellers do not obtain such protective order or other remedy, or Sellers waive Buyer’s compliance with the provisions of this Section 8.6(b), Buyer will furnish only that portion of the applicable confidential information that is reasonably required, and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such disclosed information.

(c)                                  From and after the date hereof, GWLA shall hold and cause its Representatives and the GWLA Subsidiaries to keep confidential and each Seller other than GWLA shall hold and cause its Representatives to keep confidential, unless reasonably required by a Governmental Body or Applicable Law, any Buyer Confidential Information.  To the extent a Seller or its Affiliates or Representatives is compelled by a Governmental Body or Applicable Law (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any such information, Sellers will provide Buyer with notice of such request or requirement as promptly as practicable (unless not permitted by Applicable Law) so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with this Section 8.6(c).  Each Seller shall cooperate reasonably with Buyer in connection with Buyer’s reasonable efforts to seek such an order or remedy.  If Buyer does not obtain such protective order or other remedy, or Buyer waives any Seller’s compliance with the provisions of this Section 8.6(c), such Seller will furnish only that portion of the applicable confidential information that is reasonably required, and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such disclosed information.  Notwithstanding anything to the contrary in this Section 8.6(c), Sellers and their Affiliates may (without complying with the notice and cooperation requirements in this Section 8.6(c)) disclose the Business Records (i) to regulatory authorities having supervisory jurisdiction over Sellers or their Affiliates during the course of any routine audit or routine examination, (ii) to any Person reasonably requesting such Business Records pursuant to such Person’s rights under a Covered Insurance Policy, (iii) to the extent reasonably required in the performance of any obligations under the Ancillary Agreements and (iv) to any Person if Reinsurers are no longer administrating the Covered Insurance Policies pursuant to the Administrative Services Agreements.

(d)                                 “Seller Confidential Information” means (i) confidential information that is furnished by or on behalf of a Seller or its Representatives to Buyer, its Affiliates or Representatives prior to the Closing in connection with this Agreement or the transactions contemplated hereby other than, following Closing, the Business Records, and (ii) confidential information that is furnished by or on behalf of a Seller, its Affiliates or its Representatives to Buyer, its Affiliates or Representatives pursuant to Section 8.10 or Article XII, other than, following Closing, the Business Records (except to the extent relating to an Excluded Asset, an Excluded Contract, or an Excluded Liability), except to the extent such information can be shown to have been (x) previously known by Buyer, its Affiliates or its Representatives or independently developed by Buyer, its Affiliates or its Representatives without reference to the Seller Confidential Information, (y) in the public domain through no fault of Buyer, its Affiliates or its Representatives, or (z) later lawfully acquired from other sources by Buyer or its Representatives; provided that such source is not, to such party’s knowledge, bound by a confidentiality agreement with the other party or its Representatives and is not, to such party’s knowledge, otherwise prohibited from transmitting the information to such party by a contractual, legal or fiduciary obligation.

(e)                                  “Buyer Confidential Information” means (i) confidential information that is furnished by or on behalf of Buyer or its Representatives to a Seller, its Affiliates or Representatives prior to the Closing in connection with this Agreement or the transactions contemplated hereby, (ii) following Closing, the Business Records, and (iii) confidential information that is furnished by or on behalf of Buyer or its Representatives to a Seller, its Affiliates or Representatives pursuant to Section 8.10 or Article XII, except to the extent such information can be shown to have been (x) in the case of (i) or (iii) (to the extent not information included in the Business Records), previously known by a Seller, its Affiliates or its Representatives or independently developed by a Seller, its Affiliates or its Representatives without reference to the Buyer Confidential Information, (y) in the public domain through no fault of a Seller, its Affiliates or its Representatives, or (z) later lawfully acquired from other sources by a Seller, its Affiliates or its Representatives; provided that such source is not, to such party’s knowledge, bound by a confidentiality agreement with the other party, its Affiliates or its Representatives and is not, to such party’s knowledge, otherwise prohibited from transmitting the information to such party by a contractual, legal or fiduciary obligation.

Section 8.7                                    Non-Compete.

(a)                                 Subject to the limitations set forth in Sections 8.7(b) and (c) below, for a period of two (2) years from the Closing, each of the Sellers agrees not to, and GWLA shall cause Great-West Lifeco U.S. LLC (or any successor entity) and each of the Persons who are as of the date hereof or in the future may become Subsidiaries of Great-West Lifeco U.S. LLC (or any successor entity) (each, a “Restricted Person”) not to, directly or indirectly, engage in a Competing Business.  Notwithstanding anything to the contrary herein, this Section 8.7(a) shall not apply to the activities of (i) any Person that purchases or receives assets, operations or a business from Sellers or one of their Affiliates, if such Person is not a Seller or a Subsidiary of Great-West Lifeco U.S. LLC (or any successor entity) after such transaction is consummated, (ii) any Person (other than a Seller) who ceases to be a Subsidiary of Great-West Lifeco U.S. LLC (or any successor entity) or (iii) any Affiliate of a Seller other than a Restricted Person.

(b)                                 Notwithstanding anything to the contrary set forth in Section 8.7(a), and without implication that the following activities otherwise would be subject to the provisions of Section 8.7(a), nothing in this Agreement shall preclude, prohibit or restrict Sellers or their Affiliates from engaging, or require Sellers or their Affiliates to cause any Restricted Person not to engage, in any manner in any of the following:

(i)                                     maintaining or making investments in the ordinary course of business, including in a general or separate account of an insurance company, in an investment fund or other investment vehicle or investments by any employee benefit plan or trust of Sellers or their Affiliates, in Persons engaging in a Competing Business; provided that each such investment is a passive investment whereby the applicable Seller or Restricted Person:  (A) does not have the right to designate a majority of the members of the board of directors or other governing body of such entity or to otherwise influence or direct the operation or management of any such entity; (B) is not a participant with any other Person in any group (as such term is used in Regulation 13D of the Exchange Act) with such intention or right; or (C) otherwise owns less than ten percent (10%) of the outstanding voting securities (including convertible securities) of such entity;

(ii)                                  managing, controlling, advising or providing administrative or similar services to investment funds or other investment vehicles that make investments in Persons engaging in a Competing Business, provided that the aggregate revenues of any such Person engaging in a Competing Business derived from such Competing Business on a gross written premiums basis constitute no more than (A) seventy-five million dollars ($75,000,000) or (B) if such revenues are greater than seventy-

five million dollars ($75,000,000), twenty percent (25%) of the aggregate net operating revenues on a consolidated basis of such Person, in each case in the most recently completed fiscal year;

(iii)                               (A) underwriting, marketing, selling, issuing, administering or distributing any insurance products other than insurance products constituting Restricted Insurance Policies or (B) without limitation of the foregoing, engaging in or otherwise conducting any Excluded Businesses as they are conducted as of the date hereof or any expansions of such Excluded Businesses after the date hereof which expansions are not Competing Businesses, or any activities or businesses incidental or related to any such business;

(iv)                              providing reinsurance to any Person (including any Person engaging in a Competing Business) so long as such reinsurance arrangement is either (a) one where the Restricted Person is not involved in the design, underwriting, marketing or sale of the Policies being reinsured that would constitute Competing Businesses, or (b) is (i) entered into by the CLAC and (ii) not a fronting arrangement outside of the ordinary course of CLAC’s business that is designed to avoid the requirements of this Section 8.7;

(v)                                 acquiring (and thereafter, owning and operating) not more than twenty-five percent (25%) of the total voting power or issued and outstanding equity interests of any Person engaging in a Competing Business as a result of the exercise of remedies by a Restricted Person as the holder of a debt instrument; provided, that following the exercise of any such remedies, such Person does not conduct such Competing Business under the “Great-West” name;

(vi)                              acquiring (and thereafter, owning and operating) any Person or business or entering into a Qualifying Joint Venture that derived less than twenty-five (25%) of its net operating revenue on a consolidated basis for its most recent fiscal year from a Competing Business;

(vii)                           acquiring, directly or indirectly, any Person or business or entering into a joint venture (an “Acquired Business”) where such Acquired Business derived twenty-five percent (25%) or more of its net operating revenue on a consolidated basis for its most recent fiscal year from a Competing Business; provided, that the Restricted Person shall either (x)  sell, spin off or otherwise divest itself (or enter into an agreement to sell, spin off or otherwise divest itself) of the portion of the division, unit or Person related to such Acquired Business that engages in the Competing Business within twenty-four (24) months of the closing of the acquisition of such Acquired Business; or (y) modify such Acquired Business such that such Acquired Business derives less than twenty-five percent (25%) of its net operating revenue on a consolidated basis from a Competing Business;

(viii)                        making investments in Buyer and its Affiliates;

(ix)                              selling any of its assets or businesses to a Person that is itself, or has Affiliates that are, engaged in lines of business that compete with the Competing Business;

(x)                                 providing investment management, investment advisory or similar services to any Person;

(xi)                              underwriting, marketing, selling, issuing, administering or distributing any products or services (other than Restricted Insurance Policies) in the ordinary course of business to or on behalf of any Person engaged in a Competing Business;

(xii)                           purchasing or otherwise obtaining any products (including Restricted Insurance Policies) or services in the ordinary course of business from a Person engaged in a Competing Business;

(xiii)                        any activities expressly contemplated by this Agreement or the Ancillary Agreements (including any recapture by any Seller of the reinsurance ceded under the Reinsurance Agreements or any termination of any Administrative Services Agreements); or

(xiv)                       any activities with respect to any Discovered Policy that the Parties have not mutually agreed to include as a Covered Insurance Policy as a result of the good faith cooperation and negotiation contemplated by Section 8.16.

Section 8.8                                    Further Action.

(a)                                 Prior to Closing, upon the terms and subject to the conditions of this Agreement, each Party shall use, and cause its Affiliates to use, commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to cooperate with the other Parties in doing, all things necessary, proper or advisable under Applicable Law or otherwise, to cause the conditions to the Closing to be satisfied and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including to negotiate reasonably and in good faith to finalize the terms of any such Ancillary Agreement to the extent not attached as an Exhibit to this Agreement, to the extent that they remain subject to revision as contemplated by the footnotes to the forms attached as Exhibits to this Agreement or to the extent that they are to be negotiated based on term sheets attached as Exhibits to this Agreement, as promptly as practicable.

(b)                                 Subject to Section 7.4(b)(ii) and Section 7.5, from and after the Closing Date, each of the Parties shall execute and deliver such documents, instruments of conveyance and transfer and other papers and take such further actions as may reasonably be required or appropriate from time to time to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby.

(c)                                  If, following the Closing and during the period of the Transition Services Agreement, any Acquired Asset (other than Business Records which are governed by Section 8.10) is found to have been retained by Sellers or any of the GWLA Subsidiaries in error, Sellers shall, or GWLA shall cause the applicable GWLA Subsidiary to transfer, at no cost to Buyer, such right, property or asset as soon as reasonably practicable to Buyer or as directed in writing by Buyer.  Without limiting the foregoing but subject to Section 7.4(b)(ii) and Section 7.5, from and after the Closing Date each Seller shall, and GWLA shall cause the GWLA Subsidiaries to, do all things necessary, proper or advisable under Applicable Law as reasonably requested by Buyer to put Buyer in effective possession, ownership and control of the Acquired Assets, and Buyer shall cooperate with each Seller for such purpose.

Section 8.9                                    Ancillary Agreements.  On the Closing Date, Buyer shall, and shall cause each Buyer Party to, and each Seller shall, and shall cause each Seller Party to, execute and deliver each of the Ancillary Agreements to which it is a party if such Ancillary Agreement has not been executed on the date hereof.

Section 8.10                             Transfer and Maintenance of Books and Records.

(a)                                 All Business Records shall be transferred to Buyer as provided in the Transition Services Agreement; provided that such Business Records shall (A) exclude Business Records that are subject to any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine, except as provided below and (B) not be required to be transferred to Buyer to the extent that transferring such Business Records to Buyer would contravene any Applicable Law, Court Order, Regulatory Agreement, fiduciary duty or Contract or obligation of confidentiality owing to any non-affiliated Person as of the date hereof (including any confidentiality agreement to which a Seller or any of its Affiliates is a party as of the date hereof), it being understood that each Seller shall reasonably cooperate and use commercially reasonable efforts in connection with any requests for waivers that would enable the otherwise required transfer to Buyer to occur without so contravening such Applicable Law, Court Order, duty, Contract or obligation, including by entering into a customary joint defense agreement or common interest agreement with Buyer.  Originals or copies of the Business Records may be retained by Sellers or their Affiliates for recordkeeping, legal or compliance purposes.  Notwithstanding (A) above, the Parties acknowledge and agree that for any legal opinion or similar document that relates primarily or exclusively to the Covered Insurance Policies, the Parties assert a joint and common interest that is intended to preserve the legal privilege or immunity concerning such opinions or documents and the Parties will take all commercially reasonable actions requested by the other Party to preserve such legal privilege or immunity.  If Buyer requests delivery of any legal opinion or similar document, the applicable Seller shall deliver the requested legal opinion or similar document to Buyer provided that the applicable Seller is able to do so without waiving attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine, including through a joint or common interest that would preserve such legal privilege.

(b)                                 After the Closing, each Seller shall, Buyer shall and shall cause its Affiliates to, and GWLA shall cause the GWLA Subsidiaries to, preserve, until such date as may be required by the standard document retention policies of the Person required to preserve the relevant records (or such later date as may be required by Applicable Law), all pre-Closing Date records to the extent related to the Business possessed or to be possessed by such Person.  During such period, upon any reasonable request from a Party or its Representatives, the Party holding such records shall (i) provide to the requesting Party or its Representatives reasonable access to such records during normal business hours; provided, that such access shall not unreasonably interfere with the conduct of the business of the Party holding such records, and (ii) permit the requesting Party or its Representatives to make copies of such records, in each case, at no cost to the requesting Party or its Representatives (other than for reasonable out-of-pocket expenses).  Nothing herein shall require any Party to (i) disclose any information to the other if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any Applicable Law, Court Order, Regulatory Agreement, fiduciary duty or Contract or obligation of confidentiality owing to any non-affiliated Person (including any confidentiality agreement to which the disclosing Party or any of its Affiliates is a party) (it being understood that the disclosing Party shall cooperate in any commercially reasonable efforts to obtain waivers that would enable otherwise required disclosure to the requesting Party or its Representatives to occur without so jeopardizing privilege or contravening such Applicable Law, Court Order, duty, Contract or obligation), (ii) (except as provided in Article XII) to disclose its Tax records or any personnel or related records or (iii) with respect to Sellers and their Affiliates, provide access to or copies of the portion of any books or records that contain information relating to the Excluded Businesses.  Such records may be sought under this Section 8.10 for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, federal securities disclosure or other similar purpose (other than for purposes relating to claims between Sellers and Buyer or any of their respective Affiliates under this Agreement or any Ancillary Agreement).  Notwithstanding the foregoing, any and all such records may be destroyed by a Party if such destroying party sends to the other Party hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless the other Party notifies the destroying Party that such other Party desires to obtain possession of such records, in which event the destroying Party shall transfer the records to such requesting Party and such requesting Party shall pay all reasonable expenses of the destroying Party in connection therewith.

Section 8.11                             Seller Deletion of Software and Data.  In the event that after the Closing Buyer becomes aware of any instance of any Software or data in its possession that is owned by a Seller or any of its Affiliates and that is not licensed to Buyer, Buyer shall promptly notify Sellers and use commercially reasonable efforts to delete such instances of the Software or data as soon as practicable; provided, that Buyer shall not delete any data until at least five (5) Business Days following such notification, and if within such five (5) Business Day period a Seller notifies Buyer that such Seller desires to obtain possession of a copy of such data prior to its deletion, Buyer shall transfer a copy to such Seller and such Seller shall pay all reasonable expenses of Buyer in connection therewith.

Section 8.12                             Seller Affiliated Funds; Investment Advisory Agreement.

(a)                                 During the three-year period following the Closing Date, Buyer shall, and shall cause each of its Affiliates to, (i) continue to offer the mutual funds set forth on Schedule 8.12(a) (the “Seller Affiliated Funds”) as an investment option within the Covered Insurance Policies to the same extent such Seller Affiliated Funds are offered as an investment option within the Covered Insurance Policies as of the date hereof and (ii) in connection therewith, not directly or indirectly target, through any employees (including the Transferred Employees) or otherwise, any Policy Holder for replacement of a Seller Affiliated Fund as an investment within such Covered Insurance Policy with a mutual fund offered by Buyer or its Affiliates or by an organization with which Buyer or its Affiliates has an arrangement to offer such organization’s mutual funds as investment options in exchange for the payment to Buyer or its Affiliates of distribution services fees, administrative services fees, shareholder services fees or other payments.

(b)                                 From and after the Closing, notwithstanding any rights or obligations contained in the Administrative Services Agreements, Buyer shall not, directly or indirectly, exercise any rights under the Investment Advisory Agreement between GWLA and GW Capital Management, LLC (“GWCM”), dated September 29, 2003, as amended by the Amendment dated January 3, 2011 (as so amended, the “Investment Advisory Agreement”) to terminate, non-renew, modify or amend the Investment Advisory Agreement, or to otherwise remove GWCM as investment manager or adviser, with respect to any or all of the Separate Accounts specified on Schedule 8.12(b) (or sub-accounts thereof), unless (i) GWCM becomes the subject of any bankruptcy, insolvency, assignment for the benefit of creditors, arrangement, reorganization, composition, readjustment, liquidation, dissolution or other debtor relief proceeding, or if a receiver, custodian, liquidator, fiscal agent or trustee is appointed it or any of its assets, in any case, under any Applicable Law, whether now existing or hereafter enacted, (ii) GWCM is in material breach of the Investment Advisory Agreement, (iii) GWCM, in its performance under the Investment Advisory Agreement with respect to such Separate Account or sub-account thereof, over a trailing three (3) year period as measured at the end of any calendar quarter, materially underperforms in comparison to the market indices described on Schedule 8.12(b); provided that Buyer has given notice of such underperformance to GWCM and such Separate Account or sub-account does not materially underperform the relevant market index as of the end of each of the two following calendar quarter ends, (iv) as required by Applicable Law, (v) with respect to Separate Accounts or sub-accounts for which GWLA is the stable value provider, the related Stable Value Wrap Agreement between GWLA and such Separate Account is terminated, (vi) such action is requested by the holder of the relevant Covered Insurance Policy or (vii) with respect to Separate Accounts or sub-accounts for which GWLA is not the stable value provider, (A) such action is requested by the third party stable value provider (if any) to such Separate Account or sub-account or (B) such action is first taken on or after the seventh anniversary of the Closing Date; provided, in each case of (v), (vi) and (vii), that Buyer shall not, directly or indirectly, encourage, suggest or request that any Person take any such action; and provided, further, that in the case of (v), this provision shall not preclude Buyer from exercising its rights under the Administrative Services Agreements to terminate such Stable Value Wrap Agreement in accordance with its terms.  If the Investment Advisory Agreement is terminated, GWLA shall have no obligation to continue in-force any Stable Value Wrap Agreement where it served as the investment manager or adviser for the related Separate Account, notwithstanding any rights or obligations contained in the Administrative Services Agreements.  Prior to the Closing, Sellers shall cause the Investment Advisory Agreement to be amended, effective as of the Closing, to provide that, in addition to the termination rights currently included in such Agreement, GWLA shall have the right to terminate it in the circumstances specified above after reasonable prior notice; provided that such amendment shall be reasonably acceptable to Buyer.

Section 8.13                             Post-Closing Receipts.  To the extent that, after the Closing, (a) Buyer or any of its Affiliates receives any mail for a Seller or its Affiliates, or any payment or instrument that is for the account of a Seller or any of its Affiliates according to the terms of this Agreement or any Ancillary Agreement, Buyer shall promptly deliver such mail, amount or instrument to such Seller, and (b) a Seller or any of its Affiliates receives any mail for Buyer or its Affiliates, or any payment or instrument that is for the account of Buyer or any of its Affiliates according to the terms of this Agreement or any Ancillary Agreement, such Seller shall promptly deliver such mail, amount or instrument to Buyer.

Section 8.14                             Division.  At any time following the Closing, upon written notice to Buyer, any Seller may elect to effect a Division for the purpose of dividing into two insurance companies, with one resulting insurance company (the “Resulting Company”) succeeding to only the Reinsured Liabilities, Acquired Assets and Assumed Liabilities (and not, for the avoidance of doubt, any other asset or Liability, including the Excluded Assets and the Excluded Liabilities) of such Seller, and one or more other resulting insurance companies succeeding to all other assets and liabilities of such Seller (including all Governmental Permits of such Seller and including the Excluded Assets and Excluded Liabilities).  In such event, Buyer and Sellers shall use commercially reasonable efforts to (i) cooperate in good faith with and assist each other in developing a Plan of Division, pursuant to which Buyer or a Reinsurer would acquire (subject to applicable regulatory approvals) the Resulting Company by the merger of the Resulting Company with and into Buyer or a Reinsurer, with the merger to occur immediately following the Division and (ii) effect the Division and subsequent merger promptly following the approval by the applicable Governmental Body of the Plan of Division and the receipt of all other applicable regulatory approvals in connection with the Division and subsequent merger, each of which shall be on terms and conditions that are reasonably acceptable to Buyer; provided, that neither Buyer nor any of its Affiliates shall be obligated to accept any such approval that requires Buyer or any of its Affiliates to take or refrain from taking, or to agree that it or any of its Affiliates will take or refrain from taking, any action, including any requirement or commitment to provide capital to the Resulting Company, that would result in the Resulting Company or Buyer or any of its Affiliates assuming any asset or Liability other than the Reinsured Liabilities, Acquired Assets and Assumed Liabilities.  Any costs, fees and expenses (including those reasonably incurred by Buyer or its Affiliates) associated with the obligations in this Section 8.14 shall be borne by Sellers.  For the avoidance of doubt, effecting a Division shall not affect any of the obligations of the Parties pursuant to Article XI or otherwise cause either party to assume any Liability that is the responsibility of another Party under this Agreement).

Section 8.15                             Financial Information.

(a)                                 From the date hereof until the Closing Date, Sellers shall provide, and GWLA shall cause the GWLA Subsidiaries to provide, reasonable cooperation in connection with (i) the filing by Buyer or any of its Affiliates of any registration statement or other documents under the Securities Act, (ii) the satisfaction by Buyer or any of its Affiliates of any of its reporting obligations under, and in compliance with, the Exchange Act, and (iii) the preparation of any prospectus, private placement memorandum or other offering document to be used in connection with any public offering, private placement or other financing transaction of Buyer or any of their Affiliates, in each case as may be reasonably requested by Buyer and related to the Business, including by furnishing to Buyer upon its reasonable request any audited or unaudited financial statement, audit reports or other financial information or data with respect to pre-Closing periods of the Business, in each case, to the extent reasonably available to Sellers or the GWLA Subsidiaries through the exercise of commercially reasonable efforts.

(b)                                 Following the Closing and for so long as the Transition Services Agreement remains in effect, upon Buyer’s reasonable request, Sellers shall provide, and shall cause the GWLA Subsidiaries to provide, reasonable cooperation to assist Buyer and its Affiliates in the preparation of any financial information about the Business that relates to pre-Closing periods and is reasonably deemed by Buyer or any of its Affiliates to be necessary or appropriate to be included in (i) any item to be filed with or submitted to the insurance department and any other relevant insurance regulatory authority, (ii) any document to be filed with or furnished to the SEC by Buyer or any of its Affiliates pursuant to the requirements of the Securities Act or the Exchange Act (or any rules and regulations thereunder) or (iii) any prospectus, private placement memorandum or other offering document to be used in connection with any public offering, private placement or other financing transaction of Buyer or any of its Affiliates, including by furnishing to Buyer upon its reasonable request any audited or unaudited financial statement, audit reports or other financial information or data with respect to pre-Closing periods the Business, in each case, to the extent prepared in the ordinary course and reasonably available to Sellers or the GWLA Subsidiaries through the exercise of commercially reasonable efforts.

(c)                                  Buyer shall promptly, upon request by Sellers, reimburse Sellers and their Affiliates, as applicable, for all reasonable, documented, out-of-pocket costs and expenses together with a reasonable allocation of overhead expenses incurred by Sellers or their Affiliates, as applicable, in connection with the cooperation contemplated by this Section 8.15.

Section 8.16                             Discovered Policies.  If, during the period following the execution of this Agreement until the five (5) year anniversary of the Closing Date, any Party becomes aware of any Policy that such Party reasonably believes should be included on Schedule 1.1(e) because it is otherwise identified or described on the internal systems, books and records or other data of Sellers as constituting part of the Individual Markets Segment but was excluded from such Schedule inadvertently or for a good faith reason, and is not an Administered-Only Policy or Excluded Policy listed on Schedule 1.1(k) (each such Policy, a “Discovered Policy”), such Party shall promptly notify the other Parties in writing of the existence of such Discovered Policy, and the Parties shall cooperate and negotiate in good faith with respect to such matter and, if the Parties mutually agree as a result of such good faith cooperation and negotiation, to supplement Schedule 1.1(e) to include such Discovered Policy as a Covered Insurance Policy as though it had originally been set forth on Schedule 1.1(e), including the amount payable to the relevant Reinsurer in respect of the reinsurance of the applicable Liabilities relating to such Discovered Policy to the extent that reserves for such Liabilities were not otherwise appropriately taken into account or reflected in the Closing Statement of General Account Net Settlement (as finally determined pursuant to Section 2.4), and the applicable Seller shall transfer to the Reinsurer Eligible Assets with a Fair Market Value equal to such amount, if any, as a condition to the effectiveness of such amendment to Schedule1.1(e).  The Parties shall take such actions, execute such instruments and otherwise cooperate to the extent reasonably necessary to give effect to the foregoing, including supplementing Schedule 1.1(A) of the applicable Reinsurance Agreement to include an agreed-upon Discovered Policy as though it had originally been set forth on such Schedule 1.1(A).

Section 8.17                             No Financing Condition.  Notwithstanding anything to the contrary in this Agreement or in any of the Ancillary Agreements, Buyer acknowledges and agrees that its and each Buyer Party’s obligations to effect the transactions contemplated by this Agreement and the Ancillary Agreements are not conditioned upon the availability to Buyer or such Buyer Party of any debt, equity or other financing in any amount whatsoever.

Section 8.18                             Additional Deliveries.

(a)                                 From and after the date hereof and until the Closing, Sellers shall promptly notify Buyer in the event that Milliman, Inc. issues a new or revised Actuarial Report or any errata with respect to the Actuarial Report (and shall promptly deliver a copy thereof to Buyer) or notifies Sellers or any of their Affiliates that the Actuarial Report is inaccurate in any material respect.

(b)                                 No later than one (1) Business Day following the Closing Date, Sellers shall provide Buyer with a disc containing an updated Seriatim File (collectively, the “Updated Seriatim File”) in the same form, and including the same categories of information, as the Seriatim File, updated to provide such information as of the Effective Time.

(c)                                  Sellers shall make the deliveries contemplated by Section 5.1(c).

ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement to consummate the Closing shall be subject to the satisfaction or waiver (by Buyer), on or prior to the Closing Date, of the following conditions; provided, that Buyer may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by a breach of this Agreement by Buyer:

Section 9.1                                    No Misrepresentation or Breach of Covenants and Warranties.

(a)                                 Each of the covenants and agreements of each Seller set forth in this Agreement to be performed on or prior to the Closing shall have been performed in all material respects.

(b)                                 (i) Each of the Seller Specified Warranties shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on the Closing Date (except for such representations and warranties that are made as of a specific date, which shall be true and correct with the same force and effect as though made on and as of such date); and (ii) each of the other representations and warranties of Sellers contained in Article IV and Article V shall be true and correct (without regard to any references to “material” or “Material Adverse Effect” or any other materiality qualifier or reference) in all respects on and as of the date of this Agreement and on and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall be true and correct with the same force and effect as though made on and as of such date), except where the failures of such representations and warranties referenced in clause (ii) to be true and correct, taken together, have not had, and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Sellers or the Business.

(c)                                  Sellers shall have delivered to Buyer a certificate, dated the Closing Date and signed on behalf of each Seller by a duly authorized officer, certifying the satisfaction of the conditions in Section 9.1(a) and Section 9.1(b) (which certificate shall not impose any personal liability on such officer).

Section 9.2                                    Governmental Consents.  All Governmental Consents set forth in Section 9.2 of the Buyer Disclosure Schedule and Section 10.2 of the Seller Disclosure Schedule shall have been obtained or the applicable waiting period in respect thereof shall have expired or been terminated without disapproval thereof, without imposition of a Burdensome Condition.

Section 9.3                                    No Restraint.  No Court Order shall have been issued by any court of competent jurisdiction and be in effect, and no Action shall have been instituted by any Governmental Body, in each case, that restrains or prohibits the Closing or the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 9.4                                    No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Business that is continuing as of the Closing Date.

Section 9.5                                    Third-Party Consents.  Buyer shall have received written evidence in substance reasonably satisfactory to Buyer of the Third-Party Consents set forth in Section 9.5 of the Buyer Disclosure Schedule; provided, that if any such Third-Party Consents have not been obtained, Buyer and Sellers shall have agreed on an alternative arrangement to the reasonable satisfaction of Buyer, as provided in such Section 9.5 of the Buyer Disclosure Schedule.

Section 9.6                                    Transfer Approval.

(a)                                 The Colorado Division of Insurance shall have waived the need for the Transfer Approval, thereby permitting GWLA (on behalf of Buyer) to transfer assets from the separate account of its index-linked variable annuities that are Covered Insurance Policies to the general account without such approval;

(b)                                 the Colorado Division of Insurance shall have replaced the Transfer Approval with an approval that (i) extends the term thereof and (ii) permits GWLA (on behalf of Buyer) to transfer assets from such separate account to the general account without Financial Conditions (unless GWLA shall have otherwise provided Buyer with an indemnity reasonably acceptable to Buyer from all Losses sustained by Buyer as a result of GWLA’s failure to satisfy any of the Financial Conditions with respect to such Transfer Approval or any approval replacing or supplementing such Transfer Approval); or

(c)                                  (i) the Colorado Division of Insurance shall have clarified to the reasonable satisfaction of Buyer that the requirement for its approval to transfer assets from such separate account to the general account only applies to new businesses and is not required for the business plan that Buyer presents and (ii) GWLA shall have provided Buyer with an indemnity reasonably acceptable to Buyer from all Losses sustained by Buyer as a result of GWLA’s failure to satisfy any of the Financial Conditions with respect to such Transfer Approval or any approval replacing or supplementing such Transfer Approval.

ARTICLE X
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of each Seller under this Agreement to consummate the Closing shall be subject to the satisfaction or waiver (by such Seller), on or prior to the Closing Date, of the following conditions; provided, that no Seller may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by a breach of this Agreement by any Seller:

Section 10.1                             No Misrepresentation or Breach of Covenants and Warranties.

(a)                                 Each of the covenants and agreements of Buyer set forth in this Agreement to be performed on or prior to the Closing shall have been performed in all material respects.

(b)                                 (i) Each of the Buyer Specified Warranties shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on the Closing Date (except for such representations and warranties that are made as of a specific date, which shall be true and correct with the same force and effect as though made on and as of such date); and (ii) each of the other representations and warranties of Buyer in Article VI shall be true and correct (without regard to any references to “material” or “Material Adverse Effect” or any other materiality qualifier or reference) in all respects on and as of the date of this Agreement and on and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall be true and correct with the same force and effect as though made on and as of such date), except where the failures of such representations and warranties referenced in clause (ii) to be true and correct, taken together, have not had, and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Buyer.

(c)                                  Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed on behalf of Buyer by a duly authorized officer, certifying the satisfaction of the conditions in Section 10.1(a) and Section 10.1(b) (which certificate shall not impose any personal liability on such officer).

Section 10.2                             Governmental Consents.  All Governmental Consents set forth in Section 9.2 of the Buyer Disclosure Schedule and Section 10.2 of the Seller Disclosure Schedule shall have been obtained or the applicable waiting period in respect thereof shall have expired or been terminated without disapproval thereof.

Section 10.3                             No Restraint.  No Court Order shall have been issued by any court of competent jurisdiction and be in effect, and no Action shall have been instituted by any Governmental Body, in each case, that restrains or prohibits the Closing or the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 10.4                             No Triggering Event.  Since the date of this Agreement, there shall not have occurred any event that, assuming the Reinsurance Agreements were in force, would result in or would reasonably be expected to result in a Triggering Event or Recapture Triggering Event (as each such term is defined in the Reinsurance Agreements) that is continuing as of the Closing Date (without regard to any applicable cure period provided for in the Reinsurance Agreements).

ARTICLE XI
INDEMNIFICATION

Section 11.1                             Indemnification; Remedies.

(a)                                 From and after the Closing, GWLA shall indemnify, defend and hold harmless Buyer, its Affiliates, and their respective employees, officers and directors and their respective successors and permitted assignees (collectively the “Buyer Indemnified Persons”) from and against all Losses imposed on, sustained, incurred or suffered by any of the Buyer Indemnified Persons resulting from, arising out of or relating to (whether or not arising from a Third-Party Claim):

(i)                                     any breach or inaccuracy of any of GWLA’s representations and warranties contained in this Agreement (other than any breach of the representations and warranties contained in Section 5.6, which shall be subject to indemnification in accordance with Article XII);

(ii)                                  any breach by any Seller or the failure of any Seller to perform any of its covenants or agreements contained in this Agreement (other than any breach of the covenants contained in Article XII, which shall be subject to indemnification in accordance with Article XII);

(iii)                               any Excluded Liabilities (other than Pre-Closing Taxes, which shall be subject to indemnification in accordance with Article XII); or

(iv)                              any inaccuracy in or omission from the description of the terms, as of the Effective Time, of the Shoebox Policies, or the insured lives thereunder, set forth in the Shoebox Policy Spreadsheets.

(b)           From and after the Closing, Buyer shall indemnify, defend and hold harmless each Seller, its Affiliates, their respective employees, officers and directors and their respective successors and permitted assignees (collectively the “Seller Indemnified Persons”) from and against all Losses imposed on, sustained, incurred or suffered by any of the Seller Indemnified Persons resulting from, arising out of or relating to (whether or not arising from a Third-Party Claim):

(i)                                     any breach or inaccuracy of any of Buyer’s representations and warranties contained in this Agreement;

(ii)                                  any breach or failure to perform of any of Buyer’s covenants or agreements contained in this Agreement (other than any breach of the covenants contained in Article XII, which shall be subject to indemnification in accordance with Article XII); or

(iii)                               any Assumed Liabilities.

(c)           For purposes of determining the existence of any breach or inaccuracy of any representation or warranty that is subject to indemnification under Section 11.1(a)(i), Section 11.1(b)(i) or Article XII and the amount of any Losses resulting therefrom, each representation and warranty contained in this Agreement shall be read without regard to any materiality or Material Adverse Effect qualifiers contained therein (other than any such limitation or qualification contained in Section 5.4(b) or Section 5.12(a) and, other than as may be inherent in the methods, procedures and practices that constitute SAP, for purposes of Section 5.1(a), (b) and (d)).

(d)                                 GWLA’s and Buyer’s indemnification obligation under Section 11.1(a) and Section 11.1(b), respectively, shall be subject to each of the following limitations:

(i)                                     With respect to indemnification for Losses arising out of any breach or inaccuracy of any representation or warranty contained in this Agreement (other than (x) with respect to Sellers, Section 4.1, Section 4.2(a) and Section 5.19 (the “Seller Specified Warranties”) and (y) with respect to Buyer, Section 6.1, Section 6.2(a) and Section 6.8 (the “Buyer Specified Warranties” and, together with the Seller Specified Warranties, the “Specified Warranties”), which shall survive the Closing Date indefinitely), such obligation to indemnify shall terminate on the eighteen (18) month anniversary of the Closing Date unless, before such date, a Seller or Buyer, as applicable, has provided the other Party with an applicable Claim Notice;

(ii)                                  Except in the case of actual fraud or Willful Breach or with respect to any Specified Warranty, there shall be no obligation to indemnify, with respect to a Seller, under Section 11.1(a)(i), or, with respect to Buyer, under Section 11.1(b)(i):

(A)                               for any claim (or series of related claims arising from the same underlying facts, events or circumstances) where the Losses relating thereto are less than $100,000 (it being understood that Losses relating to such claim (or series of related claims arising from the same underlying facts, events or circumstances) shall not be aggregated for purposes of the immediately following clause (B));

(B)                               unless the aggregate of all Losses for which, but for this clause (B), Sellers would be liable under Section 11.1(a)(i), or Buyer would be liable under Section 11.1(b)(i), as applicable, exceeds on a cumulative basis an amount equal to $9,200,000, and then only to the extent of such excess; and

(C)                               for any amount in excess of $92,000,000, in the aggregate.

(iii)                               Notwithstanding anything contained in this Agreement to the contrary, in the event that any fact, event or circumstance results in payment to a Reinsurer of a Reinsurance Settlement Amount pursuant to Section 2.3(e), and such fact, event or circumstance would also constitute a breach of or inaccuracy in any of a Seller’s representations or warranties under this Agreement, such Seller shall have no obligation to indemnify any Buyer Indemnified Person with respect to such breach or inaccuracy to the extent of such Reinsurance Settlement Amount;

(iv)                              The amount of any Loss sustained by any Indemnified Party shall be reduced by (A) the net amount of any insurance proceeds actually received by such Indemnified Party with respect to such Loss (calculated net of any out-of-pocket expenses incurred by such Indemnified Party in collecting such amount; provided, that nothing in this Section 11.1(d)(iv) shall obligate any Party to maintain any insurance); (B) the net amount of any indemnity payment, contribution or other similar payment such Buyer or any Buyer Indemnified Person or Seller or any Seller Indemnified Person, as the case may be, actually received from any third party not Affiliated with such Indemnified Party with respect to such Loss; and (C) an amount equal to the net amount of any reduction of Taxes attributable to such Loss that is actually realized by the Indemnified Party (or, in the case of affiliated, consolidated, combined, unitary or similar Taxes, by the affiliated, consolidated, combined, unitary or similar group of which the Indemnified Party is a member) in the taxable year in which the Loss occurred; in each case, (1) net of any deductible, retention, costs or other expenses incurred by such Indemnified Party in connection therewith and (2) only to the extent that the Indemnified Party would otherwise retain an amount greater than the full amount of the Loss sustained as a result of the underlying claim; and

(v)                                 Notwithstanding anything contained in this Agreement to the contrary, GWLA shall not be under any obligation to indemnify any Buyer Indemnified Person for any Loss to the extent that such Loss was specifically reflected or reserved for on the Closing Statement of General Account Net Settlement, as finally resolved in accordance with Section 2.3 and Section 2.4.

(e)                                  The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.  The representations, warranties and covenants of the parties, and the Indemnified Parties’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of (and the Indemnified Parties shall be deemed to have relied upon the representations and warranties of any other party set forth herein notwithstanding) (i) any investigation made by or on behalf of such Indemnified Party or any of its Representatives or by reason of the fact that any of the Indemnified Parties or any of such Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, regardless of whether such investigation was made or such knowledge was obtained before or after the execution and delivery of this Agreement or (ii) the waiver of any condition by such Indemnified Party or any of its Affiliates set forth in Article IX or Article X, as applicable.

(f)                                   Except as expressly provided herein, this Section 11.1 shall not apply with respect to indemnification for Losses relating to Taxes, Product Tax Non-Compliance or Buyer Product Tax Non-Compliance, which shall be subject to indemnification in accordance with Article XII.

Section 11.2                             Notice of Claim; Defense.

(a)                                 If (i) any non-affiliated third party (a “Third Party”) or Governmental Body institutes, threatens or asserts any Action that may give rise to Losses for which a Party (an “Indemnifying Party”) may be liable for indemnification under this Article XI (a “Third-Party Claim”) or (ii) any Person entitled to indemnification under this Agreement (an “Indemnified Party”) shall have a claim to be indemnified by an Indemnifying Party that does not involve a Third-Party Claim, then the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying the nature of such claim and a good faith estimate of the amount of all related Losses (a “Claim Notice”).  The failure of an Indemnified Party to give a timely and adequate Claim Notice shall not relieve the Indemnifying Party of its obligations under this Article XI except to the extent that the Indemnifying Party is actually prejudiced by such failure, it being understood that Claim Notices in respect of a breach of a representation or warranty must be delivered prior to the expiration of any applicable survival period specified in Section 11.1(d)(i) for such representation or warranty and that Claim Notices in respect of a breach of a covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 14.1 for such covenant or agreement; provided, that if, prior to such applicable date, the Indemnified Party shall have notified the Indemnifying Party in accordance with the requirements of this Section 11.2(a) of a claim for indemnification under this Article XI (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article XI notwithstanding the passing of such applicable date.

(b)                                 The Indemnifying Party may, by notice delivered within twenty (20) Business Days after the receipt of a Claim Notice with respect to a Third-Party Claim, assume the defense and control of such Third-Party Claim (at the expense of such Indemnifying Party).  The Indemnified Party may take any actions reasonably necessary to defend any Third-Party Claim prior to the time that it receives notice from the Indemnifying Party as contemplated by the preceding sentence.  The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Third-Party Claim relates to or arises in connection with any criminal or insurance regulatory enforcement proceeding, action, indictment, allegation or investigation against the Indemnified Party or (ii) the Third-Party Claim would reasonably be expected to result in an injunction or equitable relief against the Indemnified Party that would, in each case, have a material effect on the operation of the business of such Indemnified Party or any of its Affiliates.

(c)                                  Subject to Section 11.2(b), in the event of a Third-Party Claim, if the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party may elect to retain counsel reasonably acceptable to the Indemnified Parties to represent such Indemnified Parties in connection with such Action and shall pay the fees, charges and disbursements of such counsel.  Subject to Section 11.2(b), if the Indemnifying Party so elects, the Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Action; provided, that (i) the Indemnifying Party shall control the defense of the Indemnified Parties in connection with such Action and (ii) the Indemnified Parties and their counsel shall reasonably cooperate with the Indemnifying Party and its counsel in connection with such Action.  The Indemnifying Party shall not settle any such Action without the relevant Indemnified Parties’ prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless the terms of such settlement (A) provide for no relief other than the payment of monetary damages in an amount less than or equal to the maximum indemnification responsibility of the Indemnifying Party, (B) involve no finding or admission of any breach or violation by any Indemnified Party and (C) include an express unconditional release of each Indemnified Party from all Liability arising from such Action.  Notwithstanding the foregoing, if the Indemnifying Party elects not to retain counsel and assume control of such defense, then the Indemnified Parties shall retain counsel reasonably acceptable to the Indemnifying Party in connection with such Action and assume control of the defense in connection with such Action, and the fees, charges and disbursements of no more than one such counsel per jurisdiction selected by the Indemnified Parties shall be reimbursed by the Indemnifying Party.  Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Action that is entered into without its prior written consent (which shall not to be unreasonably withheld, conditioned or delayed).

(d)                                 From and after the delivery of a Claim Notice involving a Third-Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its counsel, experts and Representatives full access, during normal business hours, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to such Claim Notice at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Parties), subject to any bona fide claims of attorney-client privilege.

(e)                                  In the event any Indemnifying Party receives a Claim Notice from an Indemnified Party that does not involve a Third-Party Claim, the Indemnifying Party shall notify the Indemnified Party within sixty (60) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article XI; provided that the failure of an Indemnifying Party to give such notice shall not affect such Indemnifying Party’s obligations under this Article XI except to the extent that the Indemnified Party is prejudiced by such failure to give such notice.

(f)                                   If there shall be any conflicts between the provisions of this Section 11.2 and Article XII, the provisions of Article XII shall control with respect to Tax contests.

Section 11.3          No Duplication; Exclusive Remedy.

(a)                                 Any Liability for indemnification hereunder and under any Ancillary Agreement shall be determined without duplication of recovery by reason of the same Loss.

(b)                                 Prior to the Closing, other than in the case of actual fraud by a Seller, the sole and exclusive remedy of Buyer for any breach or inaccuracy of any representation or warranty contained in this Agreement or any certificate or instrument delivered hereunder shall be refusal to close the transactions contemplated hereunder in accordance with Sections 9.1(a) or (b) and termination of this Agreement in accordance with Article XIII.

(c)                                  Except as provided under (i) Section 2.4, (ii) the provisions of Article XII (relating to Tax matters), (iii) the provisions hereof providing for equitable remedies, (iv) the provisions of any Ancillary Agreement (other than the Bill of Sale and the Assignment and Assumption Agreement) or (v) in the case of actual fraud, from and after the Closing, the exclusive remedy of Sellers, the Seller Indemnified Persons, Buyer and the Buyer Indemnified Persons in connection with this Agreement (and any certificate or instrument delivered hereunder) and the transactions contemplated hereby (whether under this Agreement or arising under Applicable Law) shall be as provided in this Article XI.

Section 11.4                             Limitation on Set-off.  Neither Buyer nor Sellers shall have any right to set off any unresolved indemnification claim pursuant to this Article XI against any payment due pursuant to any Ancillary Agreement.

Section 11.5                             Mitigation.  Buyer and each Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party under this Article XI, including by making commercially reasonable efforts to mitigate such claim or liability to the extent required by Applicable Law.

Section 11.6                             Recovery by Indemnified Party.  In any case where an Indemnified Party recovers from a third party not Affiliated with such Indemnified Party any amount in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to this Article XI (but only to the extent that such Person would otherwise retain an amount greater than the full amount of the Losses sustained by such Indemnified Party as a result of the underlying claim), such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (net of any out-of-pocket expenses incurred by such Indemnified Party in collecting such amount), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

Section 11.7                             Reserves.  Notwithstanding anything to the contrary contained herein, none of Sellers nor any of their Affiliates makes any representation or warranty with respect to, and nothing contained in this Agreement, the Ancillary Agreements or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby is intended or shall be construed to be a representation or warranty (express or implied) of any Seller or any of its Affiliates, for any purpose of this Agreement, the Ancillary Agreements or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby, with respect to: (i) the adequacy or sufficiency of any of the Reserves with respect to the Reinsured Business, (ii) the future profitability of the Reinsured Business or (iii) the effect of the adequacy or sufficiency of such Reserves on any “line item” or asset, liability or equity amount.  Furthermore, Buyer acknowledges and agrees that the adequacy or sufficiency of Reserves will not, in and of itself, form the basis of a determination that any representation, warranty, covenant or agreement contained in this Agreement, the Ancillary Agreements or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby and thereby has been breached.

Section 11.8                             Retained Claims.  Following the Closing, Sellers shall, at their own expense, have the sole power to direct and control each claim set forth in Schedule 1.1(j), and any matter that involves a claim by any Person, known or unknown, involving substantially the same set of facts or circumstances as were involved in any claim set forth in Schedule 1.1(j) (the “Retained Claims”), with legal counsel of their choosing.  Buyer, as the Indemnified Party, may participate, at its own expense and through legal counsel of its choice, in any such Retained Claim; provided, that (i) Sellers shall control the defense of Buyer in connection with such Retained Claim and (ii) Buyer and its counsel shall reasonably cooperate with Sellers and their counsel in connection with such Retained Claim.  Sellers shall not consent to the entry of any judgment or enter into any settlement with respect to the Retained Claim to the extent such judgment or settlement purports to restrict the future operations of the Reinsured Business without the prior written consent of the Buyer, such consent not to be unreasonably withheld, conditioned or delayed.  At the reasonable request of Sellers, Buyer shall grant Sellers and their counsel, experts and Representatives full access, during normal business hours, to the books, records, personnel and properties of Buyer to the extent reasonably related to such Retained Claim at no cost to Sellers (other than for reasonable out-of-pocket expenses of Buyer).

ARTICLE XII
TAX MATTERS

Section 12.1                             Transfer Taxes.  Any Transfer Tax imposed by any Tax Authority in connection with this Agreement and any other transactions contemplated hereby shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers, whether levied on a Seller, Buyer or their respective Affiliates.

Section 12.2                             Tax Returns and Covenants.

(a)                                 Buyer shall prepare and file, or cause to be prepared and filed, all Straddle Tax Returns required to be filed with respect to the Acquired Assets and/or the Business and pay the Taxes shown to be due thereon; provided, that Sellers shall promptly reimburse Buyer for the portion of such Tax that relates to a Pre-Closing Tax Period.  Sellers will furnish to Buyer all information and records reasonably requested by Buyer for use in preparation of any Straddle Tax Returns.  Buyer shall allow Sellers to review, comment upon and reasonably approve without undue delay any Straddle Tax Return at any time during the sixty (60) day period immediately preceding the filing of such Tax Return.

(b)                                 In the case of any Straddle Period, (i) real, personal and intangible property Taxes (“Property Taxes”) with respect to the Acquired Assets and/or the Business for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) all other Taxes relating to the Acquired Assets and/or the Business (other than income Taxes), if any, shall be apportioned on the basis of a closing of the books as of the close of business on the Closing Date.

(c)                                  Notwithstanding the other provisions of this Agreement, Sellers and Buyer shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets (including access to books and records as well as the timely provision of powers of attorney or similar authorizations) as is reasonably necessary for the filing of all Tax Returns related to the Acquired Assets, the preparation for any audit relating to such Tax Returns, and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to such Tax Returns.  For the avoidance of doubt, nothing herein shall require Sellers to provide Buyer access to any federal, state or local income, franchise or similar Tax Return that includes a Seller or its Affiliates.  Any information obtained under this Section 12.2(c) shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax audit, dispute or contest.

(d)                                 Without the prior written consent of GWLA (which consent shall not be unreasonably withheld, conditioned or delayed), none of Buyer or its Affiliates shall, to the extent it may affect Sellers and their relevant Subsidiaries with respect to Pre-Closing Tax Periods, make or change any Tax election, file any amended Tax Return, enter into any closing agreement or any other agreement or arrangement with any Tax Authority, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.  This Section 12.2(d) shall not apply to any action in the ordinary course of business to the extent consistent with the most recent past practices of a Seller or its relevant Subsidiaries, or as may be required by Applicable Law.

(e)                                  (i)                                     Buyer shall promptly notify GWLA in writing upon receipt by Buyer or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to any taxable period ending on or before the Closing Date or any Straddle Period or relating to a Tax for which any Seller may be liable pursuant to this Agreement.

(ii)                            Sellers shall have the sole right to control the conduct of any Tax audit or administrative or court proceeding relating to the Business or the Acquired Assets for a taxable period ending on or before the Closing Date or relating solely to a Tax for which any Seller otherwise may be liable pursuant to this Agreement, and to employ counsel of Sellers’ choice at Sellers’ expense; provided, that Buyer and its Representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such audit or proceeding.  Neither Buyer nor any Affiliate of Buyer shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes that could adversely affect the liability for Taxes relating to any taxable period ending on or before the Closing Date or to any Straddle Period or relating to a Tax for which any Seller would be liable pursuant to this Agreement without the prior written consent of Sellers.  Sellers may discharge at any time their indemnification obligation under Section 12.4(a) by paying Buyer the amount payable pursuant to Section 12.4(a), calculated on the date of such payment.

Section 12.3                             Tax Characterizations of Adjustments.  Sellers and Buyer agree to treat, Buyer shall cause its Affiliates to and GWLA shall cause the GWLA Subsidiaries to treat, all payments made either to or for the benefit of the other under any indemnity provisions of this Agreement and for any misrepresentations or breach of warranty or covenants as adjustments to the consideration payable pursuant to this Agreement and that such treatment shall govern for purposes hereof.

Section 12.4                             Tax Indemnification and Parties’ Responsibility.

(a)                                 Except to the extent such Taxes are subject to indemnification by Buyer pursuant to Section 12.4(b)(ii), GWLA shall indemnify and hold harmless each Buyer Indemnified Person from and against (i) all Pre-Closing Taxes (or the non-payment thereof) and (ii) all Taxes imposed on or with respect to Buyer or its Affiliates arising from or relating to any breach by such Seller or its Affiliates of any covenant under this Article XII (other than the indemnities contained in Section 12.6) or any representation or warranty under Section 5.6(a).

(b)                                 Except to the extent such Taxes are subject to indemnification by Sellers pursuant to Section 12.4(a), Buyer and its relevant Subsidiaries shall be solely responsible for, and Buyer shall indemnify and hold harmless each Seller Indemnified Person from and against (i) all Taxes imposed on or with respect to the Acquired Assets or the Business, as applicable (A) for Taxable periods beginning after the Closing Date and (B) with respect to Straddle Periods, for the portion of such Taxes allocable to the period after the Closing Date (as determined under Section 12.2(b)), and (ii) all Taxes imposed on or with respect to a Seller or its Affiliates, the Acquired Assets or the Business, arising from or relating to any breach by Buyer or its Affiliates of any covenant under this Article XII (other than the indemnities contained in Section 12.6).

(c)                                  The indemnities provided for in Section 12.4(a) and Section 12.4(b) shall survive until thirty (30) days following the expiry of the applicable statute of limitations in respect of the Taxes subject to indemnification as provided herein.

(d)                                 There shall be no obligation on the part of GWLA to indemnify Buyer under Section 12.4(a) to the extent the Tax liability arises as a result of or relates to any action outside of the ordinary course of business taken or omitted to be taken after the Closing on the Closing Date by Buyer or any of its Affiliates.

(e)                                  To the extent an amount indemnifiable under this Section 12.4, or the underlying matter that gives rise to such indemnifiable amount, gives rise to a cash Tax Benefit that is actually realized by the indemnified party in the taxable year in which the breach or obligation giving rise to such indemnification obligation occurs, such indemnified party shall refund to the indemnifying party the amount of such Tax Benefit (up to, but not in excess of, the amount of such indemnification payment) when realized.  For purpose of this paragraph, a “Tax Benefit” means the net amount by which the cash Tax liability of the indemnified party (or the group of which it is a member) is reduced, net of any Tax effect on the indemnified party or any of its Affiliates attributable to the reduction in such cash Tax liability.

Section 12.5                             Tax Refunds.  Sellers shall retain the right to any Tax refunds or credits that are attributable to the Business or the Acquired Assets in respect of Pre-Closing Tax Periods (or portions thereof) and that are actually received by Buyer, a Seller or their respective Affiliates (or otherwise credited against Tax).

Section 12.6                             Indemnification for Product Tax Non-Compliance.

(a)                                 From and after the Closing, subject to Section 12.6(d)-(g):

(i)                                     Except to the extent such Losses result from (A) any Buyer Product Tax Non-Compliance, or (B) a change in Applicable Law (or a Tax Authority’s written interpretation thereof) after the Closing Date, GWLA shall indemnify and hold harmless each Buyer Indemnified Person from and against all Losses incurred by the Buyer Indemnified Person to the extent arising out of or resulting from any actual or alleged Product Tax Non-Compliance or a breach by any Seller or any of its Affiliates of the terms of any Ancillary Agreement where the claim to which such Losses relate is made during (I) the Post-Closing Three-Year Period with respect to a Buyer Claim and (II) the Post-Closing Five-Year Period with respect to a Related Claim.  Subject to Section 12.6(d)-(g), the amount of any such Losses shall include any reasonable costs incurred by the Buyer Indemnified Person to resolve any Product Tax Non-Compliance, any related costs of remediation (including costs incurred in connection with obtaining remediation or other corrective relief from the IRS), and any amounts attributable to Related Claims made against the Buyer Indemnified Person for the Product Tax Non-Compliance.

(ii)                                  GWLA shall indemnify and hold harmless each Buyer Indemnified Person from and against all Liabilities constituting “Ceding Company Extra-Contractual Obligations” (as defined in the applicable Reinsurance Agreement) incurred by the Buyer Indemnified Person to the extent attributable to any Product Tax Non-Compliance.

(b)                                 From and after the Closing, subject to Section 12.6(d), (g) and (f):

(i)                                     Except to the extent such Losses result from a change in Applicable Law (or a Tax Authority’s written interpretation thereof) after the Closing Date, Buyer shall indemnify and hold harmless each Seller Indemnified Person from and against all Losses incurred by the Seller Indemnified Person to the extent arising out of or resulting from any Buyer Product Tax Non-Compliance where the claim to which such Losses relate is made during the Post-Closing Three-Year Period (after which no Seller Indemnified Person shall have the right to bring, assert, claim, or otherwise pursue any such claim under this Section 12.6(b)(i)).  Subject to Section 12.6(d), (f) and (g), the amount of any such Losses shall include any reasonable costs incurred by the Seller Indemnified Person to resolve any Buyer Product Tax Non-Compliance, any related costs of remediation (including costs incurred in connection with obtaining remediation or other corrective relief from the IRS), and any amounts attributable to Related Claims made against the Seller Indemnified Person for the Buyer Product Tax Non-Compliance.

(ii)                                  Buyer shall indemnify and hold harmless each Seller Indemnified Person from and against all Liabilities constituting “Reinsurer Extra-Contractual Obligations” (as defined in the applicable Reinsurance Agreement) incurred by the Seller Indemnified Person to the extent attributable to any Buyer Product Tax Non-Compliance.

(c)                                  Any Person intending to claim indemnification under this Section 12.6 must promptly provide written notice to Buyer or GWLA, as the case may be, of each claim of Product Tax Non-Compliance or Buyer Product Tax Non-Compliance (including any arising as claims under Section 12.6(a)(ii) or Section 12.6(b)(ii) as “Ceding Company Extra-Contractual Obligations” or “Reinsurer Extra-Contractual Obligations” (any such claim, an “ECO Claim”)) (a “Product Tax Claim”, and such notice, a “Product Tax Claim Notice”) that could reasonably be expected to give rise to a claim for indemnification pursuant to this Section 12.6, after the facts or circumstances providing the basis for such Product Tax Claim become known to such Person (but, in any event, promptly after receipt of any notice of a Related Claim).  A Product Tax Claim Notice shall contain (i) a summary of the facts (set forth with reasonable specificity) underlying or relating to the Product Tax Claim, (ii) any correspondence, notice or other written communication received from any Third Party with respect to the Product Tax Claim, and (iii) a statement that the claimant seeks indemnification for a Loss arising from the Product Tax Claim and the basis therefor.  The failure of an Indemnified Party to give a timely and adequate Product Tax Claim Notice shall not relieve the Indemnifying Party of its obligations under this Article XII except to the extent that the Indemnifying Party is actually prejudiced by such failure.

(d)                                 Defense of Related Claims.

(i)                                     GWLA and Buyer shall jointly control the defense and resolution of any Related Claim, provided that either Party may solely control such defense and resolution at its own expense by, within thirty (30) days after such Party’s receipt of the related Product Tax Claim Notice, providing to the other Party written notice of its agreement that, with respect to any Losses resulting from the resolution of such Related Claim, it will indemnify the Seller Indemnified Person or the Buyer Indemnified Person (as the case may be) as provided in this Section 12.6.  If the Parties jointly control such defense and resolution, then (X) each Party shall participate in such defense and resolution at its own expense, and (Y) neither Party shall consent to the entry of judgment or admit any liability with respect to or settle, compromise, discharge, or otherwise resolve any Related Claim without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).  The remediation of any Product Tax Non-Compliance or Buyer Product Tax Non-Compliance related to a Related Claim shall be controlled as provided in Section 12.6(f).

(ii)                                  To the extent a Party is not controlling the defense and resolution of a Related Claim pursuant to Section 12.6(d)(i), such Party shall have the right, but not the obligation, to participate in the defense and resolution of any Related Claim at its own expense and to employ counsel separate from the counsel employed by the other Party at the first Party’s own expense and such Party shall not settle, compromise or otherwise resolve any Related Claim without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the other Party.  The Parties shall cooperate in the defense and resolution of any Related

Claim, provided that such cooperation shall not unreasonably interfere with the business or operations of either Party.

(iii)                               Upon a settlement, compromise, or other resolution of any Related Claim (a “Related Claim Resolution”) that causes a Party to have an indemnification obligation under Section 12.6(a) or Section 12.6(b), such Party shall pay (A) all indemnified amounts due to the relevant Third Party or Governmental Body as a result of such Related Claim Resolution within the time set forth under such Related Claim Resolution and (B) all other amounts (if any) for which such Party is required to indemnify the other Party or its Affiliates pursuant to Section 12.6(a) with respect to such Related Claim Resolution as such amounts are paid by such other Party or its Affiliates; provided that, in respect of any amount described in clause (B), the indemnified Party shall promptly provide the indemnifying Party with written notice that, and information reasonably sufficient to verify that, such payment has been made.

(e)                                  During (i) the Post-Closing Three-Year Period, a Buyer Claim may be brought by Buyer pursuant to Section 12.6(a)(i) and (ii) the Post-Closing Five-Year Period, a Related Claim may be brought by Buyer pursuant to Section 12.6(a)(i).  Upon the expiration of (I) the Post-Closing Three-Year Period, Buyer shall no longer have the right to bring, assert, claim, or otherwise pursue any Buyer Claim other than with respect to (x) any matter set forth in a Product Tax Claim Notice delivered prior to the expiration of the Post-Closing Three-Year Period and (y) an ECO Claim and (II) the Post-Closing Five-Year Period, Buyer shall no longer have the right to bring, assert, claim, or otherwise pursue any Related Claim other than with respect to (x) any matter set forth in a Product Tax Claim Notice delivered prior to the expiration of the Post-Closing Five-Year Period and (y) an ECO Claim.  For the avoidance of doubt, the Product Tax Claim Notice referred to in the preceding sentence must describe the Buyer Claim or Related Claim, as applicable, in accordance with the notice requirements of Section 12.6(c) in order for Buyer to have the right to bring, assert, claim, or otherwise pursue such Buyer Claim or Related Claim, respectively, following the expiration of the Post-Closing Three-Year Period or the Post-Closing Five-Year Period, respectively.

(f)                                   Remediation of Product Tax Non-Compliance or Buyer Product Tax Non-Compliance.

(i)                                     With respect to any Product Tax Claim, Buyer and Sellers shall cooperate to determine whether there has been Product Tax Non-Compliance or Buyer Product Tax Non-Compliance, and, if necessary, to develop corrective measures that are reasonable and cost effective, taking into account all of the relevant facts and circumstances then applicable (including, without limitation, obtaining remediation or other corrective relief from the IRS), in order to remediate such Product Tax Non-Compliance or Buyer Product Tax Non-Compliance.  In addition, each Party shall, upon becoming aware of any Product Tax Non-Compliance or Buyer Product Tax Non-Compliance, consult with the other Party to the extent reasonably practicable and, prior to the implementation of full corrective measures pursuant to clauses (ii) and (iii) below, use commercially reasonable efforts to correct any deficiency in any process, procedures or systems used in the administration of the Reinsured Business, and otherwise to mitigate any Losses resulting in such Product Tax Non-Compliance or Buyer Product Tax Non-Compliance, in each case, after taking into account the relevant costs to the Parties (after taking into account expected recoveries) arising out of such Product Tax Non-Compliance or Buyer Product Tax Non-Compliance, including the Parties’ respective obligations under this Article XII.

(ii)                                  If Sellers and Buyer agree that Product Tax Non-Compliance or Buyer Product Tax Non-Compliance has occurred, and agree with respect to the appropriate corrective measures, Sellers and Buyer shall cooperate to implement such corrective measures.

(iii)                               If Sellers and Buyer cannot agree (A) whether Product Tax Non-Compliance or Buyer Product Tax Non-Compliance has occurred, or (B) with respect to the appropriate corrective measures, the dispute may be submitted to a nationally recognized law firm, actuarial firm, or the Accounting Firm, as mutually agreed to by the parties (the “Firm”), for arbitration at either Party’s option.  In the event that a dispute has been submitted to the Firm for arbitration, Seller and Buyer shall deliver to the Firm copies of any schedules, documentation or other materials that may reasonably be required by the Firm to make its determination.  The Firm will be required to determine whether Product Tax Non-Compliance or Buyer Product Tax Non-Compliance has occurred (if in dispute) and to select either the corrective measures proposed by Sellers or the corrective measures proposed by Buyer, based on which proposed corrective measures are more appropriate, reasonable, and cost effective under all of the relevant facts and circumstances then applicable.  In such determination, the Firm shall take into account any final determination made by the IRS with respect to the potential Product Tax Non-Compliance or Buyer Product Tax Non-Compliance.  The Firm shall render a determination within sixty (60) days of the referral of such matter for resolution.  The determinations of the Firm shall be final and binding on all Parties for all purposes of this Agreement.  Arbitration costs will be shared equally by the relevant Seller and Buyer.

(g)                                  The provisions set forth on Schedule 12.6 shall apply to the obligations of the Parties under this Section 12.6.

(h)                                 For the avoidance of doubt, any Liabilities owed to non-affiliated third parties that arise out of or relate to any Product Tax Non-Compliance that constitute Losses or Liabilities with respect to which any Buyer Indemnified Person is entitled to indemnification from GWLA pursuant to this Section 12.6 shall, to the extent of such indemnification obligation, be deemed Liabilities that did not transfer to, and were not reinsured or assumed by, the Buyer Indemnified Person as part of the transactions contemplated by this Agreement and the Ancillary Agreements, and that they remained Liabilities of Sellers.  It is the Parties’ intention that GWLA shall, to the extent of its indemnification obligation hereunder, be responsible for satisfying such Liabilities directly.

(i)                                     The indemnities provided for in this Section 12.6 shall survive indefinitely.

ARTICLE XIII
TERMINATION

Section 13.1                             Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)                                 by the mutual written consent of Buyer and Sellers;

(b)                                 by Buyer in the event of a material breach by Sellers of any of Sellers’ covenants, agreements, representations or warranties contained herein that would reasonably be expected to result in the conditions to Closing set forth in Section 9.1(a) or Section 9.1(b) not being satisfied on or prior to the

Termination Date; provided, that, if curable, Sellers shall have failed to cure such breach within thirty (30) days after receipt of written notice from Buyer requesting such breach to be cured;

(c)                                  by Sellers in the event of a material breach by Buyer of any of Buyer’s covenants, agreements, representations or warranties contained herein that would reasonably be expected to result in the conditions to Closing set forth in Section 10.1(a) or Section 10.1(b) not being satisfied on or prior to the Termination Date; provided, that, if curable, Buyer shall have failed to cure such breach within thirty (30) days after receipt of written notice from Sellers requesting such breach to be cured;

(d)                                 by Sellers upon the occurrence of any event that, assuming the Reinsurance Agreements were in force, would result in or would reasonably be expected to result in a Triggering Event or Recapture Triggering Event (as each such term is defined in the Reinsurance Agreements) (ignoring for this purpose any applicable cure period provided for in the Reinsurance Agreements);

(e)                                  by Buyer or Sellers if any court of competent jurisdiction shall have issued a final and non-appealable Court Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or by the Reinsurance Agreements; or

(f)                                   by Buyer or Sellers if the Closing shall not have occurred on or before November 1, 2019 or such later date as may be agreed to in writing by Buyer and Sellers (the “Termination Date”); provided, that if on the date that would have been the Termination Date the conditions set forth in Section 9.2 or Section 10.2 are the only conditions in Article IX or Article X (other than those conditions that by their terms are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, the Termination Date shall automatically be extended to February 3, 2020 without any action by any of the Parties.

Notwithstanding anything in this Section 13.1 to the contrary, no Party may terminate this Agreement pursuant to paragraphs (b), (c), (d), (e) and (f) above if its failure to perform, or delay in performing, any of its obligations or covenants, or the inaccuracy or any of its representations or warranties, in this Agreement, has been the principal cause of, or has resulted in, the event or condition purportedly giving rise to a right to terminate this Agreement under such paragraph.

Section 13.2                             Notice of Termination.  Any Party desiring to terminate this Agreement pursuant to Section 13.1 (other than Section 13.1(a)) shall give written notice of such termination to the other Parties to this Agreement.

Section 13.3                             Effect of Termination.  In the event that this Agreement shall be terminated pursuant to this Article XIII, all further obligations of the Parties under this Agreement (other than Section 8.6, this Section 13.3 and Article XIV (other than Section 14.1 and Section 14.2)) shall be terminated without further Liability of any Party to the others; provided, that nothing herein shall relieve any Party from Liability for actual fraud or Willful Breach.

ARTICLE XIV
GENERAL PROVISIONS

Section 14.1                             Survival of Representations and Warranties and Covenants.  All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement through the period during which claims for indemnification may be made for such representations and warranties pursuant to Article XI or Article XII, as applicable (at which time such representations and warranties shall terminate).  All covenants and agreements contained in this Agreement that by their terms apply or are to be performed in their entirety on or prior to the Closing shall, for purposes of indemnification under Article XI, expire on the date that is eighteen (18) months after the Closing Date, after which no claim for indemnification with respect thereto may be brought hereunder.  Any other covenant or agreement contained in this Agreement shall, for purposes of indemnification under Article XI, survive for six (6) months beyond the period provided in such covenant or agreement, if any, or otherwise, until fully performed, after which no claim for indemnification with respect thereto may be brought hereunder.

Section 14.2                             Remedies.  Each Party agrees that any failure to perform, or breach of its obligations under this Agreement may result in irreparable injury to each other Party, that the remedies available to such other Party at law alone will be an inadequate remedy for such failure or breach and that, in addition to any other legal or equitable remedies that such other Party may have, such other Party may be entitled to an injunction or injunctions to specifically enforce its rights under this Agreement and the Parties expressly waive the defense that a remedy in damages will be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any Party seeking an order or injunction to prevent or cure breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 14.3                             Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York (other than Sections 5-1401 and 5-1402 of the General Obligations Law, which shall apply).

Section 14.4                             Jurisdiction; Venue.  Except as contemplated by Article II, each of the Parties hereto irrevocably agrees that any and all Actions arising out of, relating to or in connection with this Agreement or its subject matter and the rights and obligations arising hereunder, or for recognition and enforcement of any settlement or judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party hereto or its successors or assigns, shall be brought and determined exclusively in the courts of the State of New York located in the Borough of Manhattan, the City of New York or in the courts of the United States of America for the Southern District of New York.  Each of the Parties agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 14.6 or in such other manner as may be permitted by Applicable Laws, will be valid and sufficient service thereof.  Each of the Parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts.  Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Agreement, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to any Action, the court may consolidate the Action with any other Action relating to this Agreement or to any Ancillary Agreement and the Parties hereby agree not to oppose any request by the other Party to consolidate any such Action with another Action relating to this Agreement or to any Ancillary Agreement.

Section 14.5                             Jury Waiver.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD-PERSON CLAIM OR OTHERWISE.  EACH PARTY HERETO ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION.

Section 14.6                             Notices.  All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following respective addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14.6):

(a)                                 If to Buyer, to:

c/o Protective Life Insurance Company

2801 Highway 280 South

Birmingham, Alabama 35223

Attention: General Counsel

Email:  mark.drew@protective.com

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:  Alexander M. Dye; Rajab S. Abbassi

Email: adye@willkie.com; rabbassi@willkie.com

(b)                                 If to Sellers, to:

Great-West Life & Annuity Insurance Company

8525 E. Orchard Road, 2T3,

Greenwood Village, Colorado 80111

Attention:  Richard G. Schultz

Email:  richard.schultz@greatwest.com

with a copy to (which shall not constitute notice):

Eversheds Sutherland (US) LLP

1114 Avenue of the Americas, 40th Floor

New York, New York 10036

Attention:  Bert Adams

Email: BertAdams@eversheds-sutherland.us

Section 14.7                             Successors and Assigns; No Third-Party Beneficiaries.

(a)                                 The rights and obligations of each Party under this Agreement shall not be assignable or delegable by such Party hereto without the written consent of the other Parties.

(b)                                 This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties and successors and assigns permitted by this Section 14.7 and the Buyer Indemnified Persons and the Seller Indemnified Persons any right, remedy or claim under or by reason of this Agreement.

Section 14.8                             Entire Agreement; Amendments.  This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto, the Confidentiality Agreements and the Ancillary Agreements contain the entire understanding of the Parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the Parties hereto which representations, warranties, agreements, understandings or letters of intent shall be of no force or effect for any purpose.  Except for updates to Sections 5.14(e) and 8.1(a)(i) of the Business Disclosure Schedule, or supplements to Schedule 1.1(e) made pursuant to Sections 8.16, this Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties hereto or their respective successors in interest.

Section 14.9                             Interpretation.  The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  Unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “made available” as used in this Agreement shall mean, with respect to any document, agreement or information, that such document, agreement or information has been posted to the electronic data room hosted on Intralinks at https://services.intralinks.com under the folder labeled “Project Indigo” at least two (2) Business Days prior to the date hereof.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine genders of such term.  Any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section.  Any agreement referred to herein shall include reference to all Exhibits, Schedules and other documents or agreements attached thereto.  The phrase “related to the Business” shall not have the meaning attributed to “Related to the Business”.  The singular form of the word “Party” may refer to Sellers collectively if the context requires.

Section 14.10                      Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the Party or Parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party.  The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

Section 14.11                      Expenses.  Except as otherwise expressly set forth in this Agreement and the Ancillary Agreements, each Party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

Section 14.12                      Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under Applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.  The Parties shall work together in good faith to attempt to replace the invalid provision(s) in a manner that reasonably reflects the original intent of this Agreement.

Section 14.13                      Execution in Counterparts.  This Agreement may be executed in one or more counterparts, including by electronic delivery in .pdf format, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties hereto and delivered to Sellers and Buyer.

Section 14.14                      No Public Announcement.  Neither the Parties nor any Affiliates of the Parties shall, without the approval of Buyer, in the case of Sellers and their Affiliates, and Sellers, in the case of Buyer and its Affiliates, in each case not to be unreasonably withheld, conditioned or delayed, make any press release or other public announcement concerning the transactions contemplated by this Agreement or any Ancillary Agreement, except as and to the extent that any such Person shall be so obligated by Applicable Law or the rules of any stock exchange, in which case the non-disclosing Parties shall be advised and the Parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement, to comply with the accounting and the SEC disclosure obligations or the rules of any stock exchange or as otherwise required to comply with Applicable Law.

Section 14.15                      Disclosure Schedules.  Any disclosure with respect to a Section of any Disclosure Schedule shall be deemed to be disclosed for purposes of other Sections of such Disclosure Schedule to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure to such other Sections would be reasonably apparent on the face of such disclosure to a reader of such disclosure.  Matters reflected in any Section of a Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.  No reference to or disclosure of any item or other matter in any Section of a Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Applicable Law or order of any Governmental Body shall be construed as an admission or indication that breach or violation exists or has actually occurred.

[Remainder of Page Intentionally Left Blank - Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

PROTECTIVE LIFE INSURANCE COMPANY:

By:	/s/ Nancy Krane
Name:	Nancy Krane
Title:	Senior Vice President, Acquisitions and
Corporate Development

[Signature Page to Master Transaction Agreement]

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY:

By:	/s/ Robert K. Shaw
	Name:	Robert K. Shaw
	Title:	President, Individual Markets

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK:

By:	/s/ Andra S. Bolotin
	Name:	Andra S. Bolotin
	Title:	President & CEO

THE CANADA LIFE ASSURANCE COMPANY:

By:	/s/ Andra S. Bolotin
	Name:	Andra S. Bolotin
	Title:	President & CEO, U.S. Operations

THE GREAT-WEST LIFE ASSURANCE COMPANY:

By:	/s/ Andra S. Bolotin
	Name:	Andra S. Bolotin
	Title:	President & CEO, U.S. Operations

[Signature Page to Master Transaction Agreement]